     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1999



                                                      REGISTRATION NO. 333-82557

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                          CAPROCK COMMUNICATIONS CORP.

             (Exact name of registrant as specified in its charter)

              TEXAS                               1731                            75-2765572
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)            Identification No.)

                        15601 DALLAS PARKWAY, SUITE 700
                                DALLAS, TX 75248
                                 (972) 982-9500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                             ---------------------

                           MR. JERE W. THOMPSON, JR.
                            CHIEF EXECUTIVE OFFICER
                          CAPROCK COMMUNICATIONS CORP.
                        15601 DALLAS PARKWAY, SUITE 700
                                DALLAS, TX 75248
                                 (972) 982-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

                            A. MICHAEL HAINSFURTHER
                              MARK A. KOPIDLANSKY
                         MUNSCH HARDT KOPF & HARR, P.C.
                     1445 ROSS AVENUE, 4000 FOUNTAIN PLACE
                            DALLAS, TEXAS 75202-2790
                                 (214) 855-7500
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 30, 1999


PROSPECTUS

                               OFFER TO EXCHANGE
                    11 1/2% SENIOR NOTES DUE 2009, SERIES B
                              FOR ALL OUTSTANDING
                    11 1/2% SENIOR NOTES DUE 2009, SERIES A
                                       OF

                          CAPROCK COMMUNICATIONS CORP.

           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY

                  TIME ON SEPTEMBER 1, 1999, UNLESS EXTENDED.


                             ---------------------

     This is an offer to exchange the outstanding, unregistered 11 1/2% Senior Notes due 2009 of CapRock Communications Corp. you now hold for new, substantially identical 11 1/2% Senior Notes that will be free of the transfer restrictions that apply to the old notes. The material terms of the exchange offer include the following:

- We are offering to exchange the notes we sold in a private offering for new registered notes,


- The exchange offer expires at 5:00 p.m., New York City time, on September 1, 1999, unless extended,


- The terms of the new notes are substantially identical to the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes,

- Tenders of outstanding notes may be withdrawn any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer, and

- We will exchange all outstanding notes that are properly tendered for exchange and not validly withdrawn.

     No public market exists for the outstanding notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system. We are not soliciting a proxy from holders of old notes, and such holders are requested not to send us a proxy. See "The Exchange Offer."

     SEE "RISK FACTORS" COMMENCING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------


                 The date of this prospectus is August 4, 1999.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Forward-Looking Statements..................................     3
Summary.....................................................     5
Risk Factors................................................    14
Use of Proceeds.............................................    23
Capitalization..............................................    24
Selected Consolidated Financial Data........................    25
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    27
Business....................................................    40
Regulation and Licenses.....................................    54
Management..................................................    64
Certain Transactions........................................    74
Principal Shareholders......................................    76
The Exchange Offer..........................................    78
Description of the Notes....................................    88
Book-Entry; Delivery and Form...............................   120
Description of Certain Indebtedness.........................   122
Description of Capital Stock................................   123
Certain Federal Income Tax Considerations...................   125
Plan of Distribution........................................   128
Legal Matters...............................................   128
Experts.....................................................   129
Where You Can Find More Information.........................   129
Index To Consolidated Financial Statements..................   F-1

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about CapRock including:

     - our anticipated growth strategies,

     - anticipated trends in our business, including trends in technology and the growth of communications network products and services,

     - future expenditures for capital projects, and

     - our ability to continue to control costs and maintain quality.

     These statements may be found in the sections of this prospectus entitled "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus and risks related to, among other things, building a fiber network (including obtaining the necessary rights-of-way, permits and regulatory approvals), supply and demand for data services, competition, the need for additional capital, debt and interest payment obligations, restrictions in our senior note indentures, rapid growth, dependence on local telephone companies and long distance carriers, our information systems, retention of key personnel, dependence on major customers, year 2000 problems, the continued integration of our predecessor companies, service interruptions, potential liability as an Internet service provider and protection of our intellectual property.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                             ---------------------

     In making a decision about buying these securities, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from the information contained in this prospectus. This prospectus is intended to offer no securities other than the offer to exchange your old notes for new notes issued by CapRock. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange the old notes for new notes or issuing or selling new notes in any jurisdiction where such an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or the exchange of the old notes for the new notes. Our business, financial condition, results of operations and prospects may have changed since that date.

                             ---------------------

     We use market data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed is reliable, but we have not independently verified this information. We do not represent that this information is accurate.

     We are a Texas corporation that was formed on February 3, 1998 to be a holding company for our predecessor companies. Our principal executive offices are located at 15601 Dallas Parkway, Suite 700, Dallas, Texas 75248, and our telephone number is (972) 982-9500. We maintain a World Wide Web site at www.caprock.com. The reference to our World Wide Web address does not constitute incorporation by reference of the information contained at the site. In this prospectus, the "Company," "CapRock," "we," "us" and "our" refer to CapRock Communications Corp. and its subsidiaries, including IWL Communications, Incorporated ("IWL Communications"), CapRock Telecommunications Corp. ("CapRock Telecommunications") and CapRock Fiber Network Ltd. ("CapRock Fiber"), which are our three predecessor companies, as well as CapRock Network Services, L.P., CapRock Telecommunications Leasing Corp. and CapRock Design Services, L.P., unless the context otherwise requires. CapRock and CapRock Communications are trademarks of CapRock. All other trade names or trademarks appearing in this prospectus are the property of their respective holders.

                                    SUMMARY

     This summary highlights some information contained in this prospectus and may not contain all of the information that is important to you. You should read this summary together with the more detailed information and our financial statements and notes appearing elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before tendering your old notes in exchange for new notes. You should carefully consider, among other things, the matters shown in "Risk Factors."

                                  OUR BUSINESS

     We own and operate a scalable long-haul fiber network which upon completion is expected to cover approximately 6,100 route miles throughout the Southwest region, which includes Texas, Louisiana, Arkansas, Oklahoma, New Mexico and Arizona. This fiber network supports the voice, data, bandwidth and dark fiber services we provide to our carrier and retail customers. Our 1998 revenues were $121.8 million and earnings before interest, taxes, depreciation and amortization ("EBITDA") (exclusive of merger related expenses of $2.3 million) was $15.0 million, and our revenues for the quarter ended March 31, 1999 were $37.0 million and EBITDA was $2.1 million. Over the past five years, our revenues have grown at a compound annual growth rate of 55%.


     We intend to be the premier provider of carriers' carrier services and the leading facilities-based integrated communications provider in the Southwest region. To measure our progress, we classify our revenues in three categories: carriers' carrier, integrated services and systems services. Our carriers' carrier revenues include domestic and international long distance, bandwidth and dark fiber services sold to telecommunications carriers and other wholesale customers. Currently, we have over 120 carrier customers, including AT&T, MCI WorldCom, Sprint Corporation and Qwest Communications, as well as many regional independent companies such as Century Telephone Enterprises, Inc. and Lufkin Conroe Telephone. Our integrated services revenues reflect our local, long distance, Internet, data and private line products provided to over 7,000 small and medium-sized businesses on a single bundled bill. Lastly, our systems services revenues represent the voice and data systems and services we provide primarily to the oil and gas industry offshore in and along the Gulf of Mexico.


     We are focused on the Southwest region because of this region's size and attractive growth prospects and because we believe that as a region it is currently underserved by other major telecommunications providers. We believe our ability to offer integrated telecommunications services along with superior customer service will be particularly attractive to small and medium-sized businesses that desire simple bundled plans from a single provider. Many of the smaller markets within our region do not have telecommunications alternatives to the incumbent local telephone company. We also believe that a regional focus enables us to achieve certain economies of scale due to the concentrated deployment of network assets, our sales and marketing efforts and our management. By maximizing the amount of traffic that remains on our network, we can maximize our gross profit margins and returns on invested capital.

                                  OUR STRATEGY

     Our business objectives are to establish ourselves as the premier carriers' carrier and to be the dominant integrated communications provider in the Southwest region. To achieve these objectives, we intend to:

     - build the region's most advanced, scalable and extensive fiber optic network,

     - create a strategic, regionally focused asset,

     - pursue a cost-effective network build out,

     - focus on high value-added local switching infrastructure,

     - provide bundled communications solutions to small and medium-sized businesses,

     - pursue acquisitions and strategic alliances,

     - build market share through personalized sales and customer service, and

     - leverage our advanced back office systems.

OUR NETWORK


     By the end of the year 2000, we intend to build out our fiber optic network to approximately 6,100 route miles throughout the Southwest region. We began constructing and operating a regional fiber network in 1993. At the end of 1998, the first 800 route miles of our scalable, regional fiber network were substantially completed, linking San Antonio, Laredo, McAllen, Harlingen, Corpus Christi, Victoria and Houston, Texas. Over the past two years, we have met substantially all of our milestones with respect to our construction schedules and budgets. We currently have approximately 1,700 route miles under construction and expect to have approximately 3,000 route miles completed by the end of 1999, linking south Texas, San Antonio, Houston, Austin, Waco, Dallas, Fort Worth, and Amarillo, Texas, Oklahoma City and Tulsa, Oklahoma, Little Rock, Arkansas and Monroe and New Orleans, Louisiana. We expect that the remainder of the 6,100 mile fiber network will be completed by the end of the year 2000. Given the increased demand for our fiber-based telecommunications services over the past year, we increased our planned network build out from approximately 4,300 route miles to approximately 6,100 route miles, as discussed below under "-- Recent Developments." We also increased the number of conduits being deployed along certain routes from three to four.



     In addition to our extensive fiber network, our network facilities also include eight local and long distance switches (seven which we own and one which we manage), with another three local switches scheduled to be installed by the end of the fourth quarter of 1999. We plan to colocate our equipment in 20 central offices with incumbent local telephone companies (13 of which are currently in process) for the provision of local services using unbundled network elements, or UNEs, by the end of 1999. We also plan to purchase and deploy eight asynchronous transfer mode, or ATM, data switches to support our Internet, frame relay and ATM services in the third quarter of 1999, and plan to purchase and deploy an additional 10 ATM data switches in the fourth quarter of 1999.


                              RECENT DEVELOPMENTS

     In June 1999, we publicly announced that we had extended the planned build out of our fiber network to include Arizona. When completed, this expansion will increase our fiber network by approximately 600 route miles to approximately 6,100 route miles and connect Phoenix and Tucson, Arizona with El Paso, Texas and our previously planned five-state network. We anticipate completion of the Arizona portion of our network in the first half of 2000.


     On May 18, 1999, we sold, through a private placement under Section 4(2) and Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), $210 million aggregate principal amount of our senior notes, which were priced at an interest rate of 11 1/2%. Our net proceeds from such offering, after deducting the initial purchasers' discount and estimated offering expenses, was approximately $201.4 million. As required by the terms of the registration rights agreement we entered into in connection with such offering, we have filed the registration statement (of which this prospectus is a part) to register our offer to exchange the new, registered notes for the outstanding notes. In addition, in connection with that offering, we agreed, among other things, to deliver to you this prospectus and to use our best efforts to complete the exchange offer by November 19, 1999. The terms of the exchange offer are summarized on Page 7.



     On May 6, 1999, we entered into an underwriting agreement with various underwriters to sell 4,000,000 shares of our common stock at a price per share of $22.00 in a public offering. The offering closed on May 12, 1999. We received net proceeds, after deducting underwriting discounts and expenses payable by us, of approximately $82.0 million from the sale of our common stock.


                                  OUR ADDRESS

     The mailing address of our principal executive offices is 15601 Dallas Parkway, Suite 700, Dallas, Texas 75248 and our telephone number at that address is (972) 982-9500.

                               THE EXCHANGE OFFER

The Exchange Offer.........  We are offering to exchange $1,000 principal amount of CapRock's 11 1/2% Senior Notes due 2009, Series B which have been registered under the Securities Act for each $1,000 principal amount of CapRock's outstanding 11 1/2% Senior Notes due 2009, Series A, which were issued in May 1999 in a private offering. In order to be exchanged, an old note must be properly tendered and accepted. We will exchange all notes validly tendered and not validly withdrawn. As of this date, there is $210.0 million aggregate principal amount of old notes outstanding.

Expiration and Exchange

  Dates....................  This offer will expire at 5:00 p.m., New York City time, on September 1, 1999, unless we extend it, and we will consummate the exchange on the next business day.


Registration Rights
Agreement..................  You have the right to exchange the old notes that you now hold for new notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

Conditions.................  This offer is conditioned only upon compliance with the securities laws. The offer applies to any and all old notes tendered by the deadline.

Withdrawal Rights..........  You may withdraw your tender of old notes at any time before the offer expires.

Federal Income Tax
  Consequences.............  The exchange will not be a taxable event for United
                             States Federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of such exchange. However, we recommend that you consult your own tax advisor to make this determination.

Resale Without Further
  Registration.............  We believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as all of the following statements are true:

                             - you acquire the new notes issued in the exchange
                               offer in the ordinary course of your business,

                             - you are not an "affiliate," as defined under Rule
                               405 of the Securities Act, of ours, and

                             - you are not participating, and do not intend to
                               participate, and have no arrangement or
                               understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer.

                             By tendering your notes as described below, you will be making representations to this effect.

Transfer Restrictions on
New Notes..................  You may incur liability under the Securities Act if:

                             (1) any of the representations or statements listed
                                 above are not true, and

                             (2) you transfer any new note issued to you in the
                                 exchange offer without:

                                  - delivering a prospectus meeting the
                                    requirements of the Securities Act, or

                                  - an exemption from the requirements under the
                                    Securities Act to register your new notes.

                             We do not assume or indemnify you against such liability.

                             Each broker-dealer that is issued new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the new notes issued to it in the exchange offer.

Procedures for Tendering
Old Notes..................  Each holder of old notes who wishes to accept the exchange offer must:

                             - complete, sign and date the accompanying letter
                               of transmittal, or a facsimile thereof, or

                             - arrange for The Depository Trust Company to
                               transmit certain required information to the exchange agent in connection with a book-entry transfer.

                             You must mail or otherwise deliver such
                             documentation and your old notes to Chase Manhattan Trust Company, National Association, as exchange agent, at the address set forth under "The Exchange Offer -- Exchange Agent."

Failure to Exchange Will
Affect You Adversely.......  If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the old notes could be adversely affected.

Special Procedures for
Beneficial Owners..........  If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact such registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  You may comply with the procedures described in this prospectus under the heading "The Exchange Offer -- Guaranteed Delivery Procedures" if you wish to tender your old notes and:

                             - time will not permit your required documents to
                               reach the exchange agent by the expiration date of the exchange offer,

                             - you cannot complete the procedure for book-entry
                               transfer on time, or

                             - your old notes are not immediately available.

                                 THE NEW NOTES

Notes Offered..............  We are offering $210 million aggregate principal amount of our 11 1/2% Senior Notes due 2009. The form and term of the new notes will be the same as the form and terms of the outstanding notes except that:

                             - the new notes will bear a different CUSIP number
                               from the outstanding notes,

                             - the new notes will have been registered under the
                               Securities Act and, therefore, will not bear legends restricting their transfer, and

                             - you will not be entitled to any exchange or
                               registration rights with respect to the new notes.

                             The new notes will evidence the same debt as the outstanding notes, will be entitled to the benefits of the indenture governing the outstanding notes and will be treated under the indenture as a single class with the outstanding notes. The new notes will have the same financial terms and covenants as the old notes.

Issuer.....................  CapRock Communications Corp.

Maturity...................  May 1, 2009

Interest...................  Interest accrues from May 18, 1999 at the rate of
                             11 1/2% per year, payable semi-annually in arrears on each May 1 and November 1, beginning on November 1, 1999.

Ranking....................  The notes will be our general unsecured senior obligations. They will rank equally with all our other existing and future unsecured debt and unsubordinated debt, including our 12% Senior Notes due 2008. They will effectively rank junior to all of our secured debt, to the extent of the value of the assets securing the debt. In addition, they will effectively rank junior to all existing and future debt (including trade payables) of our subsidiaries.

Optional Redemption........  We may redeem the notes, in whole or in part, at any time on or after May 1, 2004, at the redemption prices set forth in this prospectus.

Public Equity Offering and
  Strategic Equity Sale
  Optional
  Redemption...............  Before May 1, 2002, we may redeem up to 35% of the aggregate principal amount of the notes originally issued with the net proceeds of certain public equity offerings and/or certain private sales of capital stock to strategic equity investors, at 111.50% of the principal amount thereof, plus accrued interest, if at least 65% of the originally issued aggregate principal amount of the notes remains outstanding. See "Description of the Notes -- Optional Redemption."

Change of Control..........  Upon certain change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of the Notes -- Change of Control."

Covenants..................  The indenture under which the old notes have been and the new notes are being issued contains covenants for your benefit which, among other things and subject to important exceptions, restrict our ability and the ability of our subsidiaries to:

                             - incur additional indebtedness,

                             - make certain investments,

                             - pay dividends on, redeem or repurchase our
                               capital stock,

                             - issue or sell capital stock of certain of our
                               subsidiaries,

                             - in the case of certain of our subsidiaries,
                               guarantee indebtedness,

                             - engage in transactions with affiliates,

                             - create certain liens,

                             - enter into sale-leaseback transactions,

                             - sell assets, and

                             - consolidate, merge or transfer all or
                               substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

                             These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in this prospectus.

Risk Factors...............  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to exchange your old notes for the new notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth our summary consolidated financial data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and as of and for the three months ended March 31, 1998 and 1999. The business combination among our predecessor companies was completed on August 26, 1998 and was accounted for as a pooling of interests. Accordingly, the Consolidated Balance Sheets as of December 31, 1997 and 1998 and the Consolidated Statements of Operations, Stockholders' Equity and Comprehensive Income and Cash Flows for each of the years in the three year period ended December 31, 1998 include our three predecessor companies (i.e., CapRock Telecommunications, CapRock Fiber and IWL Communications) as though these entities were always part of CapRock.

     The following table also includes our summary consolidated financial data as of and for the three months ended March 31, 1998 and 1999 derived from unaudited financial statements for the respective periods. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 1999.

     In May 1998, IWL Communications changed its fiscal year end to coincide with the fiscal years of CapRock, CapRock Telecommunications and CapRock Fiber. The Consolidated Statement of Operations for the year ended December 31, 1996 combines the operating activity of IWL Communications for the year ended June 30, 1996 with the operating activity of CapRock Telecommunications and CapRock Fiber for the year ended December 31, 1996. The net income of IWL Communications in the amount of approximately $260,000 for the six month period ended December 31, 1996 was excluded from the Consolidated Statement of Operations for the year ended December 31, 1996 as a result of the non-conforming year ends for such period. This amount was included as an adjustment to retained earnings in the Consolidated Statement of Stockholders' Equity and Comprehensive Income in 1997. The cash flow for IWL Communications for this six month period was added to the 1997 beginning balance in the Consolidated Statement of Cash Flows.

                                                                                                      AS OF AND FOR
                                                                                                     THE THREE MONTHS
                                                   AS OF AND FOR THE YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                              ---------------------------------------------------   ------------------
                                               1994      1995       1996       1997       1998       1998       1999
                                              -------   -------   --------   --------   ---------   -------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................  $21,159   $29,407   $ 50,970   $ 75,349   $ 121,774   $24,412   $ 37,036
Cost of services and product resales........   15,295    21,185     39,357     52,471      83,221    16,229     22,381
                                              -------   -------   --------   --------   ---------   -------   --------
        Gross profit........................    5,864     8,222     11,613     22,878      38,553     8,183     14,655
Operating expenses:
  Selling, general and administrative.......    5,565     7,326      8,983     14,074      23,528     4,435     12,551
  Merger related expenses...................       --        --         --         --       2,313        --         --
  Depreciation and amortization.............      631     1,186      1,536      3,346       4,887     1,064      1,480
                                              -------   -------   --------   --------   ---------   -------   --------
        Total operating expenses............    6,196     8,512     10,519     17,420      30,728     5,499     14,031
                                              -------   -------   --------   --------   ---------   -------   --------
Operating income (loss).....................     (332)     (290)     1,094      5,458       7,825     2,684        624
Interest expense, net.......................     (224)     (484)      (585)    (1,603)     (6,441)     (451)    (3,410)
Other income (expense)......................      256       151         42        220         106         1        (19)
                                              -------   -------   --------   --------   ---------   -------   --------
Income (loss) before income taxes and
  extraordinary item........................     (300)     (623)       551      4,075       1,490     2,234     (2,805)
Income tax expense (benefit)................       77        48        227      1,513       1,267       876     (1,100)
                                              -------   -------   --------   --------   ---------   -------   --------
Income (loss) before extraordinary item.....     (377)     (671)       324      2,562         223     1,358     (1,705)
Extraordinary item-- extinguishment of
  debt......................................       --       645         --         --          --        --         --
                                              -------   -------   --------   --------   ---------   -------   --------
        Net income (loss)...................  $  (377)  $   (26)  $    324   $  2,562   $     223   $ 1,358   $ (1,705)
                                              =======   =======   ========   ========   =========   =======   ========

                                                                                                      AS OF AND FOR
                                                                                                     THE THREE MONTHS
                                                   AS OF AND FOR THE YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                              ---------------------------------------------------   ------------------
                                               1994      1995       1996       1997       1998       1998       1999
                                              -------   -------   --------   --------   ---------   -------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma net income (loss):
  Income (loss) before income taxes and
    extraordinary item......................  $  (300)  $  (623)  $    551   $  4,075   $   1,490   $ 2,234   $ (2,805)
  Pro forma income taxes, as if CapRock
    Fiber were a C Corporation..............     (131)     (211)       143      1,475       1,267       876     (1,100)
                                              -------   -------   --------   --------   ---------   -------   --------
  Income (loss) before extraordinary item...     (169)     (412)       408      2,600         223     1,358     (1,705)
  Extraordinary item, net of taxes..........       --       397         --         --          --        --         --
                                              -------   -------   --------   --------   ---------   -------   --------
        Pro forma net income (loss).........  $  (169)  $   (15)  $    408   $  2,600   $     223   $ 1,358   $ (1,705)
                                              =======   =======   ========   ========   =========   =======   ========
Historical and pro forma income (loss) per
  common share:
  Income (loss) before extraordinary item...  $ (0.01)  $ (.002)  $   0.01   $   0.09   $    0.01   $  0.05   $  (0.06)
  Extraordinary item, net of tax............       --      .002         --         --          --        --         --
                                              -------   -------   --------   --------   ---------   -------   --------
  Basic and diluted.........................  $ (0.01)  $    --   $   0.01   $   0.09   $    0.01   $  0.05   $  (0.06)
                                              =======   =======   ========   ========   =========   =======   ========
Weighted average shares outstanding:
  Basic.....................................   25,715    25,926     27,146     27,984      28,899    28,836     28,943
  Diluted...................................   25,715    25,936     27,156     28,481      30,028    29,449     28,943
OPERATING DATA:
EBITDA(1)...................................  $   299   $   896   $  2,630   $  8,804   $  15,025   $ 3,748   $  2,104
Cash flows provided by (used in)
  operations................................     (593)      827        781      4,112       7,125     1,264     (9,689)
Cash flows provided by (used in) investing
  activities................................   (1,366)   (1,919)    (9,350)   (12,987)   (134,350)   (4,062)    13,781
Cash flows provided by financing
  activities................................    2,324       903      8,605     12,113     123,989       656         69
Capital expenditures........................   (1,822)   (2,282)   (10,212)   (13,630)    (36,855)   (3,526)   (23,819)
BALANCE SHEET DATA:
Working capital (deficit)...................  $  (441)  $  (797)  $ (2,153)  $   (305)  $ 102,489   $    --   $ 65,208
Property, plant and equipment, net..........    2,935     6,705     15,901     27,341      59,607        --     78,862
Total assets................................    9,596    13,198     28,522     49,389     191,966        --    193,885
Long-term debt and capital lease
  obligations...............................    1,221     2,443     13,254     21,062     145,187        --    145,308
Stockholders' equity........................    2,829     3,552      3,886     14,086      16,062        --     14,439
Ratio of earnings to fixed charges(2).......       --       1.0x       1.5x       2.6x        1.1x      4.4x        --

---------------

(1) EBITDA consists of earnings before interest, income taxes, depreciation and amortization and merger related expenses. EBITDA is a measure commonly used in the communications industry to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.

(2) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations, before income taxes and fixed charges of CapRock. Fixed charges consist of interest charges, amortization of debt issuance costs, capitalized interest and the portion of rent expense under operating leases representing interest (estimated to be one-third of such expense). For the year ended December 31, 1994 and for the three months ended March 31, 1999, earnings were inadequate to cover fixed charges by $358,000 and $2,806,000, respectively.

                                  RISK FACTORS

     You should carefully consider the following risk factors and warnings before making a decision to tender your old notes for the new ones offered hereby. The risks described below are not the only ones facing our company. Additional risks that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. You should also refer to the other information shown in this prospectus, including our consolidated financial statements and the related notes. These risks may be generally applicable to the old notes as well as to the new notes.

THERE MAY BE CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES FOR NEW NOTES

     If you do not exchange your old notes for new notes, you will no longer be able to require us to register the old notes under the Securities Act. In addition, you will not be able to offer or sell the old notes unless:

     - they are registered under the Securities Act, or

     - you offer or sell them under an exemption from the registration requirements of the Securities Act. See "The Exchange Offer."

HOLDERS OF OLD NOTES MUST COMPLY WITH THE EXCHANGE OFFER PROCEDURES

     The exchange agent will only issue new notes in exchange for old notes after timely receipt of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. We are under no duty to give notification of defects or irregularities with respect to old notes tendered for new notes. Holders of old notes who do not participate in the exchange will continue to be subject to the restrictions on transfer of such old notes. See "The Exchange Offer."

WE HAVE SIGNIFICANT INDEBTEDNESS AND INTEREST PAYMENT OBLIGATIONS


     We are highly leveraged. On a pro forma basis, after giving effect to the May 1999 offering of the old notes and our use of the proceeds, at March 31, 1999, we would have had approximately $346.7 million of consolidated debt, which as a percentage of capitalization would have been 78%.


     The terms of the indenture governing our senior notes issued in July 1998 (the "1998 Senior Notes") and the indenture governing the notes that you hold permit us and our subsidiaries to incur substantial indebtedness in the future. If we incur additional indebtedness, the risks we now face could increase.

     Our high level of indebtedness could have important consequences to us and you such as:

     - making it more difficult for us to satisfy our obligations with respect to the notes,

     - limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes,

     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service requirements,

     - limiting our ability to compete with others who are not as highly leveraged as we are,

     - limiting our ability to react to changing market conditions, changes in our industry and economic downturns, and

     - increasing our vulnerability to general adverse economic and industry conditions.

     Our ability to pay interest on the notes and to satisfy our other obligations will depend upon our future operating performance and our ability to obtain additional debt or equity financing. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. If in the future we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance our debt, obtain additional financing or sell assets. We can not assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service requirements.

THE RESTRICTIONS IN OUR DEBT INSTRUMENTS LIMIT OUR ABILITY TO EFFECT TRANSACTIONS AND RESTRICT OUR
OPERATIONS

     The indenture for the 1998 Senior Notes and the indenture for the notes that you hold impose significant operating and financial restrictions on us and our subsidiaries. See "Description of the Notes" and "Description of Certain Indebtedness." These restrictions may significantly limit or prohibit us from engaging in certain transactions, including the following:

     - incurring additional indebtedness,

     - making investments,

     - issuing or selling capital stock of certain of our subsidiaries,

     - paying dividends or making other distributions to our shareholders,

     - limiting the ability of subsidiaries to guaranty indebtedness,

     - engaging in transactions with affiliates,

     - creating certain liens on our assets,

     - entering into sale-leaseback transactions, and

     - engaging in certain mergers or consolidations.

     We expect that the credit facility that we are currently negotiating will contain similar restrictive covenants. These restrictions could limit our ability to obtain future financing, make needed capital expenditures, withstand a future downturn in our business or in the economy or otherwise conduct necessary corporate activities.

     Our failure to comply with the restrictions in the indentures and any senior credit facilities that we have in place from time to time could lead to a default under the terms of those agreements. We expect that the credit facility will also require us to maintain specified financial ratios and satisfy certain financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control and, as a result, we cannot assure you that we will be able to meet such tests. In the event of a default under any of our senior credit facilities, the applicable lenders could terminate their commitments to lend money to us or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occurs, we cannot assure you that we would be able to make the necessary payments to the lenders or be able to find alternate financing. Even if we could obtain alternate financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.

WE ARE A HOLDING COMPANY AND HOLDERS OF THE NOTES OFFERED HEREBY WILL BE STRUCTURALLY SUBORDINATED

     The notes are the obligations of CapRock, which is a holding company. Our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depends upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise. In addition, our subsidiaries' ability to make any payments will depend on their earnings, the terms of their indebtedness (including the terms of any credit facilities they may enter into from time to time), business and tax considerations and legal restrictions.

     The old notes do, and the new notes will, effectively rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of these liabilities, our subsidiaries may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. At March 31, 1999, our subsidiaries had no outstanding debt (other than trade payables). See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The indenture governing the notes permits us to incur additional indebtedness, including secured indebtedness, under certain circumstances, all of which may be incurred by our subsidiaries.

SUCCESSFUL COMPLETION AND UTILIZATION OF OUR FIBER NETWORK DEPENDS ON MANY
FACTORS

     Meeting our business objectives will largely depend on our ability to complete and efficiently utilize our fiber network. We must also achieve substantial traffic volume over the expanded network in order to fully realize the expected cash flows, operating efficiencies and cost benefits. The successful completion of our fiber network depends upon many factors, some of which are beyond our control, including:

     - gaining access to sufficient capital,

     - obtaining access to rights-of-way,

     - the timely granting of franchise agreements,

     - the availability of construction contractors,

     - timing conflicts with other fiber projects which could increase contractor costs,

     - the pricing and availability of advanced fiber optic cable,

     - construction delays, and

     - cost overruns.

     Although we believe that our cost estimates and build out schedule are reasonable, we cannot assure you that the actual construction costs or time required to complete the construction of our fiber network will match our estimates.

INCREASING SUPPLY COULD EXCEED DEMAND AND REDUCE PRICES

     We expect that prices for fiber, bandwidth and data services will decline over the next several years as the deployment of new fiber networks adds substantially more supply than in the past. Additionally, technological advances such as dense wave division multiplexing, high speed optical transmission electronics and packet switching will substantially increase the transmission capacity of fiber at much lower costs. We cannot assure you that we will be able to achieve increased traffic volumes at acceptable prices and volumes to support our expanded network. Our financial condition could be adversely affected if we are unable to successfully market the capacity of our network or adequately utilize our network capacity for internal traffic.

THE COMMUNICATIONS SERVICES INDUSTRY IS HIGHLY COMPETITIVE

     The communications services industry is highly competitive, rapidly evolving and subject to constant technological change. In particular, numerous companies offer long distance, local, Internet, data and bandwidth services, and we expect competition to increase in the future. We believe that existing competitors will likely continue to expand their service offerings to appeal to our existing or potential customers. Many of our existing competitors have greater financial, personnel, brand and name recognition and other resources. Moreover, we expect that new competitors will enter the communications market, and that some of these new competitors may offer similar services to those offered by us. In addition, the regulatory environment in which we operate is undergoing significant change. As this regulatory environment evolves, changes may occur that could create greater or unique competitive advantages for our current or potential competitors, or could make it easier for other new entrants to provide services. Other providers currently offer one or more of each of the services we offer, and many communications companies operate generally in the same long distance, local, Internet, data and bandwidth service submarkets as we do. As a service provider in the long distance communications industry, we compete with several well established providers, as well as many other long distance providers with less significant market share. See
"Business -- Competition."

WE MAY NEED ADDITIONAL CAPITAL AFTER THE YEAR 2000 TO FINANCE FURTHER EXPANSION OF OUR FIBER NETWORK


     We estimate that our total capital requirements for 1999 will be approximately $250 million and approximately $205 million for 2000. We believe that the net proceeds of approximately $201.4 million from the May 1999 offering of the old notes, together with cash and marketable securities (including approximately $82.0 million of net proceeds, after expenses, that we received from our May 1999 equity offering), cash flow from operations and sales of dark fiber, will be sufficient to fund our capital expenditures and working capital requirements through the end of the year 2000. However, we cannot assure you that the anticipated sources of working capital will continue to be available, that we have anticipated all future costs, or that our expected financial resources will be sufficient to cover future expenditures. Our revenues and costs are dependent upon factors that are not within our control, such as regulatory changes, changes in technology, and increased competition. Due to the uncertainty of these factors, actual revenues and costs may vary from expected amounts, and such variations are likely to affect our future capital requirements.


     We expect to use cash for, among other purposes:

     - expansion and operation of our fiber network,

     - installation of additional voice and data switches,

     - colocating in the central offices of local telephone companies,

     - opening new sales offices,

     - recruiting and training new personnel,

     - additional and increased marketing expenses, and

     - for potential acquisitions and general corporate purposes.

     We may need additional capital after the year 2000 to finance further expansion of our fiber and switching networks. The actual amount and timing of future capital requirements may differ from our estimates, depending on the demand for services, regulatory, technological and competitive developments, new market developments and new opportunities. We may also require additional capital in the future, or sooner than we currently anticipate, for new business activities related to our current and planned businesses or in the event we decide to make additional acquisitions or enter into joint ventures and strategic alliances. Sources of additional capital may include cash flow from operations, public and private equity, debt financings, vendor financings and sales of dark fiber. If we fail to generate or raise enough capital, some or all of our future expansion plans may be delayed or abandoned, which could have a material adverse effect on our company.

OUR RAPID GROWTH MAY BE DIFFICULT TO MANAGE

     Our company has experienced significant growth in recent years, which has increased the level of responsibility on our management personnel. We intend to continue growing so that we can pursue existing and potential market opportunities. This continued growth will place a significant strain on our management, as well as our financial and other resources. In order to manage our growth effectively, we must continue to implement and improve our operational systems, procedures, and controls. If we fail to implement these systems, our business, financial condition, and results of operations will be materially and adversely affected. As we continue to grow, it is important that our management information systems provide adequate, accurate and timely financial information so management can make effective and timely business decisions. Although we believe that our current management information systems are adequate, they may need to be upgraded eventually. If our current management information systems fail, or we fail to hire and retain qualified sales, marketing, administrative, operating and technical personnel, our business operations may be adversely affected. Although we believe we are properly anticipating our needs, we cannot assure you that we will be able to properly manage our rapid growth.

OUR ABILITY TO PROVIDE LOCAL TELEPHONE SERVICE IS DEPENDENT ON EXISTING LOCAL TELEPHONE COMPANIES

     In addition to providing local service utilizing total service resale provided by the existing local telephone companies, or ILECs, we intend to significantly expand our use of unbundled network elements. Unbundled network elements constitute the components of the services customers purchase from local telephone companies. We expect the resale of unbundled network elements and services of incumbent local telephone companies to play an important part in our local service business strategy. Although the 1996 Telecommunications Act requires the ILECs to allow such resale, we cannot guarantee either:

          (1) that the 1996 Telecommunications Act, certain provisions of which ILECs have challenged in federal court, will be implemented on a timely basis and on favorable terms, including specifically that the rules governing which elements ILECs must provide and the cost methodology for providing these elements, which are currently under FCC and judicial review, will be upheld, or

          (2) that we can successfully negotiate with ILECs the necessary colocation, interconnection and resale agreements, particularly those agreements that govern the purchase of the unbundled network elements.

     Any substantial limitation on our ability to secure reasonable and timely access to ILEC services and unbundled network elements, to obtain agreements on as favorable terms as our competitors, or difficulties obtaining ILEC cooperation in migrating our local service customers from ILEC facilities to our facilities could have a material adverse effect on our financial condition, results of operations and cash flow. See "Regulation and Licenses."

OUR ABILITY TO PROVIDE LONG DISTANCE SERVICE IS DEPENDENT ON OTHER LONG DISTANCE CARRIERS

     Our ability to provide long distance services to certain domestic and international locations, especially those not on our network, depends on agreements with many other carriers. The transmission rates under some of these agreements are lower than the rates we would charge by terminating traffic directly with the ILEC at tariffed rates. If we lost access to the services we receive under these contracts, if the carriers providing these services raise their rates or if the services we receive suffer a reduction in quality, it could have a negative effect on our financial condition, results of operations and cash flow.

OUR INFORMATION SYSTEMS ARE VITAL TO ALL ASPECTS OF OUR BUSINESS

     Sophisticated operations support systems, or OSS systems, are vital to all aspects of our business. Internally developed and externally purchased information and support systems help to manage our growth and operations efficiently. As part of our business, we transfer large amounts of electronic data to and from ILECs and other local telephone companies that compete with the ILECs or competitive local exchange carriers, also known as CLECs. We will be at a competitive disadvantage if we fail to establish Electronic Data Interfaces, or EDIs, with Southwestern Bell, GTE, Bell South and other ILECs if our competitors successfully establish EDIs with those carriers. Unanticipated problems in any of the above areas, or our inability to implement solutions in a timely manner or our failure to establish or upgrade systems as necessary, could have a material adverse impact on our ability to reach our objectives and on our financial condition, results of operations and cash flow. See
"Business -- Customer Care and Support."

WE NEED TO RETAIN OUR KEY MANAGEMENT PERSONNEL AND HIRE ADDITIONAL QUALIFIED PERSONNEL

     We believe that our success largely depends on the continued involvement and management of our executive management team and our ability to hire additional qualified personnel. The competition for qualified managers and employees in the telecommunications industry is intense. Accordingly, we cannot assure you that we will be able to retain these key employees or that we will be able to attract or retain skilled personnel in the future. The loss of the services of any of these people could have a material adverse effect on our business, results of operations and financial condition. See "Management -- Employment Agreements."

WE DEPEND ON OUR MAJOR CUSTOMERS

     Our customers generally use more than one telecommunications service provider. They can quickly switch from our services to other providers without incurring significant expense. In addition, our customer agreements generally provide that in the event of prolonged loss of service or for other good reasons, customers may terminate our service without penalty. As a result, we cannot assure you that we will be able to retain our customers. For the year ended December 31, 1998, revenues from services provided to MCI WorldCom accounted for more than 10% of our revenues. The loss or significant decrease of business from any of our largest customers would have a material adverse effect on our business. Customers in the oil and gas industry accounted for substantially all of our offshore and project related sales for the fiscal year ended December 31, 1998 and the three months ended March 31, 1999. Our oil and gas customers could develop their own telecommunications facilities. A corresponding reduction in the demand for our services could have a material adverse effect on our financial condition, results of operations and cash flow.

THE REGULATORY ENVIRONMENT FOR TELECOMMUNICATIONS BUSINESSES CREATES RISKS

     Significant regulations imposed at the international, federal, state and local levels govern the provision of telecommunications services and affect our business and our existing and potential competitors. Delays in receiving required regulatory approvals or the enactment of new and adverse legislation, regulations or regulatory requirements may have a material adverse effect on our financial condition, results of operations and cash flow. In addition, future legislative, judicial and regulatory agency actions could alter competitive conditions in the markets in which we intend to operate, in ways not necessarily to our advantage. See "Business -- Competition" and "Regulation and Licenses."

WE NEED RIGHTS-OF-WAY FRANCHISES AND PERMITS TO BUILD OUR FIBER NETWORK

     We need certain rights-of-way, franchises and permits to install underground conduits from railroads, utilities, state highway authorities, local governments and transit authorities. We cannot assure you that we will be able to get and keep all the additional rights, franchises and permits we need to successfully implement our business plan. If we lose or fail to maintain certain critical rights, franchises or permits necessary for the fiber network, there may be a material adverse effect on our financial condition, results of operations and cash flow.

WE MAY EXPERIENCE PROBLEMS ASSOCIATED WITH THE YEAR 2000

     Some computers, software, and other equipment include computer codes in which calendar year data is abbreviated to only two digits. Some of these computer systems could fail to operate properly if they interpret "00" to mean 1900, rather than 2000. This problem is widely known as the "year 2000 problem." We are highly dependent on our computer systems and those of third party suppliers, vendors and customers. The year 2000 problem affects some of our computers, software, and other equipment, including the computers which run our product development and administrative functions. If we fail to properly identify, correct and test our computer systems for the year 2000 problem, our business operations could be adversely affected.

     We are taking steps to remediate our year 2000 problem. We do not believe that the cost to remediate our year 2000 problem will have a material adverse effect on our operations. We believe that our computer systems will be year 2000 compliant and will function adequately by, during and after the year 2000. At this time, however, we cannot assure you that our computer systems will not be affected to some degree by the year 2000 problem, in spite of our continuing efforts. More importantly, we cannot assure you that the computer systems used by our service providers such as electric companies, other telecommunications companies, our customers and other third parties, will function properly by the year 2000. A failure of our service providers to cause their computer systems to be year 2000 compliant could have an adverse effect on our operations. Their year 2000 problem could become our year 2000 problem. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

THE CONTINUED INTEGRATION OF OUR THREE PREDECESSOR COMPANIES INVOLVES UNCERTAINTY AND RISK

     In August 1998, three predecessor companies combined to form our company. The combination of these businesses involves assimilating the operations, services, products and personnel of each business. We cannot assure you that the benefits and revenue growth expected from the combination will be realized. We are still managing the integration of portions of those businesses into our company.

     We expect to continue incurring costs from the ongoing integration of the operations, financial reporting and accounting systems, and networks of our three predecessor companies. Additional unexpected costs or delays could have a material adverse effect on our financial condition, results of operations and cash flow.

SERVICE INTERRUPTIONS COULD AFFECT OUR BUSINESS

     Our equipment, facilities and service operations can be adversely affected by any of the following factors: fiber cuts, fire, equipment failures, inclement weather, hurricanes, power loss, service outages, failures or loss of satellites, human error, unauthorized intrusion, natural disasters, acts of sabotage and other similar events.

     We currently have switches in Houston, Dallas and Victoria, Texas and Phoenix, Arizona and manage a switch in Jersey City, New Jersey. A substantial portion of our long distance voice traffic currently passes through the Dallas switch, and thus we rely heavily upon the operation of the Dallas switch. Any event that negatively impacts the Dallas switch could have a material adverse effect on our financial condition and our ability to continue our business.

     We house a significant portion of the satellite communications equipment and foreign circuits we use in international private-line services in a single location in our Houston network operations center. We also lease access to a satellite in connection with the provision of these services; however, we do not have any back-up equipment for such satellite. In addition, the equipment we own and lease in the Gulf of Mexico is susceptible to hurricanes.

     We cannot guarantee that fire, equipment failure or other events will not disable our equipment. Loss or impairment of some or all of our key facilities could have a material adverse effect on our financial condition, results of operations and cash flow. Our networks and switching facilities experience periodic service interruptions and equipment failures, and the operation of such networks remain subject to international, national and regional telecommunications outages or regulatory issues from time to time. As a result, we may, from time to time, experience service interruptions or equipment failures that could have a material adverse effect on our financial condition, results of operations and cash flow.

WE MAY INCUR LIABILITY AS AN INTERNET SERVICE PROVIDER

     We are an Internet service provider, or an ISP. The law governing the liability of on-line service providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently remains unsettled. Under the terms of the 1996 Telecommunications

Act, courts can impose civil and criminal penalties for the use of interactive computer services for the transmission of certain indecent or obscene communications. The United States Supreme Court in 1997 held this provision unconstitutional as it relates to indecent, but not obscene, communications. In October 1998, Congress enacted the Child Online Protection Act, which requires that online material that is "harmful" to minors be restricted. This law is currently being challenged and on February 1, 1999 a U.S. District Court judge issued a preliminary injunction against enforcement of portions of that act. The U.S. Justice Department has filed an appeal of the February 1999 ruling. Also, some states have adopted or may adopt in the future similar requirements. The constitutionality of such state requirements remains unsettled at this time. In addition, several private parties have filed lawsuits seeking to hold Internet service providers accountable for information that they transmit, such as libelous material and copyrighted material. We cannot predict the outcome of this litigation or the potential for the imposition of liability on Internet service providers for information that they host, distribute or transport. These suits and other regulations could materially change the way ISPs must conduct business and could impact our determination to expand or continue this business. To the extent that we become parties to future litigation, such litigation could have a material adverse effect on our financial condition, results of operations and cash flow.

OTHER COMPANIES HAVE NAMES SIMILAR TO OURS

     Even though we have registered the mark "CapRock Communications" in the United States, other companies in many different industries, particularly in West Texas, have preexisting rights to the name "Caprock" within defined territories. One specific company may have the right to use the name for telecommunications services within an established area. If any of these other companies are successful with their claims to our name, we may be required to either obtain a license from them for the use of the name "CapRock," or be required to change our name within certain defined territories. Either result would cause us to incur additional expenses. If we are required to change our name, we may lose the goodwill associated with the CapRock name in these markets.

WE WILL BE REQUIRED TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL

     Upon a change of control we will be required to offer to purchase all of the outstanding old notes and new notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. This purchase requirement may in certain circumstances discourage or make more difficult a sale or takeover of our business. In particular, a change of control may cause an acceleration of, or require an offer to repurchase under, our indenture governing the 1998 Senior Notes and certain of our subsidiaries' other indebtedness.

     In addition, a change of control under the indenture for the notes that you hold will also constitute a change of control for purposes of the indenture governing the 1998 Senior Notes, which would require us to offer to repurchase the 1998 Senior Notes.

     We could, subject to limitations on additional indebtedness, in the future enter into certain transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions that would not constitute a change of control under our indenture, but could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit rating or otherwise adversely affect holders of the notes. The inability to repay such indebtedness, if accelerated, and to purchase all of the tendered notes would constitute an event of default under the indenture. Finally, we cannot assure you that we will have funds available to repurchase the notes upon the occurrence of a change of control.

THERE IS NO PUBLIC MARKET FOR THE NEW NOTES, SO YOU MAY BE UNABLE TO SELL NEW NOTES

     There has not been an established trading market for the old notes. Although each initial purchaser of the old notes informed us that it currently makes a market in the old notes and, when issued, intends to make a market in the new notes, they have no obligation to do so and may discontinue making a market at any time without notice.

     The notes have been designated as eligible for trading in the PORTAL market. However, we do not intend to apply for listing of the old notes or the new notes, which will replace the old notes, on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     The liquidity of any market for the notes and the market price quoted for the notes will depend upon the number of holders of the notes, our performance or prospects or in the prospects for companies in our industry generally, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the old notes or, if issued, the new notes.

OUR OFFICERS AND DIRECTORS WILL OWN ENOUGH SHARES TO CONTROL CAPROCK AFTER THE MAY 1999 EQUITY OFFERING

     After the closing of the May 1999 equity offering, our officers and directors together beneficially owned approximately 73% of the outstanding shares of our Common Stock. As a result, they are able to exercise control over matters requiring shareholder approval, including the election of directors, the approval of mergers, consolidations and sales of all or substantially all of our assets. This may prevent or discourage tender offers for our Common Stock.

COMMUNICATIONS LAWS AND STATE CORPORATE LAWS MAY MAKE IT HARDER FOR SOMEONE TO ACQUIRE CONTROL OF CAPROCK

     In most instances, before we transfer control or assign any of our intrastate certification authorities, international authority or FCC licenses and authorizations, we need regulatory approval by the FCC and various state regulatory agencies. Certain communications laws also impose limits on foreign ownership of radio station licenses. In addition, our Articles of Incorporation provide that Article 13.03 of the Texas Business Corporation Act, which limits statutory takeovers, does not apply to us. Any of these factors could have the effect of delaying, deferring or preventing a change in control of CapRock. See "Regulation and Licenses" and "Description of Capital Stock -- Preferred Stock" and "-- Certain Anti-Takeover Effects."

                                USE OF PROCEEDS


     The exchange offer is intended to satisfy obligations we have under the registration rights agreement entered into in connection with the May 1999 offering of $210 million aggregate principal amount of our outstanding 11 1/2% Senior Notes dues 2009. We will not receive any cash proceeds from the issuance of the new notes as described in this prospectus. We will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in our indebtedness.



     We received the net proceeds from the sale of the old notes in May 1999 of approximately $201.4 million, after deducting the initial purchasers' discount and offering expenses that we incurred. We currently intend to use the net proceeds from the offering of the old notes (and from our May 1999 equity offering):


     - to fund additional capital expenditures for the construction and operation of our fiber optic network,

     - to fund the installation of voice and data switches, including the cost of colocations in the central offices of local telephone companies,

     - to open sales offices and add sales support and customer service personnel in markets throughout the Southwest region, and

     - for potential acquisitions, additional working capital and other general corporate purposes.

     Our use of proceeds may vary significantly and will depend on a number of factors described under "Risk Factors." Accordingly, our management has broad discretion in the allocation of the net proceeds. Pending such uses, the net proceeds of the May 1999 offering of the old notes (and the net proceeds from our May 1999 equity offering) will be invested in short-term, high grade investment securities.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 1999 on an actual basis and on an as adjusted basis to give effect to (i) our sale and issuance of 4,000,000 shares of Common Stock in the May 1999 equity offering (which closed on May 12, 1999) at a public offering price of $22.00, after deducting the underwriting discounts and commissions and estimated offering expenses and fees totaling approximately $6.0 million, and (ii) the May 1999 sale of 11 1/2% Senior Notes, due 2009, that you hold (after deducting the initial purchasers' discount and estimated offering expenses totaling approximately $5.5 million). The table shown below should be read in conjunction with our Consolidated Financial Statements including the accompanying notes included elsewhere in this prospectus.



                                                                  MARCH 31, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Cash, cash equivalents and marketable securities............  $ 51,488    $334,935
                                                              ========    ========
Long-term debt:
  11 1/2% Senior Notes, due 2009............................  $     --    $201,432
  12% Senior Notes, due 2008................................   145,308     145,308
                                                              --------    --------
          Total long-term debt..............................   145,308     346,740
Stockholders' equity:
  Preferred Stock, $.01 par value; 20,000,000 shares
     authorized; none issued................................        --          --
  Common Stock, $.01 par value; 200,000,000 shares
     authorized; 28,952,747 shares issued and outstanding,
     actual and 32,952,747 shares issued and outstanding, as
     adjusted(1)............................................       290         330
  Additional paid-in capital................................    10,607      92,582
  Retained earnings.........................................     3,903       3,903
  Unearned compensation.....................................      (308)       (308)
  Treasury stock, at cost...................................       (53)        (53)
                                                              --------    --------
          Total stockholders' equity........................    14,439      96,454
                                                              --------    --------
          Total capitalization..............................  $159,747    $443,194
                                                              ========    ========


---------------

(1) Excludes (1) 2,402,525 shares of Common Stock issuable upon exercise of options outstanding on March 31, 1999, with a weighted average exercise price of $5.61 per share, (2) 3,523,414 shares available for future issuance under our employee and director stock option plans as of March 31, 1999 and
    (3) 145,000 shares of Common Stock subject to outstanding warrants. See "Management -- Benefit Plans," "Description of Capital Stock," and Note 12 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth our summary consolidated financial data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and as of and for the three months ended March 31, 1998 and 1999. The business combination among our predecessor companies was completed on August 26, 1998 and was accounted for as a pooling of interests. Accordingly, the Consolidated Balance Sheets as of December 31, 1997 and 1998 and the Consolidated Statements of Operations, Stockholders' Equity and Comprehensive Income and Cash Flows for each of the years in the three year period ended December 31, 1998 include our three predecessor companies (i.e., CapRock Telecommunications, CapRock Fiber and IWL Communications) as though these entities were always part of CapRock.

     The following table also includes our summary consolidated financial data as of and for the three months ended March 31, 1998 and 1999 derived from unaudited financial statements for the respective periods. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 1999.

     In May 1998, IWL Communications changed its fiscal year end to coincide with the fiscal years of CapRock, CapRock Telecommunications and CapRock Fiber. The Consolidated Statement of Operations for the year ended December 31, 1996 combines the operating activity of IWL Communications for the year ended June 30, 1996 with the operating activity of CapRock Telecommunications and CapRock Fiber for the year ended December 31, 1996. The net income of IWL Communications in the amount of approximately $260,000 for the six month period ended December 31, 1996 was excluded from the Consolidated Statement of Operations for the year ended December 31, 1996 as a result of the non-conforming year ends for such period. This amount was included as an adjustment to retained earnings in the Consolidated Statement of Stockholders' Equity and Comprehensive Income in 1997. The cash flow for IWL Communications for this six month period was added to the 1997 beginning balance in the Consolidated Statement of Cash Flows.

                                                                                                      AS OF AND FOR
                                                                                                     THE THREE MONTHS
                                                   AS OF AND FOR THE YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                              ---------------------------------------------------   ------------------
                                               1994      1995       1996       1997       1998       1998       1999
                                              -------   -------   --------   --------   ---------   -------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................  $21,159   $29,407   $ 50,970   $ 75,349   $ 121,774   $24,412   $ 37,036
Cost of services and product resales........   15,295    21,185     39,357     52,471      83,221    16,229     22,381
                                              -------   -------   --------   --------   ---------   -------   --------
        Gross profit........................    5,864     8,222     11,613     22,878      38,553     8,183     14,655
Operating expenses:
  Selling, general and administrative.......    5,565     7,326      8,983     14,074      23,528     4,435     12,551
  Merger related expenses...................       --        --         --         --       2,313        --         --
  Depreciation and amortization.............      631     1,186      1,536      3,346       4,887     1,064      1,480
                                              -------   -------   --------   --------   ---------   -------   --------
        Total operating expenses............    6,196     8,512     10,519     17,420      30,728     5,499     14,031
                                              -------   -------   --------   --------   ---------   -------   --------
Operating income (loss).....................     (332)     (290)     1,094      5,458       7,825     2,684        624
Interest expense, net.......................     (224)     (484)      (585)    (1,603)     (6,441)     (451)    (3,410)
Other income (expense)......................      256       151         42        220         106         1        (19)
                                              -------   -------   --------   --------   ---------   -------   --------
Income (loss) before income taxes and
  extraordinary item........................     (300)     (623)       551      4,075       1,490     2,234     (2,805)
Income tax expense (benefit)................       77        48        227      1,513       1,267       876     (1,100)
                                              -------   -------   --------   --------   ---------   -------   --------
Income (loss) before extraordinary item.....     (377)     (671)       324      2,562         223     1,358     (1,705)
Extraordinary item -- extinguishment of
  debt......................................       --       645         --         --          --        --         --
                                              -------   -------   --------   --------   ---------   -------   --------
        Net income (loss)...................  $  (377)  $   (26)  $    324   $  2,562   $     223   $ 1,358   $ (1,705)
                                              =======   =======   ========   ========   =========   =======   ========

                                                                                                      AS OF AND FOR
                                                                                                     THE THREE MONTHS
                                                   AS OF AND FOR THE YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                              ---------------------------------------------------   ------------------
                                               1994      1995       1996       1997       1998       1998       1999
                                              -------   -------   --------   --------   ---------   -------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma net income (loss):
  Income (loss) before income taxes and
    extraordinary item......................  $  (300)  $  (623)  $    551   $  4,075   $   1,490   $ 2,234   $ (2,805)
  Pro forma income taxes, as if CapRock
    Fiber were a C Corporation..............     (131)     (211)       143      1,475       1,267       876     (1,100)
                                              -------   -------   --------   --------   ---------   -------   --------
  Income (loss) before extraordinary item...     (169)     (412)       408      2,600         223     1,358     (1,705)
  Extraordinary item, net of taxes..........       --       397         --         --          --        --         --
                                              -------   -------   --------   --------   ---------   -------   --------
        Pro forma net income (loss).........  $  (169)  $   (15)  $    408   $  2,600   $     223   $ 1,358   $ (1,705)
                                              =======   =======   ========   ========   =========   =======   ========
Historical and pro forma income (loss) per
  common share:
  Income (loss) before extraordinary item...  $ (0.01)  $ (.002)  $   0.01   $   0.09   $    0.01   $  0.05   $  (0.06)
  Extraordinary item, net of tax............       --      .002         --         --          --        --         --
                                              -------   -------   --------   --------   ---------   -------   --------
  Basic and diluted.........................  $ (0.01)  $    --   $   0.01   $   0.09   $    0.01   $  0.05   $  (0.06)
                                              =======   =======   ========   ========   =========   =======   ========
Weighted average shares outstanding:
  Basic.....................................   25,715    25,926     27,146     27,984      28,899    28,836     28,943
  Diluted...................................  25,715..   25,936     27,156     28,481      30,028    29,449     28,943
OPERATING DATA:
EBITDA(1)...................................  $   299   $   896   $  2,630   $  8,804   $  15,025   $ 3,748   $  2,104
Cash flows provided by (used in)
  operations................................     (593)      827        781      4,112       7,125     1,264     (9,689)
Cash flows provided by (used in) investing
  activities................................   (1,366)   (1,919)    (9,350)   (12,987)   (134,350)   (4,062)    13,781
Cash flows provided by financing
  activities................................    2,324       903      8,605     12,113     123,989       656         69
Capital expenditures........................   (1,822)   (2,282)   (10,212)   (13,630)    (36,855)   (3,526)   (23,819)
BALANCE SHEET DATA:
Working capital (deficit)...................  $  (441)  $  (797)  $ (2,153)  $   (305)  $ 102,489   $    --   $ 65,208
Property, plant and equipment, net..........    2,935     6,705     15,901     27,341      59,607        --     78,862
Total assets................................    9,596    13,198     28,522     49,389     191,966        --    193,885
Long-term debt and capital lease
  obligations...............................    1,221     2,443     13,254     21,062     145,187        --    145,308
Stockholders' equity........................    2,829     3,552      3,886     14,086      16,062        --     14,439
Ratio of earnings to fixed charges(2).......       --       1.0x       1.5x       2.6x        1.1x      4.4x        --

---------------

(1) EBITDA consists of earnings before interest, income taxes, depreciation and amortization and merger related expenses. EBITDA is a measure commonly used in the communications industry to analyze companies on the basis of operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.

(2) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations, before income taxes and fixed charges of CapRock. Fixed charges consist of interest charges, amortization of debt issuance costs, capitalized interest and the portion of rent expense under operating leases representing interest (estimated to be one-third of such expense). For the year ended December 31, 1994 and for the three months ended March 31, 1999, earnings were inadequate to cover fixed charges by $358,000 and $2,806,000, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto of CapRock contained elsewhere in this prospectus. This information is not necessarily indicative of future operating results. Except for the historical information contained below, the matters discussed in this section are forward-looking statements that involve a number of risks and uncertainties, including those described in "Risk Factors." Our actual liquidity needs, capital resources and operating results may differ materially from the discussion shown below in these forward-looking statements.

OVERVIEW

     We own and operate a scalable long-haul fiber network which upon completion is expected to cover approximately 6,100 route miles throughout the Southwest region, which includes Texas, Louisiana, Arkansas, Oklahoma, New Mexico and Arizona. This fiber network supports the voice, data, bandwidth and dark fiber services we provide to our carrier and retail customers.

     In August 1998, we announced that we had completed a business combination transaction in which our predecessor companies combined to form our company as it exists today. The combination was accounted for as a pooling of interests. Accordingly, our consolidated results include our three predecessor companies (i.e., CapRock Telecommunications, CapRock Fiber and IWL Communications) as though these entities had always been a part of CapRock.


     We intend to be the premier provider of carriers' carrier services and the leading facilities-based integrated communications provider in the Southwest region. To measure our progress, we classify our revenues in three categories: carriers' carrier, integrated services and systems services. Our carriers' carrier revenues include domestic and international long distance, bandwidth and dark fiber services sold to telecommunications carriers and other wholesale customers. Currently, we have over 120 carrier customers, including AT&T, MCI WorldCom, Sprint Corporation and Qwest Communications, as well as many regional independent companies such as Century Tel, Inc. and Lufkin Conroe Telephone. Our integrated services revenues reflect our local, long distance, Internet, data and private line products provided to over 7,000 small and medium-sized businesses on a single bundled bill. Lastly, our systems services revenues represent the voice and data systems and services we provide primarily to the oil and gas industry offshore in and along the Gulf of Mexico.


     Our proximity to Mexico allows us to directly connect to the fiber networks of multiple Mexican telecommunications carriers. Subject to compliance with certain regulatory requirements, we are capable of providing dark fiber to these carriers at several border crossings enabling them to close open fiber rings in Mexico by using CapRock fiber on the U.S. side of the border. Additionally, our direct connect agreements with foreign carriers position us to capture increased levels of growing international traffic.

     In addition, in February 1999, CapRock entered into a joint build agreement with Enron Communications, Inc. to jointly build approximately 1,050 miles of fiber network in Texas. Through this joint build arrangement, we will connect Amarillo, Lubbock, Dallas, Fort Worth, Waco, Bryan, Austin, San Marcos, San Antonio and Houston, Texas. The build plan includes four conduits to be placed throughout the approximately 1,050 miles, with one and one-quarter conduits to be owned and funded directly by us, one and one-quarter to be owned and funded by Enron Communications and one and one-half to be owned and funded by a limited partnership formed by us and Enron Communications. Our agreements with Enron Communications provide that the partnership will install 192 fibers in the first conduit and will sell 96 of the 192 fibers to be installed. Of the remaining 96 fibers, we will own 48 fibers and Enron Communications will own 48 fibers. The joint build arrangement provides several benefits, including reduction of construction costs, accelerated acquisition of right of way and franchise agreements, the majority of which are essentially in place, and the freeing up of resources to potentially accelerate the build of the remaining portion of the network.

RESULTS OF OPERATIONS


     CapRock recognizes revenue from the following sources: carriers' carrier, integrated services, systems services and product resales.


     Carriers' Carrier. Carriers' carrier revenue includes all carrier revenues generated from the sale of domestic and international switched services, from the sale of T-1 and DS-3 broadband capacity and from the sale and lease of dark fiber. The revenue generated from the international switched services represent minutes of long distance traffic terminating in foreign countries, but generated by domestic U.S.-based long distance carriers. Such revenues are recognized when the services are provided. The cost of revenues associated with these services is based primarily on the direct costs associated with owned and leased transmission capacity and the cost of transmitting and terminating traffic on other carriers' facilities. Commissions paid to sales representatives or agents to acquire customer call traffic are expensed in the period when associated call revenues are recognized.

     We account for long-term construction contracts relating to the development of telecommunications networks for customers using the percentage-of-completion method, which would include the sale of fiber usage rights through indefeasible right to use contracts, or IRUs, and the related construction services associated with building the fiber network specified in the IRUs. Our revenues from IRUs will be generated from the amount of fiber we build on our network in excess of that which we intend to retain for our own use. As a result, we expect that revenues from IRUs will diminish over time as our supply of excess fiber is sold. Progress under the percentage-of-completion method is measured based upon costs incurred to date compared with total estimated construction costs. Customers are billed based upon contractual milestones.

     Integrated Services. Integrated services revenue includes all revenues generated from the sale of telecommunications products to business and residential customers. These products include local, long distance, Internet, data and private line services.

     Systems Services. Systems services revenue includes revenues generated from the design, installation, leasing and sale of voice and data systems and products, primarily to companies in the oil and gas industry.

     Product Resales. In 1997, CapRock provided services to a subsidiary of Shell, which included the resale of a significant amount of Alcatel products. The Shell project was substantially completed in May 1997 and, therefore, is not expected to contribute in a material manner to CapRock's total sales in future years.

     The following table represents the various sources of revenue:

                                                                     THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,           MARCH 31,
                                      ----------------------------   -------------------
                                       1996      1997       1998       1998       1999
                                      -------   -------   --------   --------   --------
                                                   (DOLLARS IN THOUSANDS)
Revenues:
  Carriers' carrier.................  $22,405   $41,805   $ 72,165   $12,763    $24,452
  Integrated services...............    1,980     8,640     17,978     4,269      4,504
  Systems services..................   16,031    21,959     31,631     7,380      8,080
                                      -------   -------   --------   -------    -------
          Total service revenue.....   40,416    72,404    121,774    24,412     37,036
Product resales.....................   10,554     2,945         --        --         --
                                      -------   -------   --------   -------    -------
          Total revenues............  $50,970   $75,349   $121,774   $24,412    $37,036
                                      =======   =======   ========   =======    =======
Gross margin percent:
  Gross margin-- service revenue....       27%       31%        32%       34%        40%
                                      =======   =======   ========   =======    =======
  Gross margin-- product resales....        8%       20%        --%       --%        --%
                                      =======   =======   ========   =======    =======
  Gross margin-- total..............       23%       30%        32%       34%        40%
                                      =======   =======   ========   =======    =======

     The following table sets forth for the periods indicated CapRock's statement of operations as a percentage of its operating revenues:

                                                                          FOR THE THREE
                                               FOR THE YEAR ENDED          MONTHS ENDED
                                                  DECEMBER 31,              MARCH 31,
                                            ------------------------      --------------
                                            1996      1997      1998      1998      1999
                                            ----      ----      ----      ----      ----
Revenues..................................  100%      100%      100%      100%      100%
Cost of services..........................   58%       67%       68%       66%       60%
Cost of product resales...................   19%        3%       --%       --%       --%
                                            ---       ---       ---       ---       ---
Gross profit..............................   23%       30%       32%       34%       40%
Operating expenses:
  Selling, general and administrative.....   18%       19%       19%       18%       34%
  Merger related expenses.................   --%       --%        2%       --%       --%
  Depreciation and amortization...........    3%        4%        4%        4%        4%
                                            ---       ---       ---       ---       ---
Total operating expenses..................   21%       23%       25%       22%       38%
                                            ---       ---       ---       ---       ---
Operating income..........................    2%        7%        7%       12%        2%
Interest expense..........................   (1)%      (2)%      (8)%      (2)%     (12)%
Interest income...........................   --%       --%        2%       --%        2%
Other income..............................   --%       --%       --%       --%       --%
                                            ---       ---       ---       ---       ---
Income before income taxes................    1%        5%        1%       10%       (8)%
Income tax expense........................   --%        2%        1%        4%       (3)%
                                            ---       ---       ---       ---       ---
Net income................................    1%        3%       --%        6%       (5)%
                                            ===       ===       ===       ===       ===

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

     Revenues. Total revenues increased $12.6 million, or 52%, from $24.4 million during the three months ended March 31, 1998 to $37 million during the three months ended March 31, 1999. This increase was attributable to increases of 92% in carriers' carrier, 6% in integrated services and 9% in systems services revenue for the comparable periods.

     Carriers' carrier revenue increased $11.7 million from $12.8 million during the three months ended March 31, 1998 to $24.5 million during the three months ended March 31, 1999. The 92% increase resulted primarily from the sale of IRUs and dark fiber leases. Fiber related revenues increased $11.1 million from $588,000 during the three months ended March 31, 1998 to $11.7 million during the three months ended March 31, 1999. CapRock anticipates recurring fiber related revenue relating to IRUs and dark fiber leases to continue through the remainder of the year. However, period-to-period fluctuations can be expected as this type of revenue is affected by the negotiation and terms of these contracts and the build out of our network.

     Integrated services revenue increased $235,000 from $4.3 million during the three months ended March 31, 1998 to $4.5 million during the three months ended March 31, 1999. The 6% increase was attributable to growth in the number of business and residential customers both from increased penetration in our existing markets and from the deployment of our network into new markets. Additionally, CapRock recognized local telephone revenue for the three months ended March 31, 1999 as compared to no such revenue during the three months ended March 31, 1998.

     Systems services revenue increased $700,000 from $7.4 million during the three months ended March 31, 1998 to $8.1 million during the three months ended March 31, 1999. The 9% increase was attributable to moderate growth associated with the leasing and sale of voice and data systems products and projects involving the engineering and integration of telecommunications systems and sales, service and maintenance of telecommunications equipment. CapRock anticipates quarterly systems services revenue for the remainder of the year to remain at comparable levels.

     Costs of Services. Cost of services increased $6.2 million, or 38%, from $16.2 million during the three months ended March 31, 1998 to $22.4 million during the three months ended March 31, 1999. The growth in cost of services was primarily attributable to the continued growth in all three revenue categories. The six percentage point increase in gross margin from 34% to 40% resulted primarily from favorable pricing attributable to the higher traffic and the sale of dark fiber. The increase in the gross margin during the three months ended March 31, 1999 was partially offset by lower margins attributable to Mexico and other international traffic, which carry a lower gross margin percentage. Gross margins may vary in future periods as a result of these and other factors.

     Selling, General and Administrative Expenses. SG&A include salaries, benefits, occupancy costs, commissions, sales and marketing expenses and administrative expenses. SG&A increased $8.1 million, or 183%, from $4.4 million during the three months ended March 31, 1998 to $12.6 million during the three months ended March 31, 1999. The increase resulted primarily from the additional personnel required to support CapRock's growth, advertising to increase name recognition and brand awareness and additional sales commission payments.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $416,000, or 39%, from $1.1 million during the three months ended March 31, 1998 to $1.5 million during the three months ended March 31, 1999. This increase resulted primarily from purchases of additional equipment and other fixed assets to accommodate CapRock's growth. CapRock expects that depreciation and amortization expense will continue to increase in subsequent periods as CapRock continues to expand its facilities.

     Interest Expense. Interest expense increased $3.8 million from $482,000 during the three months ended March 31, 1998 to $4.3 million during the three months ended March 31, 1999. The increase resulted from interest expense related to CapRock's senior notes. See "-- Liquidity and Capital Resources."

     Interest Income. Interest income increased $813,000 from $32,000 during the three months ended March 31, 1998 to $845,000 during the three months ended March 31, 1999. The increase was attributable to the interest and investment accretion associated with the marketable securities purchased with the proceeds from CapRock's senior notes issued in July 1998. See "-- Liquidity and Capital Resources."

     Income Taxes (Benefits). During the three months ended March 31, 1998, CapRock incurred income tax expense of $876,000 compared to an income tax benefit of $1.1 million for the three months ended March 31, 1999. The expense or benefit resulted from the income or loss for the respective periods. The effective tax rate for both periods was 39%.

     Net Income (Loss). Net income decreased $3.1 million, or 226%, from $1.4 million during the three months ended March 31, 1998 to a net loss of $1.7 million during the three months ended March 31, 1999 as a result of the factors discussed above.

YEAR ENDED 1997 COMPARED TO 1998

     Revenues. Total revenues increased $46.5 million, or 62%, from $75.3 million in 1997 to $121.8 million in 1998. The 62% increase was attributable to increases of 73% in carriers' carrier, 108% in integrated services and 44% in systems services revenue.

     Carriers' carrier revenue increased $30.4 million from $41.8 million in 1997 to $72.2 million in 1998. The 73% increase resulted primarily from the rapid growth in domestic and international switched services sold to other carriers and as a result of $9.5 million in IRUs in 1998; no such revenue from IRUs was recorded before 1998.

     Integrated services revenue increased $9.3 million from $8.6 million in 1997 to $18.0 million in 1998. The 108% increase was attributable to growth in the number of business customers both from increased penetration in our existing markets and from the deployment of our network into new markets.

     Systems services revenue increased $9.7 million from $22.0 million in 1997 to $31.6 million in 1998. The 44% increase was attributable to growth associated with the leasing and sale of voice and data systems products and projects involving the engineering and integration of telecommunications systems and sales, service and maintenance of telecommunications equipment.

     Product resale revenue was $2.9 million in 1997 as compared to no product resales in 1998. The product resales to a single customer were substantially complete in May 1997 and such revenues are not expected to contribute in a material manner in future years.

     Costs of Services and Product Resales. Cost of services increased $30.7 million, or 59%, from $52.5 million in 1997 to $83.2 million in 1998. The growth in cost of services was primarily attributable to the continued growth in all three revenue categories. The two percentage point increase in gross margin from 30% to 32% resulted primarily from favorable pricing attributable to the higher traffic and new vendors and the sale of dark fiber. The increase in the gross margin in 1998 was partially offset by lower margins attributable to Mexico and other international traffic, which carry a lower gross margin percentage. Gross margins may vary in future periods as a result of these and other factors.

     Selling, General and Administrative Expenses. SG&A includes salaries, benefits, occupancy costs, commissions, sales and marketing expenses and administrative expenses. SG&A increased $9.4 million, or 67%, from $14.1 million in 1997 to $23.5 million in 1998. The increase resulted primarily from the additional personnel required to support CapRock's growth, advertising to increase name recognition and brand awareness, and additional sales commission payments.

     CapRock recorded merger related expenses of $2.3 million in 1998, as compared to no such costs in 1997. The merger related costs relate to the business combination of CapRock Telecommunications, CapRock Fiber and IWL Communications, our predecessor companies. This combination was consummated on August 26, 1998. The merger related expenses consist of fees for investment bankers, attorneys, accountants, financial printing and other related charges.

     Depreciation and amortization expense increased $1.5 million, or 46%, from $3.3 million in 1997 to $4.9 million in 1998. This increase resulted primarily from purchases of additional equipment and other fixed assets to accommodate CapRock's growth. CapRock expects that depreciation and amortization expense will continue to increase in subsequent periods as CapRock continues to expand its facilities.

     Interest Expense. Interest expense increased $7.8 million from $1.7 million in 1997 to $9.5 million in 1998. The increase resulted from interest expense related to its senior notes. See "-- Liquidity and Capital Resources."

     Interest Income. Interest income increased $2.9 million from $133,000 in 1997 to $3.0 million in 1998. The increase was attributable to the interest and investment accretion associated with the marketable securities purchased with the proceeds from the senior notes. See "-- Liquidity and Capital Resources."

     Income Taxes. Income tax expense of $1.5 million in 1997 was comparable to the income tax expense of $1.3 million in 1998. The effective tax rate was 37% in 1997 as compared to 85% in 1998. The increase in the effective tax rate was primarily attributable to certain non-deductible merger related costs in the amount of approximately $1.8 million.

     Net Income. Net income decreased $2.3 million, or 91%, from $2.6 million in 1997 to $223,000 in 1998 as a result of the factors discussed above.

YEAR ENDED 1996 COMPARED TO 1997

     Revenues. Total revenues increased $24.3 million from $51.0 million in 1996 to $75.3 million in 1997. The 48% increase was due to increases in revenues from both domestic and international switched services and to growth in switched services provided to small and medium-sized businesses and to consumers as a result of the continued expansion of CapRock's direct and agent sales. The 48% increase was attributable to increases of 87% in carriers' carrier, 336% in integrated services and 37% in systems services revenue. Product resale revenue was $10.6 million in 1996, as compared to $2.9 million in 1997.

The product resales were substantially complete in May 1997 and these revenues are not expected to contribute in a material manner in future years after 1997.

     Carriers' carrier revenue increased $19.4 million from $22.4 million in 1996 to $41.8 million in 1997. The 87% increase resulted primarily from the rapid growth in domestic and international switched services sold to the other carriers.

     Integrated services revenue increased $6.7 million from $2.0 million in 1996 to $8.6 million in 1997. The 336% increase was attributable to growth in the number of business customers.

     Systems services revenue increased $6.0 million from $16.0 million in 1996 to $22.0 million in 1997. The 37% increase was attributable to growth associated with the leasing and sale of voice and data systems products and projects involving the engineering and integration of telecommunications systems and sales, services and maintenance of telecommunication equipment.

     Costs of Services and Product Resales. Cost of services increased $13.1 million from $39.4 million in 1996 to $52.5 million in 1997. The growth in cost of services was primarily attributable to the continued growth in all three revenue categories. The seven percentage point increase in gross margin from 23% to 30% resulted primarily from favorable pricing attributable to the higher traffic and new vendors, as well as a more favorable mix of international and domestic traffic. Additionally, the total margin increase was partially attributable to the completion of the product resales to a single customer in 1997. Gross margins may vary in the future periods as a result of these factors.

     Selling, General and Administrative Expenses. SG&A includes the cost of salaries, benefits, occupancy costs, commissions, sales and marketing expenses and administrative expenses. SG&A increased $5.1 million from $9.0 million in 1996 to $14.1 million in 1997. The increase resulted from additional personnel needed to support CapRock's growth, additional sales commission payments and from increases in travel and advertising expenses.

     Depreciation and amortization expense increased $1.8 million from $1.5 million in 1996 to $3.3 million in 1997. This increase resulted primarily from purchases of additional equipment and other fixed assets to accommodate CapRock's growth. CapRock expects that depreciation and amortization expense will continue to increase in subsequent periods as CapRock continues to expand its facilities.

     Interest Expense. Interest expense was approximately $631,000 in 1996, as compared to $1.7 million in 1997.

     Income Taxes. Income tax expense increased $1.3 million from $227,000 in 1996 to $1.5 million in 1997. This increase was attributable to the improved profitability of CapRock.

     Net Income. Net income increased $2.2 million from $324,000 in 1996 to approximately $2.6 million in 1997 as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     CapRock had cash and cash equivalents of $294,000 at December 31, 1998, as compared with $4.4 million at March 31, 1999 and marketable securities of $97 million at December 31, 1998 as compared to $47 million at March 31, 1999. CapRock had working capital of $102.5 million at December 31, 1998 as compared to working capital of $65.2 million at March 31, 1999. The decrease in working capital was attributable to the utilization of working capital for the build out of the fiber optic network and increase in corporate overhead to support CapRock's growth.

     CapRock's cash flow provided from operating activities for the three months ended March 31, 1998 was $1.3 million as compared to $9.7 million used in operating activities during the three months ended March 31, 1999. The change was primarily attributable to an increase in accounts receivable and unbilled services, and the timing of certain capital expenditure payments to vendors relating to the fiber optic network build out.

     Cash used in investing activities during the three months ended March 31, 1998 was $4.1 million as compared to cash provided by investing activities during the three months ended March 31, 1999 of $13.8 million. Capital resources used for the purchase of property and equipment increased $20.3 million from $3.5 million during the three months ended March 31, 1998 to $23.8 million during the three months ended March 31, 1999. This increase primarily related to the purchase of telecommunications equipment and costs incurred with the build out of the fiber optic network. During the three months ended March 31, 1999, CapRock received $50 million from the sale of marketable securities as compared to no such sales during the three months ended March 31, 1998.

     In January 1998, CapRock completed the acquisition of Integrated Communications and Engineering, Ltd., a communications systems integrator and maintenance provider in Aberdeen, Scotland. CapRock paid a total purchase price of approximately $2.2 million comprised of approximately $610,000 in cash and 207,266 shares of CapRock's Common Stock.


     In July 1998, CapRock issued $150 million aggregate principal amount of its 1998 Senior Notes. Interest on the 1998 Senior Notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 1999, at the rate of 12% per year. A portion of the net proceeds from the offering of the 1998 Senior Notes was used to repay all existing debt obligations, totaling $26.8 million. The remaining proceeds, net of transaction costs, have been, or will be, used to fund additional capital expenditures for the construction of CapRock's fiber optic network, switching equipment and other capital expenditures to expand its sales offices, for potential acquisitions and for general working capital purposes. These funds are invested in short-term, high-grade investment securities classified as available for sale. The indenture governing the issuance of the 1998 Senior Notes contains certain restrictive operating and financial covenants, including restrictive covenants relating to borrowing additional money, paying dividends or making other distributions to our shareholders, limiting the ability of subsidiaries to make payments to us, making certain investments, creating certain liens on our assets, selling certain assets and using the proceeds from those sales for certain purposes, entering into transactions with affiliates, and engaging in certain mergers or consolidations. All of the covenants are subject to a number of important qualifications and exceptions. These covenants may adversely affect CapRock's ability to finance its future operations or capital needs or to engage in other business activities that may be in the best interests of CapRock.



     On May 6, 1999, CapRock entered into an underwriting agreement with various underwriters to sell 4,000,000 shares of its common stock at a price of $22.00 per share in a public offering. The registration statement for the equity offering was declared effective by the Commission on May 6, 1999 and closed on May 12, 1999. CapRock received net proceeds, after deducting underwriting discounts and expenses payable by CapRock, of approximately $82.0 million from the sale of its common stock.



     On May 18, 1999, CapRock issued $210 million aggregate principal amount of private senior notes due May 1, 2009. We have filed the registration statement (of which this prospectus is a part) to exchange new, registered senior notes for these private senior notes. Interest on these senior notes is payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 1999, at the rate of 11 1/2% per year. CapRock received net proceeds from such offering, after deducting the initial purchasers' discount and estimated expenses payable by CapRock, of approximately $201.4 million. These senior notes are senior unsecured obligations and as such rank pari passu in right of payment with CapRock's existing 1998 Senior Notes and with all CapRock's future unsecured and unsubordinated indebtedness. The indenture governing the May 1999 senior notes has restrictions similar to those which currently exist for CapRock's existing 1998 Senior Notes. The proceeds have been and will be used to fund capital expenditures for the construction of the fiber optic network, switching equipment and other capital expenditures and to expand its sales offices, for potential acquisitions and for general working capital purposes. Unutilized funds have been invested in short-term, high-grade investment securities classified as available for sale.



     CapRock is also considering various alternatives under a revolving credit facility. CapRock anticipates that this credit facility, if obtained, would be approximately $100 million. The proceeds from this credit facility would be used in a similar manner to the uses discussed for the notes issued by CapRock.

     CapRock expects to require significant financing for future capital expenditure and working capital requirements. By the end of the year 2000, CapRock intends to build out its fiber optic network to approximately 6,100 route miles throughout the Southwest region. CapRock intends to use advanced fiber capable of supporting dense wave division multiplexing with an OC-48 backbone scalable to OC-192, and intends to install 96 fibers throughout most of its network and intends to retain on average 24 fiber strands. CapRock is burying three to four conduits throughout its network. CapRock currently estimates that its aggregate capital requirements will total approximately $250 million for 1999 and approximately $205 million for 2000, including expenditures to be made under the joint build arrangement with Enron Communications. Capital expenditures will be required to (1) fund the construction and operation of the fiber optic network, including the portion to be constructed through the joint build arrangement with Enron Communications, (2) fund the installation of voice and data switches, and (3) open sales offices and add sales support and customer service personnel in markets throughout Texas, Louisiana, Oklahoma, Arkansas, New Mexico and Arizona.


     CapRock believes that its cash and marketable securities (including the net proceeds from the May 1999 equity offering and the net proceeds from the May 1999 sale of notes), cash flow from operations and sales of dark fiber will be sufficient to fund completion of its planned network. However, no assurances can be made as to whether additional sources of capital will be needed to complete the network and if such sources are needed, but CapRock is unable to obtain them, CapRock may have to curtail or delay the build out of its fiber network and its level of capital expenditures. CapRock's EBITDA was $3.7 million for the three months ended March 31, 1998 and was $2.1 million for the three months ended March 31, 1999.

     CapRock may require additional capital in the future for new business activities related to its current and planned businesses, or in the event it decides to make additional acquisitions or enter into joint venture and strategic alliances. Sources of additional capital may include cash flow from operations, public or private equity and debt financings, bank debt, vendor financings and indefeasible right to use contracts. In addition, CapRock may enter into joint construction agreements with carriers, thereby reducing its capital expenditure requirements. However, we cannot assure you that CapRock will be successful in producing sufficient cash flow or raising sufficient debt or equity capital to meet its strategic business objectives or that such funds, if available, will be available on a timely basis and on terms that are acceptable to CapRock. If CapRock is unable to obtain such capital, the build out of portions of its expanded network may be significantly delayed, curtailed or abandoned. In addition, CapRock may accelerate the rate of deployment of its network, which in turn may accelerate CapRock's need for additional capital. CapRock's actual capital requirements will also be affected, possibly materially, by various factors, including the timing and actual cost of the deployment of CapRock's network, the timing and cost of expansion into new markets, the extent of competition and the pricing of dark fiber and telecommunications services in its markets.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity" ("SFAS 133") which requires that all derivatives be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The adoption of SFAS 133 will not have an impact on CapRock's results of operations, financial position or cash flow.

CONTINGENCIES

     CapRock is party to ordinary litigation incidental to its business. No currently pending litigation is expected to have a material adverse effect on CapRock's results of operations, financial condition or cash flow.

YEAR 2000

     The year 2000 problem is the inability of a meaningful portion of the world's computers, software applications and embedded semiconductor chips to cope with the change of the year from 1999 to 2000. This issue can be traced to the infancy of computing, when computer data and programs were designed to save disk space by truncating the date field to just six digits (two for the day, two for the month and two for the year). Therefore, information applications automatically assumed that the two-digit year field represented a year within the 1900's. As a result of this, systems could fail to operate or fail to produce correct results when dates roll over to the year 2000.

STATE OF READINESS

     The year 2000 problem affects computers, software, and other equipment used, operated, or maintained by CapRock for itself and its customers. CapRock has substantially completed the process of assessing the potential impact of, and the costs of remediating, the year 2000 problem for its internal systems, facilities systems and equipment.


     CapRock's business depends upon the operation of computer systems. CapRock has established a year 2000 committee made up of leaders from the operational areas of CapRock to assess CapRock's year 2000 problem. The committee has the involvement of senior management and the Board of Directors and its objectives are a top priority. CapRock has undertaken various initiatives intended to provide computer equipment and software that will function properly with respect to dates in the year 2000 and thereafter. Computer equipment and software include systems that are commonly thought of as Information Technology, or IT, systems, including accounting, data processing, telephone/PBX systems, scanning equipment and other miscellaneous systems, as well as systems that are not commonly thought of as IT systems, such as alarm systems, fax machines or other miscellaneous systems. Based upon its identification and assessment efforts to date, CapRock believes that certain computer equipment and software it currently uses will require replacement or modification. In addition, in the ordinary course of replacing computer equipment and software, CapRock will obtain replacements that are warranted by the manufacturer to be year 2000 compliant. CapRock currently estimates that the year 2000 identification, assessment, remediation and testing efforts will be substantially complete by August 31, 1999 and that such efforts will be completed before any currently anticipated impact on its computer equipment and software. CapRock has substantially completed the identification and assessment process. CapRock estimates that it currently has completed approximately 80% of the initiatives that it believes will be necessary to address potential year 2000 issues relating to its computer equipment and software. The projects comprising the remaining 20% of the initiative are in process and are expected to be complete on or about September 30, 1999.


YEAR 2000 INITIATIVE                                          TIME FRAME
--------------------                                          ----------
Identification and assessment regarding IT system issues....   Completed
Remediation and testing regarding critical system issues....   6/98-7/99
Identification, assessment, remediation and testing
  regarding desktop and individual system issues............   6/98-7/99
Identification and assessment regarding non-IT system
  issues....................................................   8/98-8/99
Remediation and testing regarding non-IT systems............  11/98-8/99
Contingency plans regarding critical systems................   5/99-9/99

     CapRock has mailed questionnaires to its significant vendors, service providers and customers with whom CapRock's systems electronically interface to determine the extent to which such interfaces and system processes are vulnerable to year 2000 issues and whether the products and services of such entities are year 2000 compliant. Substantially all of the parties have responded to the request and no significant matters were noted from these responses. However, the information contained in a number of the responses was generic in nature and did not specifically address the stage of their year 2000 initiatives.

CapRock will continue seeking alternate vendors in advance of December 31, 1999 in the event satisfactory responses are not received.

     CapRock has evaluated its systems and has identified the following systems and functions as mission critical:

     - switching systems,

     - network operations and fiber,

     - satellite/microwave transmission equipment and satellite service providers,

     - billing and call record collection systems, and

     - supply chain (vendor provider of switched services).

  Switching Systems:


     Switching equipment is used to connect calls to their destination, while performing other advanced features and recording call record information for future billing. The switch opens or closes circuits or selects the paths or circuits to be used for the transmission of information. CapRock currently owns seven switches, three of which are physically located in Dallas, Texas (two are calling card platforms), two in Houston, Texas, one in Victoria, Texas and one in Phoenix, Arizona. CapRock also manages a switch in Jersey City, New Jersey. CapRock has completed the assessment and certain test procedures relating to the switching equipment and has identified certain non-compliant features, which were remediated through software upgrades provided by the respective manufacturers.


     The remainder of the testing procedures for the switching equipment were substantially complete for all switches which were in service as of March 31, 1999. The switches which have not been placed in service will be subject to integrated test procedures prior to being placed in service. The test will incorporate the call collection processes and the interfaces with the billing system. The test will involve simulating date changes with the switch, such that the call records will be processed, rated and properly captured in the billing system as a billable transaction.

     The test procedures will consist of the following:

     - process flow analysis,

     - documentation of overall integrated test strategy,

     - documentation and test case plans at an individual component level,

     - committee agreement regarding the test plan,

     - execution of the integrated test plan, and

     - documentation regarding the results of test procedures.

  Network Operations and Fiber:


     CapRock currently owns and operates a 1,200-route mile fiber optic network, which was substantially completed by June 30, 1999. Approximately 400 route miles were completed and placed in service in the first six months of 1999. The network is currently being expanded to 6,100 route miles (which CapRock expects to be completed by the end of the year 2000). The fiber optic network is designed to be scalable and will include network-advanced fiber, which is capable of supporting dense wave division multiplexing with an OC-48 backbone scalable to OC-192. The fiber optic network will include electronic equipment, which regenerates and transports the voice, data and other information. A detailed assessment of the network operations and fiber equipment has been performed and no significant non-compliant issues have been identified.

  Satellite/Microwave Transmission Equipment and Satellite Service Providers:

     CapRock utilizes satellite service providers to provide communications services to certain customers in remote locations. CapRock has sent correspondence to each of the three vendors supplying the satellite services. Each of the satellite service providers has responded. None of them noted any significant non-compliant issues. CapRock is continuing to pursue additional information and test data from these providers and will seek new providers, if necessary.

  Billing and Call Record Collection Systems:

     CapRock handles its provisioning, customer care, billing and traffic reporting functions on a proprietary software platform developed by RiverRock Systems, Ltd., a Texas limited partnership in which CapRock has a 49% ownership interest. These operations support systems, or OSS systems, and other back office systems are used to enter, schedule and track a customer's order from the point of sale to the installation and testing of service. The systems also include or interface with trouble management, inventory, billing, collection and customer service systems. The test procedures relating to the billing system and call record collection processes were performed in conjunction with the switching equipment test procedures and are substantially completed.

     CapRock believes that substantially all of the hardware, database platform and operating systems impacting the billing system function will not be materially affected by Year 2000 issues.

  Supply Chain (Vendor Provider of Switch Services):

     CapRock is dependent upon a number of telecommunications carriers during the process of initiating and terminating calls to end-users. CapRock has sent correspondence to each of the significant suppliers regarding their year 2000 status and has received responses from substantially all of these suppliers. However, the information contained in a number of the responses was generic in nature and did not specifically address the stage of their year 2000 initiatives. CapRock will seek alternate suppliers in advance of December 31, 1999 in the event satisfactory responses are not received.

     Based upon CapRock's current assessment and responses from vendors, CapRock believes that the risks associated with the year 2000 problem relating to domestic traffic and terminations are not significant. CapRock is in the process of evaluating the impact of year 2000 as it relates to the termination of traffic in international locations, and specifically third world and developing countries.

  Non-IT Systems:

     CapRock continues to evaluate non-information technology, or non-IT, systems. Based on current results and other factors, CapRock does not anticipate finding any material embedded system issues in its non-IT systems.

COSTS

     CapRock anticipates that costs of replacing or remediating non-compliant systems will not exceed $500,000 (remediation costs incurred to date have been less than $100,000). Such expenditures represent less than 1% of 1999 projected capital expenditures and will be funded out of cash flow from operations.

RISKS

     CapRock is in the process of preparing a comprehensive analysis of the problems and costs, including loss of revenues, that would be reasonably likely to result from the failure by CapRock or certain third parties to complete the efforts necessary to achieve year 2000 compliance on a timely basis.

     CapRock has not yet completed its identification of the most likely worst case scenario. However, CapRock believes that the most reasonably likely worst case scenario would involve loss of revenues relating to traffic terminating in certain developing third world countries, which have not adequately prepared for the year 2000. CapRock relies upon certain vendors to supply international services and the possibility exists that some of the traffic in these developing third world countries may not be able to be completed. The estimated loss of revenue, if any, has not been determined, and we may not be able to identify the amount of any loss by the year 2000. Depending on the systems affected, the failure of any contingency plans developed by CapRock, if implemented, could have a material adverse effect on CapRock's financial condition and results of operations.

CONTINGENCY PLANS

     CapRock's year 2000 contingency planning effort is designed to provide immediate response and subsequent recovery from any unplanned business interruption due to failure of technical infrastructure resulting from the year 2000. Contingency planning is a process that aids in determining the most effective actions, identifies when contingent actions should be taken and helps to ensure those resources necessary for response are available.

     The contingency plans include a proactive analysis of countries that are actively pursuing year 2000 remediation. CapRock is using outside consultants to assist with an analysis of countries that are not actively pursuing year 2000 compliance and remediation. Contingency plans include identifying these countries noted with substantial risk and potentially redirecting the sales and marketing efforts to other countries less likely to be affected by year 2000 problems.

     CapRock is still formulating contingency plans relating to the use of the satellite service providers. CapRock continues to actively pursue receiving test data and procedures from these service providers regarding year 2000 compliance. CapRock will consider utilizing other service providers if the current service providers cannot demonstrate compliance to CapRock's satisfaction by August 31, 1999.


     CapRock is still formulating contingency plans regarding significant suppliers of telecommunication services, which may suffer a year 2000-related failure. CapRock utilizes a number of different service providers and the contingency plan will include re-routing traffic from a vendor which experiences a year 2000 systems failure to one or more other vendors. These contingency plans are expected to be completed by August 31, 1999.


DISCLAIMER

     The discussion of CapRock's efforts, and management's expectations, relating to year 2000 compliance are forward-looking statements and the dates on which CapRock believes it will complete such efforts are based upon management's best estimates. These estimates were derived using numerous assumptions regarding future events, including the continued availability of certain resources and other factors. We cannot assure you that these estimates will prove to be accurate, and our actual results could differ materially from those currently anticipated. Specific factors that could cause such material differences include, but are not limited to the availability and cost of personnel trained in year 2000 issues, the ability to identify, assess, remediate and test all relevant computer codes and embedded technology and similar uncertainties. In addition, variability of definitions of "compliance with year 2000" relating to products and services sold by CapRock may lead to claims whose impact on CapRock is currently not estimable. We cannot assure you that the aggregate cost of defending and resolving such claims, if any, will not materially adversely affect our results of operations.

MARKET RISK

     CapRock is exposed to market risk from changes in marketable securities (which consist of money market and commercial paper). At March 31, 1999, marketable securities of CapRock were recorded at a fair value of approximately $47 million, with an overall weighted average return of approximately 5% and an overall weighted average life of less than 1 year. The marketable securities held by CapRock have exposure to price risk, which is estimated as the potential loss in fair value due to a hypothetical change of 50 basis points (10% of CapRock's overall average return on marketable securities) in quoted market prices. This hypothetical change would have an immaterial effect on the recorded value of the marketable securities.

     CapRock is not exposed to material future earnings or cash flow fluctuations from changes in interest rates on long-term debt since 100% of its long-term debt is at a fixed rate as of March 31, 1999. The fair value of CapRock's long-term debt at March 31, 1999 was estimated to be $152.6 million based on the overall rate of the long-term debt of 12% and an overall maturity of 9.3 years compared to terms and rates currently available in long-term financing markets. Market risk is estimated as the potential decrease in fair value of CapRock's long-term debt resulting from a hypothetical increase of 120 basis points in interest rates (ten percent of CapRock's overall borrowing rate). Such an increase in interest rates would result in approximately a $9.5 million decrease in fair value of CapRock's long-term debt. To date, CapRock has not entered into any derivative financial instruments to manage interest rate risk and is currently not evaluating the future use of any such financial instruments.

     CapRock conducts business in Aberdeen, Scotland, through a wholly owned subsidiary. However, the business transacted by this subsidiary is in the local functional currency. Therefore, CapRock does not currently have any exposure to foreign currency transaction gains or losses. All other business transactions are in U.S. dollars. To date, CapRock has not entered into any derivative financial instrument to manage foreign currency risk and is currently not evaluating the future use of any such financial instruments.

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

                                    BUSINESS

     CapRock owns and operates a scalable long-haul fiber network which upon completion is expected to cover approximately 6,100 route miles throughout the Southwest region, which includes Texas, Louisiana, Arkansas, Oklahoma, New Mexico and Arizona. This fiber network supports the voice, data, bandwidth and dark fiber services we provide to our carrier and retail customers. Our 1998 revenues were $121.8 million and EBITDA (exclusive of merger related expenses of $2.3 million) was $15.0 million, and our revenues for the quarter ended March 31, 1999 were $37.0 million and EBITDA was $2.1 million. Over the past five years, our revenues have grown at a compound annual growth rate of 55%.


     We intend to be the premier provider of carriers' carrier services and the leading facilities-based integrated communications provider in the Southwest region. To measure our progress, we classify our revenues in three categories: carriers' carrier, integrated services and systems services. Our carriers' carrier revenues include domestic and international long distance, bandwidth and dark fiber services sold to telecommunications carriers and other wholesale customers. Currently, we have over 120 carrier customers, including AT&T, MCI WorldCom, Sprint Corporation and Qwest Communications, as well as many regional independent companies such as Century Tel, Inc. and Lufkin Conroe Telephone. Our integrated services revenues reflect our local, long distance, Internet, data and private line products provided to over 7,000 small and medium-sized businesses on a single bundled bill. Lastly, our systems services revenues represent the voice and data systems and services we provide primarily to the oil and gas industry offshore in and along the Gulf of Mexico.


     We are focused on the Southwest region because of this region's size and attractive growth prospects and because we believe that as a region it is currently underserved by other major telecommunications providers. We believe our ability to offer integrated telecommunications services along with superior customer service will be particularly attractive to small and medium-sized businesses that desire simple bundled plans from a single provider. Many of the smaller markets within our region do not have telecommunications alternatives to the incumbent local telephone company. We also believe that a regional focus enables us to achieve certain economies of scale due to the concentrated deployment of network assets, our sales and marketing efforts and our management. By maximizing the amount of traffic that remains on our network, we can maximize our gross profit margins and returns on invested capital.


     We intend to build the most extensive alternative fiber network in the Southwest region, which will allow us to serve nearly every primary, secondary and tertiary city within the region. Our fiber network is scalable, and we are deploying a minimum of 96 fibers and two to three spare conduits along certain routes. Each fiber is capable of supporting dense wave division multiplexing, and each conduit is capable of housing a cable with hundreds of additional fibers. In order to reduce the cost of fiber retained for our own use, we intend to sell excess fiber to other carriers. We are currently in discussions for the sale of fiber over segments of our network with over 25 carriers. Consistent with our planned network deployment schedule, approximately 800 route miles of the long-haul fiber network were substantially completed at year-end 1998. We currently have another 1,700 route miles under construction and expect to have approximately 3,000 route miles completed by the end of 1999, with the remainder of the 6,100 route mile network expected to be completed by the end of 2000. We recently entered into an agreement with Enron Communications to jointly build approximately 1,050 miles of fiber network in Texas. We believe that this agreement and any other similar agreements we may execute in the future may enable us to significantly lower the overall cost of network construction as well as accelerate its deployment.



     In addition to our extensive fiber network, our voice network facilities include eight local and long distance switches (seven which we own and one which we manage) with another three local switches scheduled to be installed by the end of the fourth quarter of 1999. We plan to colocate our equipment in 20 central offices with incumbent local telephone companies (13 of which are currently in process) for the provision of local services using UNEs by the end of 1999. We also plan to purchase and deploy eight ATM data switches to support our Internet, frame relay and ATM services in the third quarter of 1999 and plan to purchase and deploy an additional 10 ATM data switches in the fourth quarter of 1999.

     Our proximity to Mexico allows us to directly connect to the fiber networks of multiple Mexican telecommunications carriers. Subject to compliance with certain regulatory requirements, we are capable of providing dark fiber to these carriers at several border crossings enabling them to close open fiber rings in Mexico by using CapRock fiber on the U.S. side of the border. Additionally, our direct connect agreements with foreign carriers position us to capture increased levels of growing international traffic. See Note 18 to the Consolidated Financial Statements of CapRock included in this prospectus.

     Our executive management team has extensive experience in developing advanced telecommunications networks as well as significant executive managerial experience. Jere W. Thompson, Jr., our Chief Executive Officer and Chairman of the Board, founded CapRock Fiber in 1992, became President of CapRock Telecommunications in 1994 and has overseen the development of our company since that time. Ignatius W. Leonards, our President, founded IWL Communications and has over 24 years of telecommunications industry experience. Kevin W. McAleer, our Chief Financial Officer, has over 17 years of experience as the chief financial officer of several publicly held companies. In addition, Scott L. Roberts, our Executive Vice President of International Sales, Timothy W. Rogers, our Executive Vice President of Retail Sales and Network Operations, and Timothy
M. Terrell, our Executive Vice President of Carrier Sales, were all co-founders of CapRock Telecommunications and prior to that were employed as directors and managers in the carrier sales divisions of Qwest and Sprint. Byron M. Allen, Executive Vice President of International, has six years of experience in the domestic and international telecommunications industry.

MARKET OPPORTUNITY

     We believe that a substantial market opportunity exists for us as a result of the following factors:

     - attractive growth dynamics of the Southwest region,

     - rapidly developing telecommunications technologies,

     - growing demand for data services and Internet access,

     - need for integrated communications solutions for small and medium-sized businesses,

     - increasing traffic between the U.S. and Mexico, and

     - the 1996 Telecommunications Act.

     Attractive growth dynamics of the Southwest region. We believe that there is a significant opportunity in the Southwest region. Incumbent local telephone companies, or ILECs, still control almost 98% of the local service market, and the population of the Southwest region is large and growing rapidly. Texas is the second largest state in the U.S., and its population is expected to exceed 20 million in 1999. Over the past two years, Texas was the second fastest growing state in terms of total population and, over the past ten years, was the fastest growing state in terms of new job creation. The combined population of the Dallas/ Ft. Worth, Houston and San Antonio metropolitan areas exceeds the total populations of each of 43 other states. Based on statistics published by the Federal Communications Commission (FCC), in 1998 there were over 5.4 million business access lines, approximately 12.0 million residential access lines and a total of approximately 17.4 million total access lines in the Southwest region. We believe that access lines in this region will grow slightly more than 5% annually.

     Rapidly developing telecommunications technologies. Advances in various telecommunications technologies, such as high speed optical transmission electronics, dense wave division multiplexing, or DWDM, and packet-switches are reducing the cost structure of newly-deployed telecommunications networks. High speed OC-192 transmission electronics operate at approximately 10 billion pulses of light per second, four times faster and far more cost effective than prior generation electronics. Dense wave division multiplexing significantly increases the transmission capacity of a single strand of fiber optic cable (it can increase the carrying capacity of a single fiber 32 fold by allowing simultaneous transmission of up to 32 optical channels per fiber). High performance packet switches break up data into "packets." Compared to circuit switches, packet switches are almost half the cost on a per port basis and utilize bandwidth more than ten times as efficiently for the transmission of voice and data. These technologies effectively combine to manufacture more bandwidth and to make it faster and available to more locations and at lower costs than ever before.

     Growing demand for data services and Internet access. Demand for bandwidth is being fueled by the demand from data and Internet services. Although rapid access to information and the ability to distribute it quickly through the use of data connections are critical to businesses, many of the nation's businesses do not have access to data services, especially small and medium-sized businesses located in secondary and tertiary cities. Market studies estimate that, in response to this demand, spending on end-user subscriptions for data services will grow at an annual rate of 77% over the next four years. In addition, the proliferation of local area networks, wide area networks, private networks, Internet services, e-mail and other enhanced services has caused data transmissions to become a significant and increasing portion of overall telecommunications traffic. These services are expected to drive much of the growth in the data communications market. As a result, the data services market has been the fastest growing segment of the communications industry, expanding at a rate five times faster than the voice services market, with an increase from approximately $3.7 billion in revenues in 1994 to approximately $9.9 billion in revenues in 1997. Market studies estimate that the data communications services market will grow to approximately $24.3 billion in annual revenues by the end of 2001, representing a compound annual growth rate of 25% from 1997.

     Need for integrated communications solutions for small and medium-sized businesses. Currently the vast majority of the nation's small and medium-sized businesses need to deal with multiple communications providers to obtain their communications needs. These businesses tend to use the incumbent local telephone company for local services, long distance carriers for long distance services, equipment integrators for on-premise voice and network systems, and Internet service providers for Internet access. As a result, we believe that there exists a significant and growing demand from businesses for the provision of advanced telecommunications services from a single provider that can not only provide a convenient bundled package of products and services, but also provide integrated customer care and support.

     Increasing traffic between the U.S. and Mexico. We believe that over half of the traffic between Mexico and the U.S. passes through border crossings along the Texas border. In 1997, Mexico was the second largest destination for U.S. outbound telecommunications traffic, accounting for approximately 12.1% of the total international traffic originating in the U.S. The U.S. is the largest destination of outbound traffic from Mexico, accounting for approximately 89% of its total international traffic. In 1997, the telecommunications traffic into Mexico was approximately 2.9 billion minutes, while outgoing traffic amounted to approximately 1.2 billion minutes. International calling tends to be price elastic: as rates fall, volume increases. Rates into Mexico have steadily dropped over the past four years, and traffic volume has increased commensurately. CapRock has a direct connection into Mexico with a Mexican carrier, which enables us to provide reliable, high quality terminations to our customers. We are in discussions with several Mexican carriers regarding potential sales or exchanges of dark fiber.

     The 1996 Telecommunications Act. Competition in the telecommunications industry has been impacted significantly by the 1996 Telecommunications Act. This act allows competitive carriers to use the existing incumbent local carrier infrastructure, as opposed to building a competing infrastructure at significant cost. The 1996 Telecommunications Act requires all incumbent carriers to allow competitive carriers to colocate their equipment along with incumbent carrier equipment in incumbent carrier central offices. This enables competitive carriers to access end users through existing telephone line connections. The 1996 Telecommunications Act creates an incentive for incumbent carriers that were formerly part of the Bell system to cooperate with competitive carriers. These incumbent carriers cannot provide long distance service until regulators determine that there is competition in the incumbent carrier's local market.

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

BUSINESS STRATEGY

     Our business objectives are to establish ourselves as the premier carriers' carrier and to be the dominant integrated communications provider in the Southwest region. To achieve these objectives, we intend to:

     - Build the region's most advanced, scalable and extensive fiber optic network. We believe that existing fiber networks cannot meet the bandwidth needs of businesses and carriers in the Southwest region. We also believe that the secondary and tertiary markets located between the major markets in this region are underserved, creating a significant market opportunity. To address this need, we are currently expanding our network to cover approximately 6,100 route miles throughout the Southwest region. We intend to construct the most extensive and advanced fiber network in the region. By installing multiple conduits, along with a large number of advanced fiber strands in each conduit that are capable of supporting dense wave division multiplexing, we are creating a robust network that will have significant flexibility to add capacity to meet future customer demand. The unused conduits allow us to add fiber and to cost-effectively deploy future generations of optical networking components, which will expand capacity and reduce per unit costs, without new construction. Through our use of these technologies, we believe that we can rapidly scale our network to support the demands for increased bandwidth, that the bandwidth we utilize is lower in cost and that the markets we can reach are greater in number. We intend to have our network interconnect with the networks of selected Mexican carriers at multiple border crossings, creating international synchronous optical network, or SONET, ring connections between the United States and Mexico. Given the strong demand for dark fiber over the past year, we increased our planned network build out from our original plan of approximately 4,300 route miles to approximately 6,100 route miles.

     - Create a strategic, regionally focused asset. We are focused on the Southwest region because of the region's size, attractive growth prospects and its border with Mexico, and because we believe that as a region it is currently underserved by other major telecommunications providers. We believe that existing fiber networks cannot meet the fiber and bandwidth needs of businesses and carriers in the Southwest region. This creates a significant market opportunity for an alternative network provider that offers communications services throughout this region. Our network has been designed to complement existing major long haul-fiber networks. To the extent possible, our routes are geographically diverse from the existing fiber networks of AT&T, MCI WorldCom, Sprint, Qwest and IXC. We also believe that the majority of communications traffic is regional in nature. By concentrating our network build within a region, we feel we can maximize the amount of traffic that originates and terminates end-to-end on our network, which captures significant regional traffic and allows us to maximize our gross profit margins and returns on invested capital.

     - Pursue a cost-effective network build out. While our fiber network principally supports our voice, data and bandwidth products, we also expect the network to provide us with significant financial benefits. Demand for dark fiber is strong, so we intend to sell excess dark fiber to third parties. Also, we may enter into arrangements with other carriers, similar to our agreement with Enron Communications, to jointly build certain segments of our fiber network. These dark fiber sales and joint build arrangements may enable us to accelerate our construction schedule and significantly lower the cost of fiber retained for our own use. We believe that on a per fiber mile basis we will own one of the lowest net cost networks in the Southwest region.

     - Focus on high value-added local switching infrastructure. As we enter markets, we initially provide local services by reselling the services of the incumbent local telephone companies. As we obtain enough customers to economically justify the deployment of local switches, we plan to migrate our resale customers to our own switching facilities. We also intend to reach our customers by utilizing either the unbundled network elements of ILECs or the fiber facilities of other CLECs. We believe that this "success-based capital deployment" strategy, whereby we deploy capital incrementally and only in attractive markets with an existing customer base, will enable us to construct a network and facilities that can serve customers in all of our markets, while minimizing the risk of making substantial up-front capital expenditures in unproven markets. We are constantly exploring alternative technologies to provide local loop, or last-mile connectivity, to customers in our target markets, such as digital subscriber lines (DSL) and local multipoint distribution systems (LMDS).

     - Provide bundled communications solutions to small and medium-sized businesses. We believe that there is a strong desire among small and medium-sized business customers to simplify their operations by dealing with a single telecommunications provider for an integrated package of communications services. We currently offer local, long distance, Internet, data and private line services. In addition, we also offer asynchronous transfer mode (ATM), frame relay, Integrated Services Digital Network (ISDN), Web server hosting, and other enhanced services not generally available from the ILECs (or available only at prices higher than those that we intend to charge). We believe that our ability to provide a wide array of integrated services, to invoice these services on a single bundled bill, and to serve as a single point of contact for sales and service will enable us to (1) better compete in and to rapidly penetrate our targeted markets, (2) capture virtually all of our existing and newly acquired customers' expenditures for telecommunications services and equipment, (3) enhance our profit margins, (4) increase customer satisfaction, and (5) maintain lower customer churn. In addition, we believe that our cost structure in offering bundled local and long distance services will allow us to offer those services at a bundled price that will be substantially lower than those services purchased separately.

     - Pursue acquisitions and strategic alliances. As part of our growth plan, we routinely engage in discussions with other companies considering potential business ventures and combinations. In our target markets, a large number of small private companies provide local, long distance, data, and Internet services, as well as telecommunications equipment. This fragmentation creates opportunities to acquire industry participants that can provide additional management talent, customers and product extensions. In addition, as part of our strategy to rapidly deploy our network, we intend to pursue strategic relationships with cable television companies, utilities, state transportation departments and other governmental authorities. By utilizing strategic alliances, we believe we will be able to enter our target markets quickly and efficiently and will be able to reduce the up-front capital investment required to develop our network. Our agreement with Enron Communications to jointly build approximately 1,050 miles of fiber network in Texas is an example of this strategy. This agreement and any other similar agreements we may execute in the future may enable us to accelerate the construction schedule for our network and significantly lower the cost of fiber retained for our use.

     - Build market share through personalized sales and customer service. We focus on superior customer service and offer our integrated services primarily to small and medium-sized businesses. Unlike large corporate, government, or other institutions, small and medium-sized businesses often do not have the necessary in-house personnel required to manage and implement complex telecommunications solutions. As a result, we believe that a consultative direct sales effort combined with a superior and personalized customer care program that provides customers with a comprehensive turn-key telecommunications solution will give us a competitive advantage in capturing our customers' total telecommunications traffic. As of May 31, 1999, our direct sales force consisted of 140 account executives and managers in Dallas, Ft. Worth, Houston, San Antonio, Austin and Victoria, Texas, as well as Lafayette, Louisiana. In addition, we had 135 sales agents located throughout Texas. We intend to recruit, train and deploy approximately 65 additional account executives by the end of 1999. We believe that our low customer attrition in 1998, which was less than 3% for the entire year, was achieved because of our superior customer service.

     - Leverage our advanced back office systems. We handle our provisioning, customer care, billing and traffic reporting functions through a proprietary software platform developed by RiverRock Systems, Ltd., a Texas limited partnership in which we have a 49% ownership interest. The system has been designed to be both scalable and flexible in order to support our expected future back office requirements. We believe that this system provides us with a significant competitive advantage by allowing us to creatively bundle and price various telecommunication services, to process large order volumes, and to provide superior customer service when compared to the incumbent local telephone companies or other providers using legacy systems that either outsource back-office services or that do not have an advanced office support systems platform. The RiverRock system is part of a larger back office organization which enables us to: (1) minimize the time required to initiate services for new customers, (2) provide customer bills, (3) respond quickly to customers' needs and information requests, and (4) better monitor and analyze traffic, financial and operating trends. We intend to continue to develop this system to meet increasing demands for our services and to continue to provide our customers with superior customer care.

NETWORK BUILD OUT AND FINANCING PLAN


     By the end of the year 2000, we intend to build out our fiber optic network to approximately 6,100 route miles throughout the Southwest region. We began constructing and operating a regional fiber network in 1993. We completed construction of the first 260 route miles of our fiber network in 1997, and at the end of 1998, the first 800 route miles of our scalable, regional fiber network were substantially completed, linking San Antonio, Laredo, McAllen, Harlingen, Corpus Christi, Victoria and Houston, Texas. Over the past two years, we have met substantially all of our milestones with respect to our construction schedules and budgets. We currently have approximately 1,700 route miles under construction and expect to have approximately 3,000 route miles completed by the end of 1999, linking south Texas, San Antonio, Houston, Austin, Waco, Dallas, Fort Worth and Amarillo, Texas, Oklahoma City and Tulsa, Oklahoma, Little Rock, Arkansas and Monroe and New Orleans, Louisiana. We expect that the remainder of the 6,100 route mile fiber network will be completed by the end of the year 2000. Given the increased demand for our fiber-based telecommunications services over the past year, we increased our planned network build out from our original plan of approximately 4,300 route miles to approximately 6,100 route miles.


     We believe that our network, once completed, will be the most extensive alternative fiber network in the Southwest region and will enable us to serve nearly every primary, secondary and tertiary city in the region. Our network is designed to be scalable and will have significant excess capacity to meet future demand and flexibility to accommodate new fiber technology and electronics. We are burying three to four conduits throughout our network. We are installing in a conduit a minimum combination of 96 Lucent Truewave and single-mode fibers. Both Truewave and single-mode fiber are capable of supporting dense wave division multiplexing. We intend to retain on average 24 fiber strands throughout most of our network. The routes of the network are primarily constructed on state highway and county road rights-of-way, and are planned to be generally geographically diverse from the existing fiber networks of AT&T, Sprint, MCI WorldCom, and IXC. The fiber network will also interconnect with the fiber networks of selected Mexican carriers at multiple border crossings.


     Through the continuing and successful integration of IWL Communications and its personnel and network facilities, we have been able to continue developing our fiber network and our switching facilities. In addition to our extensive fiber network, our network facilities also include eight local and long distance switches (seven which we own and one which we manage), with another three local switches scheduled to be installed by the end of the fourth quarter of 1999. We plan to colocate our equipment in 20 central offices with incumbent local telephone companies (13 of which are currently in process) for the provision of local services using UNEs by the end of 1999. We also plan to purchase and deploy eight ATM data switches to support our Internet, frame relay and ATM services in the third quarter of 1999 and plan to purchase and deploy an additional 10 ATM data switches in the fourth quarter of 1999.


     We estimate total gross capital expenditures of approximately $455 million to complete our planned regional network build out, including fiber, transmission electronics, voice and data switches and corporate capital expenditures.

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

     To reduce the cost of fiber retained for our own use, we have sold in the past, and intend to sell in the future, conduit and dark fiber to third parties. In the past, we have jointly constructed segments with Teleport Communications Inc., a competitive local phone company, and with TCI Communications Inc., a cable television company, and we recently announced our agreement with Enron Communications to jointly build approximately 1,050 miles of fiber network in Texas. Through this joint build arrangement, we will connect Amarillo, Lubbock, Dallas, Fort Worth, Waco, Bryan, Austin, San Marcos, San Antonio and Houston, Texas. The partnership we formed with Enron Communications is installing four conduits throughout the approximate 1,050 miles. We intend to jointly market 96 of the 192 fibers installed. Of the remaining 96 fibers, we will own 48 fibers and Enron Communications will own 48 fibers. The joint build arrangement provides several benefits, including reduction of construction costs, accelerated acquisition of right of way and franchise agreements, the majority of which are essentially in place, and the freeing up of resources to potentially accelerate the build of the remaining portion of the network. This agreement and any similar agreements we may execute in the future may enable us to accelerate our construction schedule and accelerate the rate of deployment of our network, which in turn may accelerate our need for additional capital. Each city-pair segment of our fiber network is operational upon completion of construction. Should network construction be slowed or postponed, our existing network is still operational and our integrated services strategy can continue essentially unchanged.

     By installing a large fiber count, advanced fiber capable of supporting dense wave division multiplexing and spare conduits, the network will be scalable and will have significant flexibility to add capacity to meet future demand. The integrity and survivability of the network will be enhanced through the design of multiple SONET rings, and its diverse location from existing long-haul networks. The expanded network is expected to deliver the following significant strategic and financial benefits to us: (1) substantial savings by allowing us to move onto our own network a significant portion of the traffic that we currently carry on circuits which we lease from other carriers; (2) high capacity new routes allowing us to increase revenues by leasing additional circuits to our customers, including high capacity circuits such as OC-3s, OC-12s, and OC-48s; (3) lower underlying transmission and network operating costs; (4) sufficient capacity to support increasing demand from Internet, multimedia applications, frame relay and ATM; and (5) reduced capital costs through sales and exchanges of excess fiber which we are including in our network expansion specifically for that purpose.

     We also provide services to our oil and gas company customers through a satellite network consisting of leases for access to multiple satellites, a microwave network, two-way radio licenses and carrier agreements for long distance service combined with a switch-based network. Our microwave network includes a system that has been built by us onshore in the Southwest region and extends offshore into the Gulf of Mexico. We believe that the fiber and microwave network we have created to support our oil and gas industry customers has excess capacity and can readily support integrated communications' activities in secondary and tertiary markets along the Texas and Louisiana Gulf Coast, where we expect less competition for customers than in the larger markets. We intend to leverage our project management skill set and expertise by supplying communications services to customers outside of the oil and gas industry, particularly customers with operations located near our existing and planned communications infrastructure.

PRODUCTS AND SERVICES

  Carriers' Carrier

     We intend to establish ourself as the premier carriers' carrier within the Southwest region, providing voice, data, broadband and dark fiber services over the most extensive advanced fiber optic network in the Southwest region. Our principal carriers' carrier products are: long distance terminating access, calling cards, dark fiber, and bandwidth provision. Our carrier customer base includes more than 120 carriers, including AT&T, IXC, MCI WorldCom, Qwest and Sprint, and including regional independents such as Century Tel, Inc. and Lufkin Conroe Telephone. For the year ended December 31, 1998, revenues from services provided to MCI WorldCom accounted for more than 10% of our revenues.

     Long Distance Terminating Access. This service enables carrier customers to terminate regional, domestic or international long distance calls through our switches. We terminate calls over our own network and feature groups established with incumbent local telephone companies or through other carriers providing services to us. We sell these services on a per-call basis, charging by minutes of use, or MOUs, with payment due monthly after services are rendered.

     Bandwidth Provision. We offer T-1, DS-3, OC-3, OC-12 and OC-48 capacity and individual wavelength channels to our carrier customers. Carriers utilize the broadband capacity to support their voice and data traffic requirements and to provide diverse routing as backup in the event of a fiber cut along their primary routes. Services are provided generally through one year contracts, requiring fixed monthly payments, generally in advance.

     Dark Fiber. We lease and sell excess dark fiber to carrier customers over our fiber network. We are burying three to four conduits and installing a cable with a minimum of 96 fiber strands throughout our 6,100 route mile fiber network. We intend to retain an average of 24 fibers for our own use and to continue to lease or sell excess capacity to lower our net cost for fiber retained for our own use. Dark fiber lease contracts are generally for a minimum of ten years with multiple five year renewals at discounted rates. Dark fiber sales are in the form of indefeasible right of use contracts for terms for 20 years and longer.

  Integrated Services

     We intend to become the dominant integrated communications provider in the Southwest region, offering local, long distance, Internet, data and private line services to end-user customers on an integrated basis invoiced on a single, bundled bill. We believe that our ability to provide integrated services, and to invoice these services on a single, bundled bill enables us to (1) better compete in and rapidly penetrate our targeted markets, (2) capture virtually all of our existing and newly acquired customers' expenditures for telecommunications services and equipment, (3) increase customer satisfaction, and (4) maintain low customer churn.

     We offer (or, where indicated, intend to offer) the following products:

     Local. These services offer customers local switched and enhanced services. We intend to continue to obtain local telephone services from incumbent local telephone companies on a total service resale, or TSR, basis and as demand economically justifies, to install local switches and migrate customers to our network utilizing unbundled network elements leased from incumbent local telephone companies for last mile local lines. We believe this approach significantly boosts our gross margins, maximizes our return on invested capital, and reduces the time required to enter new markets.

     One Plus Long Distance. This service offers customers the ability to make outbound switched long distance calls by simply dialing a 1, plus the area code and phone number. Customers can select us as their primary long distance provider by placing an order with us. This service may be used for both domestic and international calling.

     Long Distance Dedicated Service. This service is designed for larger users with sufficient long distance traffic volume to warrant the use of dedicated lines directly to the customer to originate calls. Instead of long distance calls switched through the ILEC, this service uses a dedicated line that directly connects the end user and our switch. This eliminates ILEC originating access fees and reduces per minute rates to the user.

     Internet. We provide Internet services to approximately 860 customers. The services include e-mail server, news server and hosting of customer web pages.

     Data. Frame relay and ATM data services are currently provided on a resale basis. Our fiber network has been designed to provide a platform to support high capacity, bandwidth-intensive products. We intend to migrate our data services onto our own data and fiber networks as these networks are built out.

     Private Lines. This service provides customers dedicated broadband capacity, typically T-1s and DS-3s. Private lines enable customers to connect directly to their long distance carriers, bypassing the ILEC and thereby reducing long distance rates. Private lines also enable customers to establish virtual private wide area networks for data and voice transmissions between or among multiple locations.

     Toll Free 800/888. This inbound service, where the receiving party pays for the call, is accessed by dialing an 800/888 area code. This is used in a wide variety of applications, many of which generate revenue for the user (such as reservation centers or customer service centers).

     Calling Card. These traditional, basic telephone calling cards allow the user to place calls from anywhere in the United States or Canada. Later in 1999, we plan to expand our service to include Mexico. We also offer additional features including conference calling and speed dialing.

     Prepaid Card. Prepaid cards allow a customer to purchase and pay in advance for a card with a fixed amount of calling time. The card is then used as a standard calling card from which time is deducted when used. Prepaid cards may be purchased with enhanced features similar to those of calling cards and also may be renewed by purchasing additional time.

  System Services

     We intend to maintain our position as a major provider of telecommunications services to remote installations, primarily in the Gulf of Mexico. Our principal products are offshore voice and data services, as well as the sale and installation of equipment to carry those services.

     Offshore Services. We provide offshore voice and data systems and services to the oil and gas industry in the Gulf of Mexico. Satellite and microwave transmission media are used depending on the type and location of the drilling rig involved. Our communications systems are flexible and can be quickly re-aligned as rigs move to new locations.

     Customer Premise Equipment. We currently sell and install telephone and switchboard equipment to our offshore customers. We intend to add office switchboard and private branch exchange equipment for our small and medium-sized business customers. We intend to continue to build our relationships with local customer premise equipment installation companies in all of our markets for the purpose of selling and installing customer premise equipment not otherwise provided by us.

SALES AND MARKETING

     Carriers' Carrier. We established a carrier services sales force in 1992. We believe it competes effectively in this market based on a combination of price, reliability, quality of service, route diversity, ease of ordering, ability to obtain traffic information and superior customer service. We market our carriers' carrier services primarily through eight direct sales personnel and four support specialists located in our headquarters in Dallas. In general, these sales professionals locate potential customers for our carrier services through customer referrals, trade forums, trade shows and industry alliances.

     Integrated Services. We focus our sales efforts on small to medium-sized businesses in the Southwest region primarily through two channels: our direct sales force and our network of independent sales agents. Our direct sales force and our authorized agents are trained to emphasize our customer-focused sales efforts, superior customer service and product value. We reinforce building customer relationships by tying a portion of each account executive's and agent's compensation directly to the longevity of their customer accounts.

     As of May 31, 1999, our direct sales force consisted of 140 account executives in Dallas, Fort Worth, Houston, San Antonio, Austin, and Victoria, Texas, as well as Lafayette, Louisiana. We intend to hire and train approximately 65 additional account executives by the end of 1999 and an additional 100 account executives by the end of 2000.

     Our sales personnel call on prospective and existing business customers, conduct analyses of business customers' telecommunications usage histories and service needs, and demonstrate how our various service
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

packages will improve a customer's communications capabilities in a cost-effective manner. Sales personnel identify potential business customers by several methods, including customer referral, marketing research, personal telemarketing and through other networking alliances such as endorsement agreements with trade associations and local chambers of commerce. We recruit new account executives by emphasizing our extensive and advanced fiber communications network, broad array of services bundled on a single bill, superior customer service, attractive compensation and commission plans, stock option programs and marketing support plans.

     We also have 135 sales agents located throughout Texas. Our agent program was established in 1996, and consists primarily of independent telephone equipment vendors authorized by us to market our products and services. Authorized agents receive recurring commissions based on product, pricing, volume of usage and customer retention. We have four agent managers who actively recruit new agents. We intend to add an additional 55 agents in 1999.

     Our marketing strategy is built upon the belief that customers want to reduce the number of providers, simplify the complexity and enhance the value of their telecommunications needs. To address this strategy, we seek to be a single source provider, offering the bulk of our customers' needs on single bills and through single sales channels. We believe that our personalized attention to the needs of our business customers, coupled with our ability to provide a fully integrated bill, is appealing to both existing and prospective customers.

     Project Management and Offshore Services. We target domestic customers that require turnkey system solutions and other telecommunications services. Our sales force sells frequency bandwidth and call completion and system solutions, which allows us to further develop our own telecommunications infrastructure.

CUSTOMER CARE AND SUPPORT

     We believe that our reputation has been built on outstanding customer care. We strive to provide superior customer care and support for our customers and believe that personal contact with our customers through knowledgeable, friendly and efficient customer service representatives is a significant factor in customer retention. We intend to significantly increase the number of our customer service representatives as the number of direct and agent sales representatives grows.

     To support our carriers' carrier and integrated services customers, we operate a call center in Dallas, Texas staffed by our customer service representatives, who have completed a certification and training program provided by us. To enhance their effectiveness, we provide ongoing training to all customer service representatives. Our customer service department uses on-line, real-time automated systems that provide notes from all prior contacts with the customer, provide a complete account and payment history for customers billed by us and enable the customer service representatives to provision new services and modify existing services on all of our products.

     We handle our provisioning, customer care, billing and traffic reporting functions through a proprietary software platform developed by RiverRock Systems, Ltd., a Texas limited partnership in which we have a 49% ownership interest. The system has been designed to be both scalable and flexible in order to support our expected future back office requirements. We believe that this system provides us with a significant competitive advantage by allowing us to creatively bundle and price various telecommunication services, to process large order volumes, and to provide superior customer service when compared to the incumbent local telephone companies using legacy systems and their competitors that outsource back-office services or that do not have an advanced office support systems platform. The RiverRock system is part of a larger back office organization which enables us to: (1) minimize the time required to initiate services for new customers, (2) provide customer bills, (3) respond quickly to customers' needs and information requests, and (4) better monitor and analyze traffic, financial and operating trends. We intend to continue to develop this system to meet increasing demands for our services and to continue to provide our customers with superior customer care. See "Certain Transactions."

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

     We also provide customer support for our offshore products and services through our full-service support teams in Friendswood, Texas, Lafayette and New Orleans, Louisiana, Moscow, Russia and Aberdeen, Scotland. Support services include: (1) on-site maintenance, with over 50 technical specialists on call for immediate dispatch when customers' communications systems require maintenance;
(2) a network operations center in Friendswood, Texas where our professionals remotely monitor customers' communications systems throughout the Gulf of Mexico and around the world seven days a week, 24 hours a day; (3) customer support for our wireless products; (4) training programs designed to maximize the customers' communications investment through classroom training at customers' sites and multimedia video training tools; and (5) research and development for unique applications where our engineers can custom design or modify hardware to improve our performance within a particular system.

COMPETITION

     Overview. The communications services industry is highly competitive, rapidly evolving and subject to constant technological change. In particular, numerous companies offer long distance, local, Internet, data and bandwidth services, and we expect competition to increase in the future. We compete in these markets primarily on the basis of price, customer service and the ability to provide a variety of communications products and services.

     Fiber Networks. We intend to expand our fiber optic network to approximately 6,100 route miles throughout the Southwest region. We expect to compete with numerous established and start-up national and regional fiber optic networks owned by long distance carriers, ILECs and competitive local exchange carriers ("CLECs") throughout the Southwest region. These competitors include very large companies such as:

     - AT&T,

     - MCI WorldCom,

     - Sprint,

     - Level 3,

     - Williams,

     - SBC, and

     - Qwest.

     Each of these companies has greater name recognition, financial, personnel, technical and marketing resources than we have. We also anticipate that other providers of local and long distance telecommunications services will plan and construct fiber networks that could compete with our network. In addition to long distance carriers and local telephone companies, entities potentially capable of offering broadband services in competition with our existing and planned network include:

     - other facilities-based communications service providers,

     - cable television companies,

     - electric utilities,

     - microwave carriers,

     - satellite carriers,

     - wireless telephone system operators, and

     - large companies who build private networks.

     Competing networks may also have advanced fiber and operating capabilities similar to those of our network. Furthermore, we expect that some of our competitors will compete in our geographic market and
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

directly with us for many of the same customers along a significant portion of the routes along which we intend to operate.

     Domestic and International Long Distance. We provide long distance services using our own facilities and by reselling the facilities of other carriers, both in the United States and between the United States and other countries. The long distance communications industry is intensely competitive and the marketing and pricing decisions of the larger industry participants such as AT&T, MCI WorldCom, and Sprint have a significant impact on us. In addition, significant consolidation in the industry has created and will continue to create numerous other entities with substantial resources to compete for long distance business. Such entities include Excel Communications, Inc., Frontier Communications Service, Inc. and Qwest. In addition, as a result of the Telecommunications Act of 1996 (the "1996 Telecommunications Act"), we anticipate that the Federal Communications Commission ("FCC") may permit the Regional Bell Operating Companies (the "RBOCs") to enter the long distance market in the future. The GTE Operating Companies ("GTOCs") do not require FCC approval and may enter the long distance market now. These larger competitors have significantly greater name recognition and greater personnel, financial, technical, network and marketing resources. Many may also offer a broader portfolio of services and have long standing relationships with customers targeted by us. Moreover, we cannot guarantee that our competitors cannot negotiate contracts with suppliers of telecommunications services to obtain conditions of service more favorable than ours. Many of our competitors enjoy economies of scale that can result in a lower cost structure for transmission and related terminating costs. Those carriers could bring significant pricing pressure to bear on us.

     Customers frequently change long distance providers in response to lower rates or promotional incentives by competitors. Prices for domestic and international long distance calls have declined in recent years and we expect them to continue to decrease further and more rapidly. Indeed, we expect competition in all of our relevant markets to increase. This increased competition could adversely affect our net revenue per minute and gross margins. We cannot guarantee that we can compete effectively in the domestic or international long distance markets.

     Local Exchange Service. Our business objective is to expand significantly our operations to provide local services. Regulation permitting us to compete in the local service market has only recently been enacted into law, following enactment of the 1996 Telecommunications Act. The services we intend to offer will compete with those offered by ILECs, such as BellSouth, Southwestern Bell and the GTOCs, as well as very large long distance carriers, such as AT&T, MCI WorldCom, and Sprint. The ILECs currently dominate the provision of local services in their respective markets, and the ILECs and the very large long distance carriers have greater name recognition and greater financial, technical, network, marketing and personnel resources than we do. Those entities also hold longer standing relationships with regulatory authorities at the federal and state levels than we do. We may also face competition from other current and potential market entrants, including:

     - other CLECs,

     - cable TV companies,

     - electric utilities,

     - ILECs operating outside their current local service areas,

     - other long distance carriers,

     - wireless telephone system owners,

     - microwave owners,

     - satellite carriers,

     - private networks built by large companies, and

     - start-up telecommunications ventures.

     We cannot guarantee that we can compete effectively in the local service markets.

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

     Internet Telephony. The FCC currently classifies Internet services as enhanced services. As a result, federal and state common carrier regulations, including long distance interstate and intra-state access fees, tariffing, certification and rate regulation do not apply to the provision of Internet services. Some Internet service providers, or ISPs, have recently announced plans to use Internet protocol technologies ("IP Telephony") to introduce domestic and international long distance services at rates 30% to 50% below standard long distance rates. Although the FCC intends to review this issue, IP Telephony could increase pressure on long-distance companies and other communications companies to reduce prices and margins on domestic and international long distance services. We cannot guarantee that either we or our carrier customers will not experience substantial decreases in call volume, pricing and/or margins due to IP Telephony. We also cannot guarantee that we can offer telecommunications services to end users at prices that can compete with the IP Telephony services offered by these new companies.

     We also provide Internet services. We cannot guarantee that federal or state regulators will not impose additional regulation on Internet services in the future. We expect to compete by introducing IP Telephony shortly. The Internet services market is highly competitive, in part because no substantial barriers to entry exist. We expect that competition will continue to intensify. Our competitors in this market include:

     - Internet service providers,

     - other telecommunications companies,

     - online services providers, and

     - Internet software providers.

     Many of these competitors have greater personnel, financial, technical and marketing resources than those available to us.

     On April 5, 1999, US West filed a petition with the FCC asking the FCC to find that IP telephony services are telecommunications services, not enhanced services or information services, and therefore should be subject to access charge and universal service obligations. We cannot predict how the FCC will rule on US West's petition. If the FCC does ultimately determine that IP telephony is subject to the FCC's access charge and universal service regimes, such a ruling would likely substantially increase the costs of providing IP telephony. US West filed similar requests before the Nebraska Public Service Commission and the Colorado Public Utility Commission.

     Technological Advances. Dense wave division multiplexing, high-speed OC-192 transmission electronics, advanced fiber technology and packet switching are converging to increase significantly the supply of domestic and international transmission capacity. Rapid and on-going technological advances have brought new product and service offerings similar to the services we provide. The introduction of new products or emergence of new technologies may cause capacity to greatly exceed demand, reducing the pricing of certain services we provide. We cannot guarantee that we can satisfy future customer needs, that our technologies will not become obsolete because of future technological developments, or that we will not have to make significant additional capital investments to upgrade or replace our system and equipment. We cannot predict the impact of these technological changes on our operations. If we fail to keep pace with advances, it could have a material adverse effect on our financial condition, results of operations and cash flow.

     Offshore and Remote Telecommunications Services. Currently, we provide telecommunications services to oil and gas customers in the Gulf of Mexico. In the Gulf of Mexico, we compete directly principally with Autocomm Communications Engineering Corp., Sola Communications, Inc., Datacom and Shell. Shell currently provides competing services through its microwave network in the Gulf of Mexico and has announced plans to become a full service telecommunications provider to the oil and gas industry in the region. Although we believe that we compete successfully in each of our markets today, we cannot guarantee that we can continue to compete successfully in the future. We believe that most of our larger competitors have generally not made it a priority to provide remote, difficult-access telecommunications
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

services. Should one or more of our competitors decide to focus on such services, it could have a material adverse effect on our financial condition, results of operations and cash flow.

EMPLOYEES

     As of May 31, 1999, we employed approximately 476 people, including approximately 161 in sales and marketing, approximately 132 in engineering and technical services and approximately 183 in management, customer care, provisioning, administration and finance. At that date, we also had an agent sales force numbering approximately 135 independent agents throughout Texas. We use the services of independent contractors for construction of our fiber network. None of our employees is represented by a labor union or is subject to a collective bargaining agreement. We believe that we have good relations with our employees.

PROPERTIES

     We own or lease buildings that contain approximately 170,000 square feet of floor space. Our primary headquarters are located in Dallas, Texas. We entered into a lease agreement effective March 1999 for our new corporate headquarters and expect to occupy an additional approximately 30,000 square feet at the new headquarters in the year 2000. We own an office building in Friendswood, Texas and an office building in Lafayette, Louisiana, and we lease the remainder of our office space.

     All of the fiber optic cable, fiber optic telecommunications equipment and other properties and equipment used in the networks, are owned or leased by us. We have entered into various franchise, rights of way and lease agreements for network regeneration sites. These properties and agreements do not lend themselves to description by character and location of principal units and are not considered meaningful for this disclosure. Our principal facilities include:

                                         APPROXIMATE
LOCATION                                 SQUARE FEET                 DESCRIPTION
--------                                 -----------                 -----------
Dallas, Texas..........................    70,000      Corporate headquarters for
                                                       administration, finance and carrier
                                                         sales functions, sales, switching and
                                                         customer support personnel
Houston, Texas.........................    24,000      Division headquarters for
                                                       administration, finance and sales
                                                         functions
Friendswood, Texas.....................    24,000      Engineering, network operations center,
                                                         administration, production and
                                                         warehouse
Phoenix, Arizona.......................    10,300      Switching facility and sales functions

     We consider our current facilities adequate for our current needs and believe that suitable additional space will be available, as needed, to accommodate further physical expansion of corporate operations and for additional sales and service.

LEGAL PROCEEDINGS

     We are a party to ordinary litigation incidental to our business from time to time. Currently, we are not a party to any litigation that we expect would have a material adverse effect on our results of operations, financial condition or cash flow.

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

                            REGULATION AND LICENSES

     The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal, state and local legislation and regulations are currently the subject of judicial proceedings, legislative hearings, and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon us or the telecommunications industry, can be predicted at this time. This section also sets forth a brief description of regulatory and tariff issues pertaining to our operations.

     We provide domestic and international services subject to varying degrees of U.S. federal, state and local regulation, and regulation by foreign authorities. In the United States, the 1934 Communications Act, as amended, including as amended by the 1996 Telecommunications Act and the regulations promulgated by the FCC thereunder, as well as the applicable laws and regulations of the various states and state regulatory commissions all govern the provision of telecommunications services. The FCC exercises jurisdiction under Title II of the 1934 Communications Act over all facilities of, and services offered by, telecommunications common carriers to the extent such services involve jurisdictionally interstate common carrier communications, including international communications originating from or terminating in the United States. State regulatory authorities retain jurisdiction over jurisdictionally intrastate communications. Under Title III of the 1934 Communications Act, the FCC also regulates the licensing and use of the radio frequency spectrum. Local governments sometimes impose franchise or licensing requirements on local service competitors and/or facilities companies. Services we provide in other countries remain subject to the telecommunications laws and regulations of those countries.

     The FCC and the state regulatory agencies impose and enforce regulatory requirements applicable to our operations. The FCC and the state regulatory agencies may address regulatory non-compliance with a variety of enforcement mechanisms, including:

     - monetary forfeitures,

     - refund orders,

     - injunctive relief,

     - license conditions, and/or

     - license revocation.

     As a telecommunications carrier, we must also comply with the Federal digital wiretapping administered by the U.S. Department of Justice and the FCC. The telecommunications industry varies substantially from state to state and continues to change rapidly. Moreover, as deregulation at the federal level occurs, some states are reassessing the level and scope of regulation applicable to carriers. Domestic or international regulators or third parties could raise material issues with regard to our compliance or non-compliance with applicable regulations. Future regulatory, judicial or legislative activities could have a material adverse effect on our financial condition, results of operations or cash flow.

  U.S. Federal Regulation

     Local Service Regulation Under The 1996 Telecommunications Act. The 1996 Telecommunications Act, which amended the 1934 Communications Act, provided for comprehensive reform of the United States' telecommunications laws. In passing the 1996 Telecommunications Act, Congress sought to increase local competition from newer competitors such as long distance carriers, cable TV companies and

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

public utility companies. The 1996 Telecommunications Act specifically requires all local exchange carriers, or LECs (including ILECs and CLECs):

     - not to prohibit or unduly restrict resale of their services,

     - to provide dialing parity, number portability and nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listings,

     - to afford access to poles, ducts, conduits and rights-of-way, and

     - to establish reciprocal compensation arrangements for the transport and termination of telecommunications.

     In addition, ILECs must provide:

     - interconnection on certain terms and conditions,

     - unbundled network elements,

     - resold local services at wholesale rates,

     - reasonable public notice of any changes in the information needed for transmission and routing services over their communications facilities, and

     - physical colocation of equipment necessary for interconnection and access to unbundled network elements at the LECs' premises.

     On March 31, 1999, the FCC released its Collocation Order which requires ILECs to permit CLECs to collocate any equipment used for interconnection or access to unbundled network elements even if that equipment includes switching or enhanced service functions. Among other things, the Collocation Order also:

     - prohibits ILECs from placing any limits on the use of switching or enhanced features for collocated equipment; and

     - requires ILECs to make cageless collocation available and permit CLECs to construct their own cross-connect facilities.

     Under the 1996 Telecommunications Act, Regional Bell Operating Companies, or RBOCs, have the opportunity to provide out-of-region long distance and certain cable TV services immediately and in-region long distance services after the RBOCs meet certain conditions. Specifically, an RBOC can enter the market for in-region long distance services within areas where the RBOC provides local exchange service upon FCC approval based on a showing that facilities-based competition and interconnection agreements meeting a 14-point checklist both exist. Entry of RBOCs into the domestic and international long distance business and the emergence of other new local competitors could subject us to substantial competition and could have a material adverse effect on our financial condition, results of operations and cash flow.

     On August 8, 1996, the FCC released the Interconnection Decision, which established a framework of minimum, national rules enabling state commissions and the FCC to begin implementing many of the local competition provisions of the 1996 Telecommunications Act. Among other things, the Interconnection
Decision:

     - prescribed certain minimum points of interconnection,

     - adopted a minimum list of unbundled network elements that ILECs must make available to competitors, and

     - adopted a methodology for states to use when setting prices for unbundled network elements and for wholesale resale services.

     On January 25, 1999, the Supreme Court issued an opinion overturning prior decisions issued by the U.S. Court of Appeals for the Eighth Circuit that had vacated certain portions of the Interconnection Decision. The Supreme Court's decision confirmed the FCC's authority to issue regulations implementing the pricing and other provisions of the 1996 Telecommunications Act and reinstated most of the challenged rules. However, the Supreme Court vacated a key FCC rule that identified the network elements that incumbent LECs must unbundle. The FCC has initiated a rulemaking to consider that issue. The Eighth Circuit decisions and their recent reversal by the Supreme Court perpetuate continuing uncertainty about the rules governing the pricing, terms and conditions of interconnection agreements. During the pendency of the Eighth Circuit proceedings, state public utilities commissions have continued to conduct arbitrations, and to implement and enforce interconnection agreements. However, the Supreme Court's recent ruling and further proceedings on remand may affect the scope of the state commissions' authority to conduct such proceedings or to implement or enforce interconnection agreements. The U.S. Supreme Court's decision will likely result in new or additional rules being promulgated by the FCC, and the FCC has initiated a proceeding to delineate the network elements that must be provided by incumbent LECs. Given the general uncertainty surrounding the effect of the Eighth Circuit decisions and the recent decision of the Supreme Court reversing them, we cannot guarantee that we can continue to obtain or enforce acceptable interconnection terms or interconnection terms consistent with our business plans.

     On August 7, 1998, the FCC released an Order denying requests by various ILECs that the FCC use Section 706 of the 1996 Telecommunications Act to forbear from regulating advanced telecommunications services. Instead, the FCC determined that advanced services constitute telecommunications services and that ILECs must comply with the unbundling and resale obligations and the in-region inter-LATA restrictions of the 1996 Telecommunications Act in their provision of advanced services. The FCC also proposed in a rulemaking to allow ILECs to provide advanced services on an unregulated basis through separate subsidiaries. We cannot predict the outcome of the FCC's proceeding. However, if the FCC does forbear from regulating advanced telecommunications services, such a decision would increase the ability of ILECs to compete against less established carriers such as us.

     Domestic Interstate Services. The FCC considers domestic interstate common carriers (including us) that do not have market power as "nondominant." The FCC subjects nondominant carriers to minimal regulation. However, interstate carriers offering services to the public must comply with the federal statutory and regulatory requirements of common carriage under the 1934 Communications Act file various reports and pay various fees and assessments. Among other things, interstate common carriers must offer service on a non-discriminatory basis at just and reasonable rates. Nondominant carriers need not obtain specific prior FCC approval to initiate or expand domestic interstate services, although they must file a tariff with the FCC. Nondominant carriers remain subject to the FCC's complaint jurisdiction. In particular, we may be subject to complaint proceedings in conjunction with alleged noncompliance such as unauthorized changes in a customer's preferred carrier. To date, one such complaint has been filed at the FCC against us. In the event that the FCC finds that we have violated an applicable rule or regulation, due to a complaint, noncompliance with a fee payment or other reporting requirement or an internal investigation, the FCC retains broad authority to impose various sanctions or penalties. The complaint alleges that we participated with another carrier in a "slamming" violation in which we improperly reassigned a toll free 800 number held by one customer to a different customer. We are vigorously defending the complaint and we have argued that no penalties or damages should be imposed because, among other things, we complied with all applicable service change requirements at the time we purchased the toll free number from the other codefendant carrier and played no role in and had no prior knowledge of any alleged unauthorized change by that carrier. We believe that the ultimate outcome of this matter will not have a material adverse effect on our financial condition, results of operations or cash flow. The FCC has issued an order eliminating the requirement that nondominant carriers maintain tariffs for their domestic interstate services on file at the FCC. Several carriers have appealed the FCC's order to the U.S. Court of Appeals for the District of Columbia and that court has stayed the FCC's order pending resolution of the appeal. If the FCC order becomes effective, nondominant interexchange carriers will need to find new means of providing notice to customers of prices, terms and conditions on which they offer
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

their interstate services. The FCC recently released an order specifying how carriers should inform customers of their rates if detariffing occurs. Rate information is to be provided to customers by such means as posting the rates on a carrier's World Wide Web site. Elimination of tariffs will require that we secure with each of our customers contractual agreements containing the terms of the services offered. To the extent that disputes arise over such contracts, carriers, including us, may no longer resort to the legal doctrine that the terms of a filed tariff supersede individual contract language.

     International Service Regulation. As a provider of international telecommunications services, we must comply with the federal statutory and regulatory requirements of common carriage under the 1934 Communications Act. International common carriers must obtain authority from the FCC under Section 214 of the 1934 Communications Act and file a tariff containing the rates, terms, and conditions applicable to their services before initiating their international telecommunications services. We hold global authority from the FCC to provide resale of switched services and private line services (where permitted by the FCC) and to provide facilities-based services. We maintain an international tariff on file with the FCC. International telecommunications service providers must also file with the FCC:

     - copies of their contracts with other carriers,

     - certain foreign carrier agreements, and

     - various reports regarding their international revenue, traffic flows and use of international facilities.

     Carriers holding Section 214 authority must also comply with FCC rules requiring, among other things, prior approval for most transfers of control and assignments.

     Authorized international carriers must also comply with the FCC's international service regulations, including the International Settlements Policy ("ISPY") which governs:

     - the payment settlements between U.S. common carriers and their foreign correspondents for terminating traffic over each other's networks,

     - the accounting rates for such settlements, and

     - the permissible deviations from these policies.

     The ISPY applies to both resale and facilities-based operations. To the extent that we acquire or own facilities that permit us to carry international traffic, the FCC may pay particular attention to our compliance with that policy.

     The FCC also recently approved significant reform of its ISPY, and deregulated intercarrier settlement arrangements between U.S. carriers and non-dominant foreign carriers and arrangements with all foreign carriers on competitive routes. Specifically, the new FCC rules, issued but not yet effective, generally eliminated the ISPY and contract filing requirements for arrangements with foreign carriers that lack market power. The recent ISPY reform also changed the FCC's private line resale (or international simple resale ("ISR")) policy, which prohibits carriers from using private line circuits to provide switched services to a foreign country unless the FCC has approved that foreign route for ISR service. The FCC will approve a foreign route for ISR if it finds that the country offers equivalent resale opportunities to engage in similar activities in that country or, with WTO countries, if the local telecommunications provider charges U.S. carriers rates at or below the FCC-determined rate for terminating U.S. traffic (the "Benchmark Rate"). The new ISPY reform effectively permits ISR arrangements with nondominant foreign carriers. Where U.S. carriers enter into agreements with dominant foreign carriers, ISR will continue to be permitted on those foreign routes approved by the FCC. The ISPY reform will open new opportunities for U.S. carriers to enter into innovative, economic traffic arrangements with foreign carriers, but will also likely increase competition in the international services market.

     The FCC recently streamlined Section 214 license and related requirements. While these rule changes may provide carriers with more flexibility to respond more rapidly to changes in the global

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

telecommunications market, they will also likely increase the level of competition in the international telecommunications marketplace.

     Wireless Services. We own and maintain a variety of telecommunications infrastructures and we hold various FCC and international licenses to transmit voice and data. We currently hold numerous FCC licenses to provide land mobile, microwave and satellite communications services. See "-- Licenses."

     FCC licensees authorized to provide microwave, satellite earth station and land mobile service must comply with under Title III of the 1934 Communications Act and a variety of detailed licensing, operational and technical requirements specific to each service. Among other requirements, licensees seeking to alter the technical or operational configurations of their equipment or to continue operating beyond the expiration date of the licenses must seek additional prior authority from the FCC. We recently became aware that some of our earth station operations do not strictly comply with the licenses we hold. We recently filed applications to modify our FCC licenses to ensure that they fully reflect our operations. FCC rules also contain various other requirements such as restrictions on proposed transfers of control or assignments and required compliance with relevant Federal Aviation Administration rules on wireless tower construction and operation. The FCC generally retains the right to sanction a carrier or revoke its authorizations if a carrier violates applicable laws or regulations.

     The FCC continues to refine its wireless rules for each service area to accommodate advances in technology, developing markets and new service arrangements, to implement certain provisions of the 1996 Telecommunications Act, and to eliminate confusing, outdated, redundant or otherwise burdensome regulation. Opportunities to obtain new common carrier wireless licenses are often limited by the FCC's auction process under which the FCC assigns wireless licenses to the highest bidder.

     The 1934 Communications Act generally limits direct foreign ownership of wireless licenses to 20%, but provides for indirect foreign ownership holdings above 25% upon FCC approval. In its order implementing the U.S. commitment under the WTO Agreement, the FCC established new rules that effectively relax the foreign ownership limits for common carrier wireless licenses. Specifically, the new rules allow for up to 100% indirect ownership of wireless licenses by foreign interests from countries that have participated in the WTO Agreement upon FCC review and approval.

     Access Charges. The cost of providing long distance and local exchange services will be affected by changes in the "access charge" rates imposed by ILECs on long-distance carriers for origination and termination of calls over local facilities. The term "access service" describes the use of local exchange facilities for the origination and termination of interexchange communications. On May 8, 1997, the FCC released an order intended to reform the FCC's system of interstate access charges to make that regime compatible with the pro-competitive deregulatory framework of the 1996 Telecommunications Act. The FCC's access reform order adopts various changes to federal policies governing interstate access service pricing designed to move access charges, over time, to more economically efficient levels and rate structures. Among other things, the
FCC:

     - modified rate structures for certain non-traffic sensitive access rate elements, moving some costs from a per-minute-of-use basis to flat-rate recovery, including one new flat rate element,

     - changed its structure for interstate transport services, and

     - affirmed interstate access charges do not apply to ISPs.

     On April 5, 1999, US West filed a petition with the FCC asking the FCC to find that IP telephony services are telecommunications services, not enhanced services or information services, and therefore should be subject to access charge and universal service obligations. We cannot predict how the FCC will rule on US West's petition. If the FCC does ultimately determine that IP telephony is subject to the FCC's access charge and universal service regimes, such a ruling would likely substantially increase the costs of providing IP telephony. US West filed similar requests before the Nebraska Public Service Commission and the Colorado Public Utility Commission.

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

     In response to claims that existing access charge levels are excessive, the FCC stated that it would rely on market forces first to drive prices for interstate access to competitive levels but that a "prescriptive" approach might be considered if necessary. In the absence of competition, the FCC stated that it might specify the nature and timing of changes to existing access rate levels. The FCC has indicated that it will promulgate additional rules sometime in 1999 that may grant increased pricing flexibility to price cap LECs upon demonstrations of increased competition (or potential competition) in relevant markets. Price cap LECs include the RBOCs, GTE and certain independents that must establish rates only at or below a designated price ceiling. The Eighth Circuit has affirmed the FCC's access reform order.

     Universal Service Charges. In 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. Specifically, the FCC established new universal service funds to support telecommunications and information services provided to qualifying schools, libraries and rural health care providers, and expanded the federal subsidies for local telephone services provided to low-income consumers. The FCC collects money to fund this expanded regime from interstate carriers and certain other entities. Our payments for the schools and libraries and rural health care fund depend on estimated quarterly intrastate, interstate and international gross end-user telecommunications revenues. Contribution factors vary quarterly and the FCC bills carriers on a monthly basis. Contribution factors for 1999 ranged from
3.08 to 3.19% for the high cost and low income funds (interstate and international revenues); and 0.72 to 0.76% for the schools, libraries, and rural health care funds (intrastate, interstate and international revenues). Because the contribution factors do vary quarterly, we cannot currently accurately determine the annualized impact on our annual performance. Several parties have appealed the FCC's universal service order and those appeals remain pending before the Fifth Circuit Court of Appeals.

     The FCC may also issue new regulations governing the treatment of calls to ISPs for the purposes of universal service obligations. In a recent report to Congress, the FCC clarified that carriers must consider revenues earned from the transmission services supplied to ISPs when calculating universal service obligations. The FCC plans to address in the future the contribution obligations, if any, of ISPs using their own facilities and ISPs providing phone-to-phone IP telephony. We cannot predict the outcome of these proceedings or their potential effect on our operations.

     Internet Services. There are currently few U.S. laws or regulations which specifically regulate communications or commerce over the Internet. One area in which Congress did attempt to regulate information over the Internet involved the dissemination of obscene or indecent materials. Certain provisions of the 1996 Telecommunications Act relating to indecent communication over the Internet, generally referred to as the Communications Decency Act, were found to be unconstitutional by the U.S. Supreme Court in 1997. In October 1998, Congress enacted the Child Online Protection Act, which requires that on-line material that is "harmful" to minors be restricted. This law is currently being challenged in federal district court. On February 1, 1999, a U.S. District Court judge issued a preliminary injunction against enforcement of portions of that Act and the U.S. Department of Justice has appealed that decision.

     It is possible that in the future laws and regulations could be adopted which address matters such as user privacy, copyrights, pricing and the characteristics and quality of Internet services, among other areas. Internet-related legislation and regulatory policies are continuing to develop and we could be subject to increased regulation in the future. Laws or regulations could be adopted in the future that may decrease the growth and expansion of the Internet's use, increase our cost of doing business, or otherwise adversely affect our business.

     In addition, in 1998 Congress passed the Digital Millennium Copyright Act. That act provides ISPs that comply with its requirements numerous protections from certain types of copyright liability. To the extent that we have not met those requirements, third parties could seek recovery from us for copyright infringements caused by our Internet customers.

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

     The law relating to the liability of ISPs for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against ISPs for defamation, negligence, copyright or trademark infringement, or on other theories based on the nature and content of the materials disseminated through their networks. We could be required to implement measures to reduce our exposure to potential liability, which may require, for instance, the expenditure of resources or the discontinuance or modification of certain product or service offerings. Costs that may be incurred as a result of contesting any claims relating to our services or the consequent imposition of liability could have a material adverse effect on our financial condition, results of operations and cash flow.

     The Eighth Circuit recently found that the FCC has a reasonable basis for not requiring ISPs to pay access charges. In June 1997, every RBOC advised CLECs that they did not consider calls in the same local calling area from RBOC served customers to CLEC served ISPs, to be local calls under the interconnection agreements between the RBOCs and the CLECs. The RBOCs also claimed that the FCC exempted these calls from access charges, and therefore that CLECs could not recover compensation for transporting and terminating such calls. As a result, the RBOCs threatened to withhold, and in many cases did withhold, reciprocal compensation for the transport and termination of such calls. To date, numerous state commissions have ruled on this issue in the context of state commission arbitration proceedings or enforcement proceedings. In every state, to date, the state commission has determined that RBOCs must pay reciprocal compensation for such calls. Various RBOCs have appealed these cases. We cannot predict the outcome of these appeals.

     On February 26, 1999, the FCC determined that calls made to ISPs are largely interstate in nature, and requested comments regarding how this traffic should be regulated once existing interconnection agreements expire. However, the FCC also determined that since federal law did not govern compensation for this traffic when existing interconnection agreements were signed, the states could determine whether carriers should pay reciprocal compensation for these calls under existing agreements. There is a risk that state commissions which previously considered this issue and ordered the payment of reciprocal compensation could revisit this issue on their own volition or at the request of an ILEC, and revise their prior decisions on this issue. The U.S. Court of Appeals for the Seventh Circuit recently affirmed a decision that reciprocal corporations should be paid for calls to ISPs. To date, at least one ILEC has filed suit seeking a refund from a carrier of reciprocal compensation the ILEC has paid to that carrier.

  State Regulation

     Most states require carriers to obtain a certification or other authorization before offering local exchange and long distance intrastate services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest. We hold long distance authorization in most, but not all, of the states in which certificates are required. In addition most states impose tariff requirements on carriers and require that common carriers charge just and reasonable rates and not discriminate among similarly situated customers. Some states also require the filing of periodic reports, the payment of various regulatory fees and surcharges, and compliance with service standards and consumer protection rules. States often require prior approvals or notifications for certain transfers of assets (such as fiber optic cable or other telecommunications facilities), customers, or ownership. Some states also require approval or notice for the issuance of securities or debt or for name changes. We have sought or expect to seek various additional authority in some states. We cannot guarantee that we will be able to successfully obtain such approvals. States generally retain the right to sanction a carrier or to revoke certifications if a carrier violates relevant laws and/or regulations. If any state regulatory agency concluded that we provide intrastate service without the appropriate authority, or that we are not otherwise in compliance with state public utility commission rules, that agency could initiate enforcement actions, potentially including the imposition of fines, the disgorging of revenues, or the refusal to grant the regulatory authority necessary for the future provision of intrastate telecommunications services. We hold authority to provide interexchange and competitive local exchange services in certain service areas in Arkansas, Kansas, Louisiana, Oklahoma and Texas, and have authority to provide interexchange service in at least 35 states.

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

     In addition, carriers providing intrastate services must comply with state utility commission rules and policies with respect to ILEC and CLEC competition, geographic build out, mandatory de-tariffing and other matters. Certain states have adopted specific universal service funding obligations. Numerous other states have also instituted proceedings to adopt state universal service funding obligations rules. State commissions generally have authority to impose sanctions on carriers ranging from fines to license revocation to address non-compliance with the states' particular regulatory policies and requirements.

     State regulatory agencies also regulate access charges and other pricing for telecommunications services within each state. The RBOCs and other LECs have sought reductions in state regulatory requirements, including greater pricing flexibility. If regulators allow variable pricing of access charges based on volume, we could face a competitive disadvantage in competing against larger long distance carriers. We also could face increased price competition from the RBOCs and other LECs for local and long distance services. In addition, the removal of former restrictions on long distance service offerings by the RBOCs as a result of the 1996 Telecommunications Act could further increase competition. We cannot predict what impact of such rule changes might have on our operations.

  Local Government Authorizations

     We also own telecommunications facilities that may be subject to certain local government requirements. In particular, facilities-based companies must generally obtain street use and construction permits and licenses and/or franchises to install and expand fiber optic networks using municipal rights of way. While regulation of municipal rights of way generally remains a matter under local jurisdiction, some states have enacted or are considering enacting measures that affect the ability of local governments to impose certain types of restrictions on franchisees or to require certain types of concessions from carriers seeking franchise agreements.

     Termination of our existing franchise or license agreements before their expiration dates or failure to renew those agreements and any resulting requirement to remove facilities could have a material adverse effect on our financial condition, results of operations and cash flow. In some municipalities carriers must pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis, as well as post performance bonds or letters of credit. We cannot guarantee that we can retain existing franchises or that franchise fees will remain at their current levels.

     The Texas Public Service Commission generally requires us to provide 911 service along with our CLEC offerings in Texas. As a condition to providing 911 service in the City of Dallas, the City of Dallas requires that service providers obtain a municipal franchise, which, among other things:

     - requires the franchise holder to pay a 4% gross revenue fee based on operations in the City of Dallas,

     - permits use of certain conduit by the City of Dallas without charge, and

     - provides a single fiber pair in the franchisee's system for the City of Dallas' exclusive use.

     To date, we have not obtained a franchise. On May 26, 1998, we, along with two other entities authorized to provide CLEC service in Texas, Golden Harbor of Texas, Inc., and Westel, Inc., filed suit in the U.S. District Court for the Northern District of Texas against the City of Dallas alleging that the franchise requirements imposed by the City of Dallas violates the 1996 Telecommunications Act, particularly with respect to resellers of LEC services. The Texas court has consolidated our action with a similar action brought by AT&T Communications of the Southwest, Inc. ("AT&TSW"). Although AT&TSW has obtained a preliminary injunction against the City of Dallas' imposition of certain conditions on its franchise, we cannot guarantee that we will prevail in our pending lawsuit against the City of Dallas.

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

  Foreign Regulation

     International telecommunications providers are subject to varying degrees of regulation in each of the jurisdictions in which they provide service. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly from country to country. To the extent that we provide, now or in the future, services in non-U.S. countries, we must comply with the laws and regulations of foreign countries. The nature and extent of telecommunications regulation varies significantly from country to country and may include requirements that reflect closed or limited market access and/or requirements we may also face to obtain initial licensing, operational and rate requirements in the relevant countries. For example, many countries, including Mexico, have international settlements policies similar to the one imposed by the U.S. Such policies and their enforcement vary between different countries. To the extent that we provide service between the U.S. and other countries, various international settlement policies may apply.

  Licenses

     We have received authorization, by virtue of state certification, tariff, registration, or on a deregulated basis, to provide resold long distance services in at least 35 states. In order to provide wireless mobile services, we own various radio systems that provide two-way voice communications and have obtained approximately 35 FCC licenses with approximately 300 frequency pairs. These licenses have varying terms that expire and will require renewal. As each license comes due for renewal, we will evaluate the need for such license and elect to either renew the license or let it expire where, for example, we expect no further need to use a particular license. These licenses allow us to provide two-way wireless radio services along the Texas and Louisiana Gulf Coast and offshore to oil and gas-related companies. Each frequency pair allows two-way transmission and reception. We hold approximately 20 microwave FCC licenses providing voice and data services along the Texas and Louisiana Gulf Coast and offshore to drilling, production and related companies. We hold approximately five C band fixed earth station authorizations. We also hold seven authorizations that permit us to own and operate a network of Very Small Aperture Terminal ("VSAT") networks that operate in the Ku band. As noted previously, we recently filed modification applications with the FCC earth station licenses to ensure that those authorizations reflect our current operations.

     We also operate as an FCC certificated Section 214 carrier to provide resold switched telecommunications services. We have obtained broader common carrier authority from the FCC to provide global resale of switched and private line services as well as global facilities-based service.

     We currently provide international facilities-based private line service on a private carrier basis into Bolivia, Bosnia, Croatia, Ecuador, Hungary and Russia. As part of our plans to increase service offerings, we have obtained authority to provide dedicated services in Louisiana and CLEC and long distance services in Arkansas, Kansas, Louisiana and Texas. In addition, we have received approval to have pole attachment rights to existing or future facilities of Entergy, BellSouth and the State of Louisiana. Pole attachment rights allow us to attach our own fiber optic cable to other parties' respective utility poles. In addition, we own installed fiber optic cable placed under various public and private rights-of-ways.

  Digital Wiretapping

     The Communications Assistance to Law Enforcement Act ("CALEA"), enacted in 1994, requires telecommunications carriers to make available certain telecommunications capabilities to U.S. law enforcement officials to permit those authorities to continue to intercept communications involving advanced technologies such as digital and wireless transmission communications. CALEA imposes certain obligations on carriers to ensure that their equipment, facilities and services will meet capability and capacity requirements in order to provide law enforcement agencies the ability to intercept wireline and wireless communications transmitted over those carrier's networks. Courts may impose fines of up to $10,000 per day on telecommunications carriers that fail to meet the required capability functions, as determined by industry standards. Under procedures specified in CALEA, the U.S. Department of Justice ("DOJ") recently filed a petition at the FCC challenging the technical capability standard developed by

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

the telecommunications industry. Because of the disputed standard, several carriers sought an FCC extension of the October 25, 1998 capability compliance deadline. The FCC recently extended the compliance date for the CALEA capability requirements to June 30, 2000 to permit manufacturers sufficient time to develop CALEA compliant equipment. In the meantime, we expect the FCC to issue shortly an order identifying the capabilities carriers, such as us, will have to provide to law enforcement officials in order to meet CALEA's requirements. Telecommunications carriers must also meet CALEA capacity requirement mandating that by March 12, 2001, carriers enable a specific number of simultaneous interceptions determined on a geographic basis. We cannot predict the nature and extent of the impact the CALEA requirements will have on us or on telecommunications carriers in general.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors, officers and key employees as of the date of this prospectus are as follows:


NAME                                   AGE                     POSITION(S)
----                                   ---                     -----------
Jere W. Thompson, Jr. ...............  42    Chairman of the Board, Chief Executive Officer
                                             and Director
Ignatius W. Leonards.................  45    Vice Chairman of the Board, President and
                                             Director
Kevin W. McAleer.....................  49    Senior Vice President, Chief Financial Officer,
                                               Treasurer and Secretary
Byron M. Allen.......................  51    Executive Vice President of International
Timothy W. Rogers....................  36    Executive Vice President of Retail Sales and
                                             Network Operations and Director
Timothy M. Terrell...................  37    Executive Vice President of Carrier Sales
Scott L. Roberts.....................  37    Executive Vice President of International Sales
Matthew M. Kingsley..................  34    Corporate Controller
Mark Langdale........................  45    Director
Christopher J. Amenson...............  49    Director
John R. Harris.......................  50    Director
Richard G. Ellenberger...............  47    Director


     Mr. Jere W. Thompson, Jr. has served as Chairman of the Board and Chief Executive Officer of CapRock since its formation in February 1998. Mr. Thompson also has served as President of CapRock Telecommunications, one of our predecessor companies, since April 1994, and since July 1992, upon founding CapRock Fiber, as the President of its general partner. In 1987, Mr. Thompson joined The Thompson Company, an investment company, where he became a Vice President and assisted in the acquisition and management of several of The Thompson Company portfolio companies. From 1982 to 1986, Mr. Thompson worked in commercial real estate as a broker and then with Trammell Crow Community Development Company. Since 1989, Mr. Thompson has been a member of the board of directors and since 1995 he has served as Chairman of the North Texas Tollway Authority and its predecessor, the Texas Turnpike Authority. Mr. Thompson is also a board member of Cistercian Preparatory School. Mr. Thompson has a B.A. in Economics from Stanford University and a M.B.A. from The University of Texas Graduate School of Business.

     Mr. Ignatius W. Leonards has served as Vice Chairman of the Board and President of CapRock since its formation in February 1998. Mr. Leonards served as Chairman of the Board, Chief Executive Officer and a director of IWL Communications since founding IWL Communications in 1981 and served as President from 1981 until February 1997. Mr. Leonards has an industrial electronics degree from the T.H. Harris Technical Institute in Opelousas, Louisiana.

     Mr. Kevin W. McAleer has served as Senior Vice President and Chief Financial Officer of CapRock since May 1998 and as Treasurer and Secretary since August 1998. From 1996 to 1998, Mr. McAleer served as Chief Financial Officer, Secretary and as a member of the Executive Management Committee of American Pad and Paper Co., one of the largest manufacturers and marketers of paper-based office products in North America. From 1990 to 1996, Mr. McAleer served as Executive Vice President, Chief Financial Officer and as a member of the Executive Management Committee of Rexene Corporation, which manufactures plastic film and plastic resins. From 1985 to 1990, Mr. McAleer served as Senior Vice President-Administration, Chief Financial Officer, Secretary and Treasurer, and as a member of the Executive Management Committee and the Board of Directors of Varo, Inc., which manufactures electronics supplied primarily to U.S. military agencies, such as proprietary night vision systems, high-reliability power systems and airborne missile launchers. From 1981 to 1985, Mr. McAleer served as Vice President-Finance, Chief Financial Officer, Secretary and Treasurer, and as a member of the Executive

Management Committee of Tocom, Inc., which designs and manufactures high-technology communications products and services for the cable industry. Mr. McAleer is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. McAleer has a B.S. in Accounting/Economics from LaSalle University in Philadelphia, Pennsylvania.

     Mr. Byron M. Allen has served as Executive Vice President of International of CapRock since its formation in February 1998. Mr. Allen served as a director of CapRock from February 1998 until May 3, 1999, and served as President and a director of IWL Communications since February 1997 and served as a Vice President of IWL Communications from December 1993 until February 1997. From 1986 to 1993, Mr. Allen served as Executive Vice President of SBS Technologies, Inc., a manufacturer of computer components. Mr. Allen was a co-founder of SBS Technologies, Inc. Mr. Allen graduated from the University of Alabama with a degree in Mathematics.

     Mr. Timothy W. Rogers has served as Executive Vice President of Retail Sales and Network Operations and as a director of CapRock since its formation in February 1998. Mr. Rogers served as Executive Vice President of Retail Sales and Network Operations and as a Director of CapRock Telecommunications since April 1994. In 1992, Mr. Rogers co-founded Synergy Telecommunications, Inc. ("Synergy"), a telecommunications company responsible for marketing a fiber optic network in West Texas, Oklahoma, Colorado and New Mexico, and from February 1992 to April 1994 served as one of its three executive officers. In April 1994, CapRock Investors purchased half of Synergy and subsequently Synergy changed its name to CapRock Telecommunications. From August 1989 to December 1991, Mr. Rogers was a sales manager of Qwest. From July 1988 to August 1989, Mr. Rogers was a Senior Account Executive for Southwest Network Services. From April 1987 to June 1988, Mr. Rogers was an account executive with Sprint. Mr. Rogers has a B.B.A. in Marketing from Southwest Texas State University.

     Mr. Timothy M. Terrell has served as Executive Vice President of Carrier Sales of CapRock since its formation in February 1998. Mr. Terrell served as Executive Vice President, Carrier Sales, and a Director of CapRock Telecommunications since April 1994. In 1992, Mr. Terrell co-founded Synergy and from February 1993 to April 1994 served as one of its three executive officers. From February 1989 to January 1993, Mr. Terrell was Director of Sales of Qwest and acted as Vice President of Sales during a transition period following Qwest's buyout by MCI WorldCom. From July 1988 to January 1989, Mr. Terrell held the same position at Metromedia Long Distance. Mr. Terrell has a B.B.A. in Marketing from Southwest Texas State University.

     Mr. Scott L. Roberts has served as Executive Vice President of International Sales of CapRock since its formation in February 1998. Mr. Roberts served as Executive Vice President, International Sales, and a Director of CapRock Telecommunications since April 1994. In 1992, Mr. Roberts co-founded Synergy and served as one of its three executive officers from February 1992 to April 1994. From September 1989 to February 1992, Mr. Roberts was a carrier sales manager of Qwest. From April 1987 to September 1989, Mr. Roberts was a major account representative with Sprint. Mr. Roberts has a B.S. in Business Administration from the University of Nebraska.

     Mr. Matthew M. Kingsley has served as Corporate Controller of CapRock since August 1998. From August 1996 to August 1998, Mr. Kingsley was an audit manager for KPMG LLP and held various positions with such firm from January 1988 until February 1992. From February 1992 until August 1996, Mr. Kingsley held various positions, including Senior Manager of Financial Planning, with DSC Communications Corporation, a telecommunications equipment manufacturer. Mr. Kingsley is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Kingsley has a B.B.A. in Accounting from the University of Wisconsin.

     Mr. Mark Langdale has served as a director of CapRock since its formation in February 1998. Mr. Langdale served as a Director of CapRock Telecommunications since April 1994 and Secretary of the general partner of CapRock Fiber since 1992. Mr. Langdale is President of Posadas USA, Inc., a subsidiary of Grupo Posadas S.A. De C.V., a hotel management company domiciled in Mexico, a position he has held since 1989. From 1987 to 1989, he served as Vice President for Thompson Realty Company, a real estate investment company. Mr. Langdale currently serves as a member of the Board of Directors of Grupo Posadas S.A. De C.V., a director of the Texas Department of Commerce Policy Board and as Chairman of the Texas Department of Economic Development.

     Mr. Christopher J. Amenson has served as a director of CapRock since February 1998. Mr. Amenson has served as a director of IWL Communications since June 1997. Mr. Amenson has served as President and Chief Operating Officer of SBS Technologies, Inc., a manufacturer of computer components, since April 1992 and as a director since August 1992. In October 1996 he became the Chief Executive Officer and in May 1997 he became Chairman of the Board of Directors of SBS Technologies, Inc. For five years before joining SBS Technologies, Inc., Mr. Amenson was President of Industrial Analytics, Inc., a Boston-based investment banking firm. Mr. Amenson holds a B.A. Degree in Government from the University of Notre Dame and a Master's Degree in Business Management from the Sloan Fellows Program at the Massachusetts Institute of Technology.

     Mr. John R. Harris has served as a director of CapRock since August 1998. Mr. Harris is currently an information technology services industry consultant. Prior thereto, Mr. Harris served as a Corporate Vice President at Electronic Data Systems Corporation, an information and technology outsourcing and data processing company ("EDS"), from 1997 until March 31, 1999 (when he resigned from EDS), where he was responsible for marketing and corporate strategy. From 1989 to 1997, he served as a Vice President of the Communications Industry Group at EDS where he was responsible for four business units directed toward wirelines, wireless, media and interactive services. Mr. Harris is on the Board of Directors of Applied Graphics Technologies, Inc., an independent provider of digital prepress services. Mr. Harris received his undergraduate and graduate degrees in business administration from West Georgia University.

     Mr. Richard G. Ellenberger was elected as a director of CapRock at CapRock's 1999 Annual Meeting of Shareholders held on May 3, 1999. Mr. Ellenberger has served as President and Chief Executive Officer of Cincinnati Bell, Inc., a telecommunications company, since March 1, 1999, its Chief Operating Officer since September 1, 1998, a director since November 1998 and as President and Chief Executive Officer of Cincinnati Bell Telephone since June 1997. From 1996 to 1997, Mr. Ellenberger served as Chief Executive Officer of XLConnect, a technical services company. From 1992 to 1996, Mr. Ellenberger served in various capacities with MCI Telecommunications and was its President, Business Services, from 1995 to 1996. Mr. Ellenberger served as Chief Operating Officer of Entrade Corporation, a natural gas company, from 1990 to 1992. Mr. Ellenberger currently serves on the Cincinnati Chamber of Commerce Board of Directors and is a member of the Family Services Board of Greater Cincinnati. Mr. Ellenberger is a graduate of Old Dominion University.

     Our Board of Directors is currently composed of seven directors. Each director serves until the next annual meeting of shareholders and until his successor is duly elected and qualified. Byron Allen declined to stand for re-election as a director at CapRock's 1999 Annual Meeting of Shareholders held on May 3, 1999, and Richard Ellenberger was elected to fill the vacancy. Our officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

     We have established a Compensation Committee and an Audit Committee. The Compensation Committee consists of Christopher J. Amenson, John R. Harris and Richard G. Ellenberger (who was appointed to the committee upon being elected as a director of CapRock on May 3, 1999). The Audit Committee consists of Christopher J. Amenson, John R. Harris, and Mark Langdale. All members of the Compensation Committee are and will be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. The

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

Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees, including the administering of our 1998 Equity Incentive Plan.

DIRECTOR COMPENSATION

     We reimburse each member of our Board of Directors for out-of-pocket expenses incurred for attending board meetings. Each non-employee director receives a $10,000 annual retainer and a $1,000 fee for each meeting of the Board of Directors and each meeting of any committee of the Board attended by the director. No employee director on our Board of Directors currently receives any additional cash compensation. Our non-employee directors are eligible to participate in and receive nonqualified stock options under our 1998 Director Stock Option Plan.

LIMITATION OF LIABILITY

     Our Articles of Incorporation provide that our directors will not be liable to us or our shareholders for monetary damages for an act or omission in the director's capacity as a director. However, this provision does not authorize the elimination or limitation of liability of a director to the extent the director is found liable for (1) a breach of the director's duty of loyalty to us or our shareholders, (2) any act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived any improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (4) any act or omission for which the liability of the director is expressly provided by statute.

     Because this provision is included in our Articles of Incorporation, we or our shareholders may not be able to obtain monetary damages from a director for breach of the duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

     In addition, our Articles of Incorporation and Bylaws provide certain rights of indemnification for all officers and directors.

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

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table shows the compensation that we paid or awarded to our Chief Executive Officer and our other four most highly compensated executive officers for the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                       1998 ANNUAL        ------------
                                                       COMPENSATION          SHARES
                                                   --------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION(S)                     SALARY(1)   BONUS(2)     OPTIONS      COMPENSATION
------------------------------                     ---------   --------   ------------   ------------
Jere W. Thompson, Jr. ...........................  $194,583    $110,000     125,000        $    --
  Chief Executive Officer and Chairman of the
  Board
Kevin W. McAleer.................................   128,846      80,000     100,000         18,750(3)
  Senior Vice President, Chief Financial Officer,
  Secretary and Treasurer
Timothy M. Terrell...............................   135,555     107,500      55,000             --
  Executive Vice President
Timothy W. Rogers................................   138,555     100,000      62,500             --
  Executive Vice President
Scott L. Roberts.................................   133,055      70,000      40,000             --
  Executive Vice President

---------------

(1) Under the terms of their employment agreements with CapRock (which were entered into in February 1998), the annual base salary for Messrs. Thompson, Terrell, Rogers and Roberts through December 31, 1998 was $180,000, $133,333, $133,333, and $133,333, respectively, in each case subject to increase upon review annually by the Board of Directors. Under the terms of his employment agreement with CapRock (which was entered into in May 1998), the annual base salary for Mr. McAleer through December 31, 1998 was $200,000, subject to increase upon review annually by the Board of Directors. Mr. McAleer became an employee of CapRock in May 1998.

(2) Represents bonus amount earned from CapRock in fiscal year 1998 and paid in fiscal year 1999.

(3) Represents amounts paid to Mr. McAleer as a consultant prior to his employment.

     Option Grants in Last Fiscal Year. The following table contains information concerning the stock option grants made to each of our executive officers who are named in the "Summary Compensation Table" during the fiscal year ended December 31, 1998.

                                                   INDIVIDUAL GRANTS
                                   -------------------------------------------------    POTENTIAL REALIZABLE
                                                 PERCENT OF                               VALUE AT ASSUMED
                                   NUMBER OF       TOTAL                                ANNUAL RATES OF STOCK
                                   SECURITIES     OPTIONS                              PRICE APPRECIATION FOR
                                   UNDERLYING    GRANTED TO                                OPTION TERM(2)
                                    OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   -----------------------
NAME                               GRANTED(1)   FISCAL YEAR     PRICE        DATE         5%           10%
----                               ----------   ------------   --------   ----------   ---------   -----------
Jere W. Thompson, Jr. ...........   125,000         7.26%       $6.50      10/13/08    $510,977    $1,294,916
Kevin W. McAleer.................   100,000         5.81%        6.50      10/13/08     408,782     1,035,933
Timothy M. Terrell...............    55,000         3.20%        6.50      10/13/08     224,830       569,763
Timothy W. Rogers................    62,500         3.63%        6.50      10/13/08     255,488       647,458
Scott L. Roberts.................    40,000         2.32%        6.50      10/13/08     163,513       414,373

---------------

(1) The options generally vest over a five-year period and expire on the tenth anniversary of the date of grant.

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

(2) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

     Fiscal Year-End Option Values. The following table contains information through December 31, 1998 concerning options held by each of our executive officers who are named in the "Summary Compensation Table."

                                              NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS
                                                   DECEMBER 31, 1998             AT DECEMBER 31, 1998(1)
                                           ---------------------------------   ---------------------------
NAME                                       EXERCISABLE(2)   UNEXERCISABLE(2)   EXERCISABLE   UNEXERCISABLE
----                                       --------------   ----------------   -----------   -------------
Jere W. Thompson, Jr. ...................         --            125,000             --          $23,438
Kevin W. McAleer.........................         --            100,000             --           18,750
Timothy M. Terrell.......................         --             55,000             --           10,313
Timothy W. Rogers........................         --             62,500             --           11,719
Scott L. Roberts.........................         --             40,000             --            7,500

---------------

(1) Value is determined by subtracting the exercise price from the fair market value of the Common Stock at December 31, 1998 ($6.6875 per share), multiplied by the number of shares underlying the options.

(2) "Exercisable" refers to those options which were vested and exercisable at December 31, 1998, while "Unexercisable" refers to those options which were unvested at such time.

BENEFIT PLANS

  The Equity Incentive Plan

     Our 1998 Equity Incentive Plan was adopted and approved by our Board of Directors and shareholders in 1998. The Equity Incentive Plan provides for the awards of (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) deferred stock, (5) stock reload options and (6) other stock-based awards (collectively, "Awards"). Our employees and consultants and the employees of and consultants to our subsidiaries are eligible to participate in the Equity Incentive Plan.

  Administration

     The Equity Incentive Plan is administered by our Compensation Committee. The Committee has full authority, subject to the provisions of the Equity Incentive Plan, to determine the persons to whom from time to time Awards may be granted ("Participants"), the specific type of Awards to be granted (e.g., stock options, restricted stock, etc.), the number of shares subject to each Award, share prices, any restrictions or limitations on such Awards and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to such Awards. The Committee has complete discretion to make all decisions relating to the interpretation, administration and operation of the Equity Incentive Plan.

  Shares Subject to the Plan, General Terms

     The Equity Incentive Plan authorizes the granting of Awards which allows up to an aggregate of 5,000,000 shares of Common Stock to be acquired by the Participants. The Equity Incentive Plan provides that a maximum of 2,500,000 shares of Common Stock may be issued to any one Participant. In order to prevent dilution or enlargement of the rights of Participants under the Equity Incentive Plan, the number of shares of Common Stock authorized by the Equity Incentive Plan is subject to adjustment by the Board if any increase or decrease in the number of shares of outstanding Common Stock results from a stock dividend, stock split, reverse stock split, merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Common Stock. If any shares granted under the Equity

Incentive Plan are forfeited or terminated, these shares will again be available for distribution of Awards subsequently granted. We have granted 1,948,186 options under the Plan and these options generally vest over five years. As of March 31, 1999, 101,600 of the options granted were forfeited and canceled and 1,846,586 options were outstanding. We have also granted 3,514 shares of Restricted Stock to a former director of one of our predecessor companies who is currently a consultant to our Company. See "Certain Transactions." The remaining Awards available for future grant as of March 31, 1999 was 3,153,414.

  Eligibility

     Subject to the provisions of the Equity Incentive Plan, Awards may be granted to key employees, officers, directors, consultants and other persons who have rendered or are expected to render significant services to us or our subsidiaries. Incentive stock options may be awarded only to our employees or employees of our subsidiaries at the time the award is granted.

  Types of Awards

     Stock Options. Options granted under the Equity Incentive Plan may be either options that are intended to qualify for treatment as "incentive stock options" under Section 422 of the Code or options that are not, which are non-qualified stock options. The exercise price of incentive stock options must be at least the fair market value of a share of the Common Stock on the date of grant, and not less than 110% of the fair market value in the case of an incentive stock option granted to an optionee owning 10% or more of the Common Stock. The exercise price of non-qualified stock options may be less than 100% of the fair market value of a share of the Common Stock on the date of grant.

     The term of an option may not exceed ten years (or five years in the case of an incentive stock option granted to an optionee owning 10% or more of the Common Stock). Options may be granted that may be exercised in whole or in part upon certain defined events causing a "change of control." The accelerated vesting of outstanding options upon the occurrence of such a "change in control" transaction could have the effect of delaying, deferring, or preventing a change in control of our company.

     Stock Appreciation Rights. The Committee may grant stock appreciation rights ("SARs" or singularly "SAR") in conjunction with all or part of any stock option granted under the Equity Incentive Plan or may grant SARs on a freestanding basis. If granted in conjunction with non-qualified stock options, SARs may be granted either at or after the time of the grant of the non-qualified stock options. If granted in conjunction with incentive stock options, SARs may be granted only at the time of the grant of an incentive stock option. An SAR entitles the holder to receive an amount (payable in cash and/or Common Stock, as determined by the Committee) equal to the fair market value of one share of Common Stock over the SAR price or the exercise price of the related Option, multiplied by the number of shares subject to the SAR.

     Restricted Stock Awards. The Committee may award shares of restricted stock ("Restricted Stock") either alone or in addition to other Awards granted under the Equity Incentive Plan. The Committee shall determine the restricted period during which the shares of stock may be forfeited if, for example, the Participant's employment is terminated. In order to enforce the forfeiture provisions, the Equity Incentive Plan requires that all shares of Restricted Stock awarded to the Participant remain in our physical custody until the restrictions on these shares have terminated.

     Deferred Stock. The Committee may award shares of deferred stock ("Deferred Stock") either alone or in addition to other Awards granted under the Equity Incentive Plan. The Committee shall determine the deferral period during which time the receipt of the stock is deferred. The Award may specify, for example, that the Participant must remain employed during the entire deferral period in order to be issued the stock.

     Stock Reload Options. The Committee may grant stock reload options with any option granted under the Equity Incentive Plan. Stock reload options may be granted only at the time of the grant of an incentive stock option or, in the case of a non-qualified stock option, either at or after the time of the grant of a non-qualified stock option. A stock reload option permits a Participant who exercises an option by delivering already owned stock (i.e., the stock-for-stock method) to receive back from us a new option, at the current market price, for the same number of shares delivered to exercise the option. The new option may not be exercised until one year after it was granted and expires on the date the original option would have expired had it not been previously exercised.

     Other Stock-Based Awards. The Committee may grant performance shares and shares of stock valued by our performance. Performance grants may be made either alone or in addition to or in tandem with stock options, restricted stock or deferred stock. Subject to the terms of the Equity Incentive Plan, the Committee has complete discretion to determine the terms and conditions applicable to any such stock-based awards. Terms and conditions of Awards may require continued employment or the attainment of specified performance objectives or both.

  Termination of Awards

     Generally, no option, or any portion thereof, granted under the Equity Incentive Plan may be exercised by the holder later than three months following the date of termination of such holder's employment or consulting relationship with CapRock or any affiliate. However, if the holder's status as an employee with or consultant to CapRock or its affiliates is terminated due to the death or disability of the holder prior to termination of the holder's right to exercise the option in accordance with the provisions of the holder's stock option agreement, without having totally exercised the option, the option may be exercised, to the extent to which the option could have been exercised by the holder on the date of the holder's termination, by (1) the holder's estate or by the person who acquired the right to exercise the option by bequest or inheritance, in the event of the holder's death, or (2) the holder or his or her personal representative, in the event of the holder's disability; provided in either case that the option is exercised not more than twelve (12) months (or such shorter period specified in the option agreement granting such option) from the date of the holder's termination, but in no event later than the expiration date of such option. If holder's disability is not a "disability" as such term is defined in Section 22(e)(3) of the Code, then in the case of an incentive stock option such incentive stock option will automatically cease to be treated for tax purposes as an incentive stock option and will instead be treated for tax purposes as a nonqualified option on the day that is three months and one day following such termination.

  Term and Termination of the Equity Incentive Plan

     The Equity Incentive Plan became effective upon shareholder approval on August 24, 1998. Unless terminated by the Board of Directors, the Equity Incentive Plan shall continue to remain effective until no further Awards may be granted and all Awards granted under the Equity Incentive Plan are no longer outstanding. Grants of incentive stock options may only be made during the ten-year period from August 24, 1998.

  Amendments to the Plan

     The Board of Directors may amend or terminate the Equity Incentive Plan as long as no amendment or termination affects Awards previously granted. If the Board of Directors amends the plan, shareholder approval will be sought only if required by an applicable law.

  The Director Stock Option Plan

     Our Director Stock Option Plan was approved in 1998 by our Board of Directors and our shareholders. The purpose of the Director Stock Option Plan is to encourage ownership of Common Stock by our eligible non-employee directors. Options will be granted to directors whose continued services are considered essential to our future progress and to provide them with a further incentive to remain as directors. All options granted under the Director Stock Option Plan are non-qualified stock options. A total of 400,000 shares of Common Stock have been reserved for issuance under the Director Stock Option

Plan. As of March 31, 1999, we have granted 30,000 options under this Plan and all are outstanding. There were 370,000 remaining options available for future grant as of March 31, 1999.

     The Director Stock Option Plan is administered by the Board of Directors. The Board of Directors has full authority, subject to the provisions of the Director Stock Option Plan, to determine the individuals to whom, and the time or times at which, options will be granted and the number of shares of Common Stock covered by each option. The Board of Directors has full authority to construe and interpret the terms of the Director Stock Option Plan and the options granted under it. We expect that each new non-employee director will receive option grants under the Director Stock Option Plan upon becoming a director. The Board of Directors will also have the authority to make additional option grants to existing non-employee directors.

     Each option will expire ten years from the date of grant. Outstanding options will expire earlier if an optionee terminates service as a director before the end of the first ten-year term. If an optionee terminates service as a director for any reason, the option will automatically expire three months after the date of termination, but in no event later than the expiration of the ten-year term. Options are not assignable and may not be transferred other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Upon a dissolution or liquidation of our company, each outstanding option will terminate unless otherwise provided by the Board of Directors. In the event of a proposed sale of all or substantially all of the assets of our company or upon certain mergers in which the shareholders of CapRock receive cash or securities of another issuer, the options may be either assumed by the successor entity or substituted with an equivalent option.

     The Board of Directors may amend or terminate the Director Stock Option Plan except that any such amendment or termination will not affect options previously granted. If the Board of Directors amends the Director Stock Option Plan, shareholder approval will be sought only if required by an applicable law.

EMPLOYMENT AGREEMENTS

     In February 1998 we entered into employment agreements with each of Jere W. Thompson, Jr., Ignatius W. Leonards, Byron M. Allen, Scott L. Roberts, Timothy
W. Rogers and Timothy M. Terrell. In addition, on May 11, 1998, we entered into an employment agreement with Kevin W. McAleer (collectively, the "Employment Agreements"). The following is a summary of the principal terms of the Employment Agreements.

     Each Employment Agreement is for an initial term of three years, subject to the right of either party to terminate their agreement upon 30 days' advance written notice.

     The Employment Agreements provide for Mr. Thompson to serve as Chief Executive Officer and Mr. Leonards to serve as President of our company. Mr. Thompson receives an annual base salary of $180,000 and Mr. Leonards receives $168,000, both subject to increase upon review annually by the Board of Directors.

     The Employment Agreements provide for Mr. McAleer to serve as our Senior Vice President and Chief Financial Officer (Mr. McAleer also serves as our Treasurer and Secretary), and for Messrs. Allen, Roberts, Rogers and Terrell each to serve as an Executive Vice President. Messrs. McAleer, Allen, Roberts, Rogers and Terrell will receive annual salaries of $200,000, $125,000, $133,333, $133,333 and $133,333, in each case subject to increase upon review annually by the Board of Directors.

     Each Employment Agreement provides that, at the discretion of the Board of Directors, each employee may be paid bonus compensation or may be allowed to participate in a management incentive bonus plan should we adopt one or both. Each Employment Agreement also provides for certain insurance benefits and provides that the employee be eligible to participate in all retirement and other benefit plans generally available to employees of CapRock and any equity or other employee benefit plan of CapRock that is generally available to senior executive officers of such company. In addition, each Employment Agreement provides for certain payments and benefits if the employee is terminated without cause or due to death or permanent disability.

     Each Employment Agreement generally provides that the employee will keep confidential certain non-public information regarding our company and further provides that, during the period after termination of employment specified therein (generally two years), the employee will not, subject to certain exceptions, own, manage, control, or participate in the ownership, management or control of, or be employed by or otherwise associated with, or receive compensation from or otherwise engage in any business in which we are engaged in during such restricted period, including the provision of local and long distance telecommunications services. The restricted territory under each Employment Agreement is generally the entire United States, but in certain cases is limited to certain Southern states. Each employee further agrees that during the restricted period he will not (1) solicit or engage the business of any of our clients or our clients of our affiliates or (2) solicit any of our employees or employees of our affiliates to terminate any relationship that person may have with us or our affiliates or engage, employ or compensate any of our employees or employees of our affiliates.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors established a Compensation Committee effective upon consummation of our business combination (which occurred in August 1998). This committee currently consists of Messrs. Amenson, Harris and Ellenberger. Before that, during fiscal 1998, compensation decisions for executive officers of CapRock Telecommunications were made by the Board of Directors of CapRock Telecommunications, compensation decisions for the officers of CapRock Fiber's general partner were made by its Board of Directors and compensation decisions for executive officers of IWL Communications were made by Christopher J. Amenson and Myron Goins, the sole members of IWL Communications' compensation committee.

     Our business combination with our predecessor companies was completed on August 26, 1998. During the last fiscal year, prior to the consummation of our business combination, no executive officer of IWL Communications served as a member of the Board of Directors or compensation committee of CapRock Telecommunications or CapRock Fiber's general partner or any entity that had one or more executive officers serving as a member of IWL Communications' Board of Directors or compensation committee. During the last fiscal year prior to the consummation of our business combination, no executive officer of CapRock Telecommunications or CapRock Fiber's general partner served as a member of the Board of Directors or compensation committee of IWL Communications or any entity (other than CapRock Telecommunications or the general partner of CapRock Fiber) that had one or more executive officers serving as a member of their Board. During the last fiscal year after consummation of our business combination, no executive officer of CapRock served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of CapRock's Board of Directors or compensation committee.

                              CERTAIN TRANSACTIONS

     Caroline Fontenot, the sister of Mr. Leonards, our President, lent IWL Communications, one of our predecessor companies, $75,000 on June 1, 1992 at an interest rate of 12% per annum. We used a portion of the net proceeds from the offering of our senior notes in July 1998 to repay the loan in full.

     Our operations support system was developed by RiverRock Systems, Ltd. CapRock owns a 49% limited partnership interest in RiverRock and David E. Thompson, the brother of Jere W. Thompson, Jr., owns a 50% limited partnership interest in RiverRock. Thompson Technology, Inc., a Texas corporation that is owned by David E. Thompson, is the general partner and owns a 1% general partnership interest in RiverRock. Although it is the intention of RiverRock to market and sell licenses for the system to third parties, as of the date of this prospectus, no marketing or sales to third parties have been made. RiverRock was formed when CapRock and TTI transferred all rights to the system developed by CapRock and TTI into RiverRock. CapRock has been granted a royalty-free, perpetual and non-exclusive license for the use of the system. CapRock also receives upgrades, maintenance and other support from RiverRock for three years, without the payment of any fees or royalties, which expires in June 2001. Thereafter, CapRock will be required to pay the same fees and royalties for system upgrades, maintenance and support as other licensees of RiverRock. During the fiscal year ended December 31, 1998 and the fiscal quarter ended March 31, 1999, CapRock contributed a total of approximately $170,000 and $90,000 to RiverRock for the development of the system and has committed to fund up to a total of $700,000 as capital contributions to RiverRock, which will be used for the continued development of the system.

     Jere W. Thompson, Sr. is the president of The Williamsburg Corporation, a Texas corporation. The Williamsburg Corporation lent CapRock Telecommunications, one of our predecessor companies, $1,170,000 in 1995 at the rate of 13% per annum and payable on demand, but no later than March 31, 1998. During the fiscal year ended December 31, 1995, The Williamsburg Corporation converted $750,000 of the outstanding principal and interest amount of such note into 727,925 shares of CapRock Telecommunications common stock. The remaining principal balance of the note, together with interest thereon, was repaid by CapRock Telecommunications during the fiscal year ended December 31, 1997. Jere W. Thompson, Sr. is the father of Jere W. Thompson, Jr.

     CapRock currently leases private line services from TISP, Inc. ("TISP"). TISP is owned by Patrick J. Thompson, a brother of Jere W. Thompson, Jr. Total payments to TISP in the fiscal year ended December 31, 1998 and the fiscal quarter ended March 31, 1999, were approximately $1,176,000 and $331,000. We believe that the prices charged for such services do not exceed prices charged by unrelated parties for such services. Pricing of private line services is a function of the capacity, term and distance of the circuit involved. Circuits are usually available from multiple vendors, and vendors are selected on the basis of price, speed of provisioning and circuit diversity. Rates are fixed and payable monthly, generally in advance. The actual rates paid to TISP are determined in the same manner as rates for unrelated parties.

     In 1994, CapRock Telecommunications executed three promissory notes, one payable to the order of each of Scott L. Roberts, Timothy M. Terrell and Timothy
W. Rogers, each an Executive Vice President of CapRock, relating to 334 shares of common stock of CapRock Telecommunications repurchased from each of them with such shares of stock pledged by CapRock Telecommunications to repay the notes. The aggregate purchase price for the 334 shares from each individual was $50,000. Each of the original notes were in the amount of $50,000 with no stated interest rate. The notes were discounted using an interest rate of 5.8% and were payable in three annual installments beginning April 1998. We used a portion of the net proceeds from the offering of our senior notes in July 1998 to repay the notes in full.

     CapRock Telecommunications had a revolving credit facility with Bank One, Texas, N.A. in the amount of $2,500,000, which was guaranteed by Jere W. Thompson, Jr. We used a portion of the net proceeds from the offering of our senior notes in July 1998 to repay in full all amounts outstanding under the line of credit, and at that time Mr. Thompson was released from his guaranty.

     Mark Langdale, one of our directors, Joe C. Thompson, Jr., an uncle of Jere
W. Thompson, Jr., The Florida Company (which is owned by Joe C. Thompson), The Hayden Company (which is owned by

John P. Thompson, an uncle of Jere W. Thompson, Jr.), and Jere W. Thompson, Sr. guaranteed portions of the $10.0 million loan from Bank One, Texas, N.A. to CapRock Fiber, one of our predecessor companies, in 1996, which was repaid on August 27, 1998 totaling $439,602. Each guarantor received in exchange for each $1 million of indebtedness guaranteed (1) a 2.67% limited partnership interest in CapRock Fiber (which was converted into shares of our Common Stock in our business combination in August 1998), (2) a commitment fee equal to 1% of the amount guaranteed, which accrued interest at the rate of 12% per annum commencing July 1, 1997 and increased 2% on each July 1 thereafter that the commitment fee remained unpaid and (3) an annual loan guaranty fee equal to 7% of the amount of each partner's guarantee multiplied by a fraction, the numerator being the lesser of $8 million or the average outstanding daily principal of the loan guaranteed and the denominator being $8 million. The guarantees (other than the joint and several guarantees of Mark Langdale and Jere W. Thompson, Jr.) were released in April 1997 and, therefore, no guaranty fees have been accrued after April 1, 1997 other than the accrued interest. The total commitment fees, loan guarantee fees, and accrued interest thereon, as of December 31, 1996, 1997, and 1998 were approximately $208,000 and $406,000 and $430,000. Additionally, in exchange for Mark Langdale remaining on his joint and several guaranty, CapRock Fiber agreed to pay him $20,000 which was paid in 1998. We used a portion of the net proceeds from the offering of our senior notes in July 1998 to pay in full all of such commitment and guaranty fees.

     CapRock entered into an agreement with CapRock Systems, which was the general partner of CapRock Fiber prior to our business combination, to manage the construction of the fiber optic network build out for the initial 260 route miles, which was completed in 1997. Under this agreement, CapRock paid 4% of the costs of constructing this portion of the network, payable monthly at a minimum of $15,000 per month. CapRock paid management fees of $296,576 in 1997 and $461,576, cumulative under the arrangement since construction of this segment commenced. This arrangement ended in 1997.

     In 1998, CapRock granted to Myron J. Goins, a former director of one of its predecessor companies and currently one of CapRock's consultants, 3,514 shares of "Restricted Stock" under the terms of a Restricted Stock Agreement under our Equity Incentive Plan. The restriction period under the agreement with Mr. Goins expired on February 28, 1999.

     CapRock sold telecommunications services in the amount of approximately $70,000 from June 1998 through December 1998 and $77,000 from January 1999 through March 1999 to Summit Communications, Inc., which is owned by Sherwood Allen, a brother of Byron M. Allen. Byron Allen is an Executive Vice President of CapRock.

                             PRINCIPAL SHAREHOLDERS

     The following table shows information concerning the beneficial ownership of our Common Stock as of May 31, 1999 by: (1) each director and director nominee and each of our executive officers named in the "Summary Compensation Table," (2) each person we know to beneficially own more than 5% of the outstanding shares of our Common Stock; and (3) all of our officers and directors as a group. The address for Messrs. Jere W. Thompson, Jr., Rogers, Roberts, Terrell and McAleer, CapRock Investors and Greenway Holdings, L.P. is 15601 Dallas Parkway, Suite 700, Dallas, Texas 75248. The address for Messrs. Leonards and Allen is 12000 Aerospace Ave., Suite 200, Houston, Texas 77034.

                                                                                        PERCENT OF
                                                               NUMBER OF SHARES OF      SHARES OF
                                                                  COMMON STOCK         COMMON STOCK
NAME AND ADDRESS                                              BENEFICIALLY OWNED(1)   OUTSTANDING(1)
----------------                                              ---------------------   --------------
Jere W. Thompson, Jr.(2)....................................       10,775,218              32.6%
Ignatius W. Leonards(3).....................................        1,897,528               5.7%
Timothy W. Rogers(4)........................................        2,883,628               8.7%
Scott L. Roberts............................................        2,883,628               8.7%
Timothy M. Terrell..........................................        2,883,628               8.7%
Byron M. Allen(5)...........................................          214,200             *
Kevin W. McAleer............................................               --                --
Mark Langdale(6)............................................       11,224,352              34.0%
  5950 Berkshire, Suite 990
  Dallas, TX 75225
Christopher J. Amenson(7)...................................            5,333             *
  c/o SBS Technologies, Inc.
  2400 Louisiana Blvd., N.E
  AFC Building 5, Suite 600
  Albuquerque, NM 87110
John R. Harris..............................................            7,000             *
  2808 McKinney Avenue, Suite 220
  Dallas, TX 75204
Richard G. Ellenberger......................................               --                --
  c/o Cincinnati Bell, Inc.
  201 East Fourth Street
  Cincinnati, Ohio 45201
Jere W. Thompson, Sr.(8)....................................       10,647,930              32.2%
  Two Turtle Creek Village
  3838 Oak Lawn Ave., Suite 1850
  Dallas, TX 75219
Greenway Holdings, L.P.(2)..................................        2,014,082               6.1%
CapRock Investors(2)........................................        8,650,884              26.2%
All executive officers and directors as a group(7) (eleven
  persons)..................................................       24,014,699              72.7%

---------------

 *  Less than 1% of the outstanding shares of the class.

(1) The numbers and percentages in the table were calculated based upon the 33,022,059 shares of Common Stock issued and outstanding on May 31, 1999. The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934, which means generally any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. Shares of Common Stock not outstanding but deemed beneficially owned by virtue of the right of an individual or group to acquire such shares within 60 days after May 31, 1999 are treated as outstanding only when determining the amount and percentage of Common Stock owned by such individual or group. All information with respect to the beneficial ownership of any principal shareholder was furnished by such principal shareholder and we believe that, except as otherwise noted or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares shown.

(2) Includes 8,650,884 shares held of record by CapRock Investors, 108,932 shares held of record by CapRock Systems, Inc. and 2,014,082 shares held of record by Greenway Holdings, L.P. CapRock Investors is a Texas joint venture, of which Jere W. Thompson, Jr. is the managing venturer and in which he owns a controlling interest. The Joint Venture Agreement of CapRock Investors grants to Mr. Thompson, Jr. certain authority, including the authority to decide and cast all votes on behalf of CapRock Investors as a shareholder of CapRock. As a consequence, both CapRock Investors and Mr. Thompson, Jr. may each be deemed to be the beneficial owner of all of the shares. CapRock Systems, Inc. is a Texas corporation of which Mr. Thompson, Jr. owns 50% of the outstanding common stock and is an officer and a director; as a result he has shared voting, investment, and dispositive power with respect to the 108,932 shares held by CapRock Systems, Inc. Greenway Holdings, L.P. is a Texas limited partnership of which Mr. Thompson, Jr. is the general partner and has sole voting, investment and dispositive power; as a result, he may be deemed to be the beneficial owner of all of the shares held of record by Greenway Holdings, L.P.

(3) Includes 20,166 shares held by Ignatius W. Leonards as custodian for minor children.

(4) Includes 8,970 shares held by Neal S. Rogers as custodian for minor children of Timothy W. Rogers. Neal S. Rogers is Timothy W. Roger's brother.

(5) Includes 7,300 shares held by Byron M. Allen as custodian for minor children and 7,300 shares held by Mr. Allen's daughters, the voting, investment and dispositive power of which are shared by Mr. Allen with his daughter.

(6) Includes 8,650,884 shares held of record by CapRock Investors and 108,932 shares held of record of CapRock Systems, Inc. Under the Joint Venture Agreement of CapRock Investors, the approval of a majority-in-interest of the venturers is required to approve the disposition of the shares. Because of the ownership interest of Jere W. Thompson, Jr., Mark Langdale, and Jere
    W. Thompson, Sr. (23.5%, 42.5% and 30.9%, respectively), two of the three acting together can authorize or prevent a disposition of the shares. As a result, each may be deemed to be the beneficial owner of all of the shares. CapRock Systems, Inc. is a Texas corporation of which Mr. Langdale owns 50% of the outstanding common stock and is an officer and a director; as a result he has shared voting, investment and dispositive power with respect to the 108,932 shares held by CapRock Systems, Inc.

(7) Includes 3,333 shares subject to currently exercisable options.

(8) Includes 1,302,283 shares held of record by The Williamsburg Corporation, 8,650,884 shares held of record by CapRock Investors and 289,677 shares held of record by Jere W. Thompson, Sr.'s spouse. Under the Joint Venture Agreement of CapRock Investors, the approval of a majority-in-interest of the venturers is required to approve the disposition of the shares. Because of the ownership interest of Jere W. Thompson, Jr., Mark Langdale, and Jere
    W. Thompson, Sr. (23.5%, 42.5% and 30.9%, respectively), two of the three acting together can authorize or prevent a disposition of the shares. As a result, each may be deemed to be the beneficial owner of all of the shares. The Williamsburg Corporation is a Texas corporation, of which Mr. Thompson, Sr. is the president and a director; as a result he has shared voting, investment, and dispositive power with respect to the 1,302,283 shares held by The Williamsburg Corporation.

                               THE EXCHANGE OFFER

BACKGROUND

     CapRock originally sold the outstanding 11 1/2% Senior Notes due 2009 on May 18, 1999 in a transaction exempt from the registration requirements of the Securities Act. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co., as the initial purchasers, subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As of the date of this prospectus, $210.0 million aggregate principal amount of the notes are outstanding.

     CapRock and the initial purchasers entered into a registration rights agreement under which CapRock agreed that it would, at its own cost,

     - file an exchange offer registration statement under the Securities Act within 90 days after May 18, 1999, the original issue date of the old notes,

     - use its best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after May 18, 1999, the original issue date of the old notes, and

     - use its best efforts to consummate the exchange offer and issue new notes within 35 days after the exchange offer registration statement is declared effective.

     The summary in this prospectus of provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

RESALE OF THE NEW NOTES

     Based on no-action letters issued by the staff of the Commission to third parties, CapRock believes that a holder of outstanding notes, but not a holder who is an affiliate of CapRock within the meaning of Rule 405 of the Securities Act, who exchanges outstanding notes for new notes in the exchange offer, generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, CapRock believes that a holder may so offer, sell or transfer the new notes only if the holder acquires the new notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the new notes.

     Any holder of outstanding notes using the exchange offer to participate in a distribution of new notes (including a broker-dealer that acquired outstanding notes directly from CapRock, but not as a result of market-making activities or other trading activities) cannot rely on the no-action letters referred to above. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

     Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities ("Participating Broker-Dealer") may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of new notes received in exchange for outstanding notes. The letter of transmittal which accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A Participating Broker-Dealer may use this prospectus, as it may be amended from time to time, in connection with resales of new notes it receives in exchange for outstanding notes in the exchange offer. CapRock will make this prospectus available to any Participating Broker-Dealer in connection with any resale of this kind for a period of 180 days after the expiration date of the exchange offer. See "Plan of Distribution".

     Each holder of the outstanding notes who wishes to exchange outstanding notes for new notes in the exchange offer will be required to represent and acknowledge, for the holder and for each beneficial owner of such outstanding notes, whether or not the beneficial owner is the holder, in the letter of transmittal that:

     - the new notes to be acquired by the holder and each beneficial owner, if any, are being acquired in the ordinary course of business,

     - neither the holder nor any beneficial owner is an affiliate, as defined in Rule 405 of the Securities Act, of CapRock or any of its subsidiaries,

     - any person participating in the exchange offer with the intention or purpose of distributing new notes received in exchange for outstanding notes (including a broker-dealer that acquired outstanding notes directly from CapRock, but not as a result of market-making activities or other trading activities) cannot rely on the no-action letters referenced above and must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale of the new notes acquired by such person,

     - if the holder is not a broker-dealer, the holder and each beneficial owner, if any, are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in any distribution of the new notes received in exchange for outstanding notes, and

     - if the holder is a broker-dealer that will receive new notes for the holder's own account in exchange for outstanding notes, the outstanding notes to be so exchanged were acquired by the holder as a result of market-making or other trading activities and the holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes received in the exchange offer. However, by so representing and acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     Under the registration rights agreement, CapRock is required to allow Participating Broker-Dealers to use this prospectus in connection with the resale of new notes received in the exchange offer. See "Plan of Distribution."

SHELF REGISTRATION STATEMENT

     In the event that:

          (1) applicable law or interpretations of the staff of the Commission do not permit CapRock to effect the exchange offer,

          (2) the exchange offer registration statement is not declared effective within 150 days after May 18, 1999,

          (3) the exchange offer is not consummated within 185 days after May 18, 1999,

          (4) any holder of Notes notifies CapRock within 90 days after May 18, 1999 that (a) due to a change in law or policy it is not entitled to participate in the exchange offer, (b) due to a change in law or policy it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and (x) this prospectus is not appropriate or available for such resales by such holder and (y) this prospectus is not promptly amended or modified in order to be suitable for use in connection with such resales for such holder and all similarly situated holders or (c) it is a broker-dealer and owns notes acquired directly from CapRock or an affiliate of CapRock, or

          (5) the holders of a majority of the notes may not resell the new notes acquired by them in the exchange offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, then CapRock will, at its cost:

     - file prior to the later of 90 days after May 18, 1999 or 30 days after the obligation arises, a shelf registration statement covering resales of the outstanding notes,

     - use its best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 60 days after the filing obligation arises, and

     - use its best efforts to keep effective the shelf registration statement until the earlier of (1) two years after its effective date, (2) the time when all of the applicable outstanding notes have been sold thereunder and (3) the time when all of the applicable outstanding notes cease to be outstanding or have been sold to the public pursuant to Rule 144 under the Securities Act.

     CapRock will, in the event of the filing of the shelf registration statement, provide to each holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the outstanding notes. A holder that sells outstanding notes pursuant to the shelf registration statement generally will be required to be named as a selling security-holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations). In addition, each holder of outstanding notes will be required to deliver information to be used in connection with the shelf registration statement in order to have its outstanding notes included in the shelf registration statement.

INCREASE IN INTEREST RATE

     If (1) CapRock fails to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, (2) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness, subject to certain limited exceptions, (3) CapRock fails to consummate the exchange offer within 35 days of the target date for effectiveness with respect to the exchange offer registration statement, or (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the exchange offer or resales of notes that are transfer restricted notes (as defined by the registration rights agreement), as the case may be, during the periods specified in the registration rights agreement, then the interest rate borne by the outstanding notes will be increased 0.50% immediately following the occurrence of such registration default, and will increase by an additional 0.50% per annum of the principal amount of the notes for each subsequent 90-day period while a registration default is continuing until all registration defaults have been cured, up to a maximum amount of 1.0% of the principal amount of the notes. Following the cure of a particular registration default, the accrual of additional interest with respect to such registration default will cease.

     Following the cure of any of the aforementioned registration defaults, the interest rate borne by the outstanding notes from the date of such completion or effectiveness, as the case may be, will be reduced to the original interest rate if CapRock is otherwise in compliance with the above. However, if after any such reduction in interest rate, a different event specified in clause (1), (2), (3) or (4) in the prior paragraph occurs, the interest rate may again be increased under the provisions described above.

     Any amounts of additional interest due as described above will be payable in cash on the same interest payments dates as the outstanding notes.

TERMS OF THE EXCHANGE OFFER

     Upon the exchange offer registration statement being declared effective, CapRock will offer the new notes in exchange for surrender of the outstanding notes. CapRock will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the outstanding notes. CapRock has agreed to use its best efforts to consummate the exchange offer within 35 days after the exchange offer registration statement is declared effective.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal which accompanies this prospectus, CapRock will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. CapRock will issue an equal principal amount of new notes in exchange for such principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:

          (1) the new notes will bear a different CUSIP number from the outstanding notes,

          (2) the new notes will have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof, and

          (3) the holders of the new notes will not be entitled to certain rights under the registration rights agreement, which rights will terminate when the exchange offer is completed.

     The new notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture governing the outstanding notes.

     In connection with the exchange offer, holders of outstanding notes do not have any appraisal or dissenters' rights under the indenture governing the outstanding notes or the Texas Business Corporation Act. CapRock intends to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     CapRock shall be deemed to have accepted validly tendered outstanding notes when, as and if CapRock has given oral or written notice of acceptance to Chase Manhattan Trust Company, National Association, exchange agent for the exchange offer. Chase Manhattan Trust Company, National Association will act as agent for the tendering holders for the purpose of receiving the new notes from CapRock.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, the certificates for the unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. CapRock will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The expiration date of the exchange offer is 5:00 p.m., New York City time, on September 1, 1999, unless CapRock, in its sole discretion, extends the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, CapRock will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     CapRock reserves the right, in its sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving written notice of the delay, extension or termination to Chase Manhattan Trust Company, National Association or (2) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof.

INTEREST ON THE NEW NOTES

     The exchange notes will bear interest at the rate of 11 1/2% per annum which will be payable in cash semiannually on November 1 and May 1 of each year, commencing November 1, 1999. Holders of exchange notes will receive interest on November 1, 1999 from the initial issuance of the new notes, plus an amount equal to the accrued interest on the old notes. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the new notes.

PROCEDURES FOR TENDERING

     Only a holder of outstanding notes may tender the holder's outstanding notes in the exchange offer. To tender in the exchange offer, a holder must do the following:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,

     - have the signatures thereon guaranteed if required by the letter of transmittal, and

     - except as discussed in "-- Guaranteed Delivery Procedures," mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes and any other required documents, to Chase Manhattan Trust Company, National Association prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     To be tendered effectively, the outstanding notes, letter of transmittal and other required documents must be completed and received by Chase Manhattan Trust Company, National Association at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below under "Book-Entry; Delivery and Form." Confirmation of any book-entry transfer must be received by Chase Manhattan Trust Company, National Association prior to the expiration date.

     By executing a letter of transmittal, each holder will make to CapRock the representations set forth above in the fourth paragraph under the heading
"-- Resale of the New Notes."

     The tender by a holder and the acceptance of the tender by CapRock will constitute the agreement between the holder and CapRock in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of outstanding notes and the letter of transmittal and all other requires documents to Chase Manhattan Trust Company, National Association is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to Chase Manhattan Trust Company, National Association before the expiration date. No letter of transmittal or outstanding notes should be sent to CapRock. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions on their behalf.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial owner's behalf. See "Instruction to Registered

Holder and/or Book-Entry Transfer Participant from Beneficial Owner" included with the letter of transmittal.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution (within the meaning of Rule 17Ad-5 under the Exchange Act) unless the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an eligible guarantor institution.

     If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution.

     If a letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

     If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by CapRock, evidence satisfactory to CapRock of their authority to so act must be submitted with the letter of transmittal.

     Promptly after the date of this prospectus, the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with that facility's procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal properly completed and duly executed or an agent's message with any required signature guarantee and all other required documents the exchange agent at its address listed below on or before the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

     The term "agent's message" means a message transmitted by The Depositary Trust Company to, and received by, the exchange agent, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the old notes stating:

     - the aggregate principal amount of old notes which have been tendered by such participant,

     - that such participant has received and agrees to be bound by the term of the letter of transmittal, and

     - that CapRock may enforce such agreement against the participant.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes will be determined by CapRock in its sole discretion, which determination will be final and binding. CapRock reserves the absolute right to reject any and all old notes not properly tendered or any old notes CapRock's acceptance of which would, in the opinion of counsel for CapRock, be unlawful. CapRock also reserves the right to waive any defects, irregularities or conditions of tender as to particular old notes. CapRock's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a period of time that CapRock shall determine.

     Neither CapRock, the exchange agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of old notes. Tenders of old notes will not be deemed to have been made until such defects or irregularities mentioned above have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their old notes and (1) whose old notes are not immediately available or (2) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     - the tender is made through an eligible guarantor institution,

     - prior to the expiration date, the exchange agent receives from such eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the certificate(s) representing the old notes in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

     - such properly completed and executed letter of transmittal (or facsimile thereof), as well as the certificate(s) representing all physically tendered old notes in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date. Upon request to the exchange agent, a form of Notice of Guaranteed Delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     To withdraw a tender of outstanding notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by Chase Manhattan Trust Company, National Association at its address set forth below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn,

     - identify the outstanding notes to be withdrawn (including the certificate number(s) and principal amount of such outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited) and include a statement that such holder is withdrawing such holder's election to have such outstanding notes exchanged,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender, and

     - specify the name in which any such outstanding notes are to be registered, if different from that of the person who deposited the notes.

     All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by CapRock, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, CapRock shall not be required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer as provided herein before the acceptance of such old notes, if:

          (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in the sole judgment of CapRock, might materially impair the ability of CapRock to proceed with the exchange offer, or

          (2) the exchange offer, or the making of any exchange by a holder, would violate applicable law or any applicable interpretation of the staff of the Commission.

     If CapRock determines in its sole and absolute discretion that any of the conditions are not satisfied, CapRock may (1) refuse to accept any old notes and return all tendered old notes to the tendering holders, (2) extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such old notes (see "-- Withdrawal of Tenders" above) or (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, CapRock will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and CapRock will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

EXCHANGE AGENT

     Chase Manhattan Trust Company, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to Chase Manhattan Trust Company, National Association addressed as follows:

      By Hand/Overnight Delivery or by               (For Eligible Institutions Only):
       Registered or Certified Mail:                           By Facsimile:
       Chase Manhattan Trust Company,                  Chase Manhattan Trust Company,
            National Association                            National Association
             1650 Market Street                                (215) 568-1449
                 Suite 5210                                Confirm by telephone:
           Philadelphia, PA 19103                              (215) 988-1320
            Attn: Stephen Schaaf
         Corporate Trust Department

     Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand, or by overnight delivery service. Delivery to an address or transmission of instructions via facsimile other than as set forth above will not constitute a valid delivery.

     Chase Manhattan Trust Company, National Association also acts as trustee under the indenture governing the notes.

FEES AND EXPENSES

     CapRock will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of CapRock and its affiliates.

     CapRock has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. CapRock, however, will pay Chase Manhattan Trust Company, National Association reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

     The cash expenses to be incurred in connection with the exchange offer will be paid by CapRock. Such expenses includes fees and expenses of Chase Manhattan Trust Company, National Association as exchange agent and as trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others. CapRock will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the outstanding notes as reflected in CapRock's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by CapRock. The expenses of the exchange offer will be amortized over the term of the notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of outstanding notes who are eligible to participate in the exchange offer but who do not tender their outstanding notes will not have any further registration rights, and their outstanding notes will continue to be subject to restrictions on transfer. Accordingly, such outstanding notes may be resold only:

     - to CapRock, upon redemption thereof or otherwise,

     - so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

     - in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to CapRock,

     - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or

     - pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

                            DESCRIPTION OF THE NOTES

     The new notes, like the old notes, will be issued under the indenture, dated May 18, 1999, between CapRock and Chase Manhattan Trust Company, National Association, as trustee. Upon the effectiveness of the registration statement, of which this prospectus is a part, the indenture will be subject to and governed by the Trust Indenture Act of 1939, as that act may have been amended.

     The new notes are the same as the old notes except that the new notes:

     - will not bear legends restricting their transfer, and

     - will not contain certain terms providing for an increase in the interest rate under the circumstances described in the registration rights agreement.

     The indenture and the registration rights agreement contain the full legal text of the matters described in this section. A copy of the indenture and the registration rights agreement have been filed with the commission as part of our Registration Statement. See "Where You Can Find More Information" for information on how to obtain copies.

     Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture and the registration rights agreement, including definitions of some terms used in the indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms, under "-- Certain Definitions." We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus, these sections or defined terms are incorporated by reference into this prospectus.

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     - will be unsecured unsubordinated obligations of CapRock;

     - will be limited to $210 million aggregate principal amount;

     - will mature on May 1, 2009; and

     - will bear interest at the rate of 11 1/2% per annum.

     Interest will be paid semi-annually on May 1 and November 1 of each year, commencing November 1, 1999, to the registered holder at the close of business on the preceding April 15 or October 15.

     Interest on the notes will be computed on the basis of a 360 day year of twelve 30 day months. Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of CapRock in the Borough of Manhattan, The City of New York; provided that, at the option of CapRock, payments of interest may be made by check mailed to the holders at their addresses as they appear in the Security Register.

     The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 principal amount and any integral multiple thereof. See "Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of the notes, but CapRock may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

     The notes are redeemable, at CapRock's option, in whole or in part, at any time or from time to time, on or after May 1, 2004 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's last address, as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the Redemption Date (subject to the right of holders of record on the relevant record date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period beginning on May 1 of the years set forth below:

YEAR                                                   REDEMPTION PRICE
----                                                   ----------------
2004................................................       105.750%
2005................................................       103.834%
2006................................................       101.917%
2007 and thereafter.................................       100.000%

     In addition, at any time or from time to time on or prior to May 1, 2002, CapRock may, other than in any circumstances resulting in a Change of Control, redeem, at its option, up to 35% of the aggregate principal amount of the notes with the proceeds of one or more additional Public Equity Offerings or Strategic Equity Investments resulting in aggregate gross proceeds to CapRock of at least $25 million, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 111.50%, plus accrued and unpaid interest to the Redemption Date (subject to the right of holders of record on the relevant record date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least 65% of the aggregate principal amount of notes originally issued remain outstanding after each such redemption. Any such redemption shall be made within 60 days after the consummation of such Public Equity Offering or Strategic Equity Investment upon not less than 30 nor more than 60 days' prior notice.

     If less than all of the notes are to be redeemed at any time, the trustee will select the notes, or portions thereof, for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate; provided that no note of $1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

NOTES CALLED FOR REDEMPTION CEASE TO BE OUTSTANDING

     Notes called for redemption in accordance with the terms of the indenture will be deemed to be paid and discharged and cease to be outstanding, and interest on such notes will cease to accrue, from and after the date set for redemption if CapRock has deposited with the trustee, in trust, money and/or Temporary Cash Investments that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Redemption Date in accordance with the terms of the indenture and the notes.

RANKING

     The Indebtedness evidenced by the notes ranks pari passu in right of payment with all existing and future unsecured senior indebtedness of CapRock and senior in right of payment to all existing and future indebtedness of CapRock expressly subordinated in right of payment to the notes. As of March 31, 1999, on an as adjusted basis after giving effect to the offering of the May 1999 senior notes, CapRock would have had outstanding debt of approximately $346.0 million, none of which would have ranked senior in right of payment to the notes. As of the same date, CapRock's subsidiaries had no outstanding debt (other than trade payables). CapRock will be dependent upon access to the cash flow or assets of its subsidiaries to make payments on the notes, and CapRock's ability to obtain such access may be limited by law. See "Risk Factors -- We are a holding company and holders of the notes offered hereby will be structurally subordinated."

     CapRock and its subsidiaries are permitted to incur additional Indebtedness, including Indebtedness under one or more Credit Facilities and Indebtedness incurred to finance the acquisition of certain assets, and is permitted to secure any such Indebtedness and certain other Indebtedness, including Indebtedness under one or more Credit Facilities and Indebtedness incurred to finance the acquisition of certain assets. The notes will be effectively subordinated to such security interests to the extent of such security interests.

CERTAIN COVENANTS

     The indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The Indenture provides that CapRock will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness; provided that CapRock may Incur Indebtedness, in addition to Permitted Indebtedness, if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, (i) the Consolidated Leverage Ratio would be less than or equal to 7.0 to 1, for Indebtedness Incurred on or prior to June 30, 2000, or less than or equal to 5.0 to 1, for Indebtedness Incurred thereafter and (ii) no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions set forth in this covenant.

     Notwithstanding any other provision of the foregoing "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that CapRock or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

     For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with the foregoing "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the definition of "Indebtedness," CapRock, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

     Limitation on Restricted Payments. The Indenture provides that CapRock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) CapRock could not Incur at least $1.00 of Indebtedness under clause (i) of the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors of CapRock, whose determination shall be conclusive and evidenced by a Board Resolution) made after the 1998 Senior Notes Issue Date shall exceed the sum of:

          (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter commencing immediately following the 1998 Senior Notes Issue Date and ending on the last day of the last fiscal quarter preceding the Calculation Date for which reports have been filed with the Commission or provided to the trustee pursuant to the "Commission Reports and Reports to Holders" covenant, plus

          (2) the aggregate Net Cash Proceeds received by CapRock after the 1998 Senior Notes Issue Date, from a capital contribution from, or the issuance and sale permitted by the Indenture to, a Person who is not a Subsidiary of CapRock of (a) its Capital Stock (other than Redeemable Stock), (b) any options, warrants or other rights to acquire its Capital Stock (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes) and (c) Indebtedness of CapRock or a Restricted Subsidiary that has been exchanged for or converted into Capital Stock of CapRock (other than Redeemable Stock) or such options, warrants or other rights, in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness permitted under clause (viii) of the definition of "Permitted Indebtedness," plus

          (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and reductions in Investments made pursuant to clause (vi) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to CapRock or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by CapRock or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of:

          (i) the payment of any dividend within 60 days after the date of declaration thereof if, at such date of declaration, such payment would comply with the foregoing paragraph;

          (ii) the purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest thereon to the date of payment, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the definition of "Permitted Indebtedness";

          (iii) the purchase, redemption or other acquisition or retirement for value of Capital Stock of CapRock (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering to a Person who is not a Subsidiary of CapRock of, shares of Capital Stock (other than Redeemable Stock) of CapRock (or options, warrants or other rights to acquire such Capital Stock (exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes)) including in connection with a "cashless" exercise of an option, warrant or right;

          (iv) the making of any principal payment or the purchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of CapRock which is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest thereon to the date of payment, in exchange for, or out of the proceeds of, a substantially concurrent offering to a Person who is not a Subsidiary of CapRock of, shares of the Capital Stock (other than Redeemable Stock) of CapRock (or options, warrants or other rights to acquire such Capital Stock (exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes));

          (v) payments or distributions to dissenting stockholders pursuant to applicable law in connection with any consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of CapRock;

          (vi) Investments in any Person that is in the Telecommunications Business on the date of such Investments; provided that the aggregate amount of Investments made pursuant to this clause (vi)

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     does not exceed the sum of (x) $85 million plus (y) the amount of Net Cash
     Proceeds received by CapRock after the 1998 Senior Notes Issue Date as a capital contribution or from the sale of Capital Stock (other than Redeemable Stock) of CapRock (or options, warrants or other rights to acquire such Capital Stock (exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes)) to a Person who is not a Subsidiary of CapRock, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the definition of "Permitted Indebtedness" or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (iii) or (iv) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (z) the net reduction in Investments made pursuant to this clause (vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"); provided that the net reduction in any Investment shall not exceed the amount of such Investment;

          (vii) the purchase, redemption or other retirement or acquisition for value of shares of Capital Stock of CapRock to the extent necessary, in the judgment of the Board of Directors of CapRock, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by CapRock or any Restricted Subsidiary from any governmental agency;

          (viii) the purchase, redemption or other retirement or acquisition for value of shares of Capital Stock of CapRock, or options, warrants or other rights to purchase such shares, held by directors, employees, or former directors or employees of CapRock or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon their death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; provided that the aggregate consideration paid for such purchase, redemption or other retirement or acquisition for value of such shares of Capital Stock or options, warrants or rights after the Closing Date does not exceed $2 million in any calendar year, or $5 million in the aggregate;

          (ix) Investments acquired (x) as a capital contribution to CapRock or a Restricted Subsidiary or (y) in exchange for Capital Stock (other than Redeemable Stock) of CapRock (or options, warrants or other rights to acquire such Capital Stock (exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes)) so long as immediately after giving effect to such transaction described in clause (y) above no Default or Event of Default shall have occurred and be continuing;

          (x) the purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of CapRock which is subordinated in right of payment to the notes, including premium, if any, and accrued and unpaid interest thereon to the date of payment, at a price not greater than 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the date of repayment in the event of a Change of Control in accordance with provisions similar to the "Change of Control" covenant; provided that prior to such purchase, redemption, defeasance or other acquisition or retirement, CapRock has made the Change of Control Offer as provided in such covenant with respect to the notes and has purchased all notes validly tendered for payment in connection with such Change of Control Offer; or

          (xi) any payment, distribution, repurchase or other transaction that, but for this provision, would constitute a Restricted Payment but only to the extent that the aggregate amount of such payments, distributions, repurchases and other transactions do not exceed $25 million.

     The actions described in clauses (i), (v), (vi), (vii), (viii), (x) and
(xi) of the immediately preceding paragraph are Restricted Payments that are permitted in accordance with the immediately preceding paragraph but reduce the amount that would otherwise be available for Restricted Payments under clause
(C) of the first paragraph of this "Limitation on Restricted Payments" covenant. The actions

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described in clauses (ii), (iii), (iv) and (ix) of the immediately preceding paragraph are Restricted Payments that are permitted in accordance with the immediately preceding paragraph and do not reduce the amount that would otherwise be available for Restricted Payments under clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that CapRock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends, in cash or otherwise, or make any other distributions permitted by applicable law on any Capital Stock or any other interest or participation in, or measured by, its profits of such Restricted Subsidiary owned by CapRock or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to CapRock or any other Restricted Subsidiary, (iii) make loans or advances to CapRock or any other Restricted Subsidiary or (iv) transfer any of its property or assets to CapRock or any other Restricted Subsidiary.

     The foregoing provisions do not restrict any encumbrances or restrictions:

          (i) in the 1998 Senior Notes Indenture, the Indenture or any other agreements in effect on the 1998 Senior Notes Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (ii) existing under or by reason of applicable law;

          (iii) existing with respect to any Person or the property or assets of such Person acquired by CapRock or any Restricted Subsidiary and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

          (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenants, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of CapRock or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of CapRock or any Restricted Subsidiary in any manner material to CapRock or any Restricted Subsidiary;

          (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

          (vi) pursuant to (x) a Credit Facility, (y) a Vendor Credit Facility or (z) any agreement which amends, extends, renews, refinances, replaces or refunds a Credit Facility or Vendor Credit Facility; provided, however, that in the case of subclauses (x), (y) and (z), the provisions of the Credit Facility or Vendor Credit Facility (A) permit (whether explicitly or as a result of the relative maturities of the Credit Facility, the Vendor Credit Facility and the notes) distributions to CapRock for the purposes of, and in an amount sufficient to fund, the payment of principal due at stated maturity and interest in respect of the notes (provided, in either case, that such payment is due or to become due within 30 days from the date of such distribution) at a time when there does not exist an event which after notice or passage of time or both would permit the lenders under the Credit Facility or Vendor Credit Facility to declare all amounts thereunder due and payable, and (B) provide that in no event shall any encumbrance or restriction pursuant to the Credit Facility or Vendor Credit
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

     Facility prohibit distributions to CapRock for such purposes for more than 180 days in any consecutive 360 day period, unless (1) there exists a default under the Credit Facility or Vendor Credit Facility resulting from any payment default under the Credit Facility or Vendor Credit Facility or
     (2) the maturity of the Credit Facility or Vendor Credit Facility has been accelerated.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant prevents CapRock or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the "Limitation on Liens" covenant described below or (2) restricting the sale or other disposition of property or assets of CapRock or any of its Restricted Subsidiaries subject to such Liens.

     Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. The Indenture provides that CapRock will not sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Restricted Subsidiary or permit any Restricted Subsidiary, directly or indirectly, to issue, sell pledge, hypothecate or otherwise convey or dispose of, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

          (i) to CapRock or a Wholly Owned Restricted Subsidiary,

          (ii) issuances of director's qualifying shares or other issuances or sales to the extent required by applicable law or regulation,

          (iii) issuances or sales of 100% of the Capital Stock of a Restricted Subsidiary, provided that CapRock or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale pursuant to this clause (iii) in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below,

          (iv) issuances or sales in a transaction if, immediately after giving effect thereto, such Restricted Subsidiary would no longer be a Restricted Subsidiary if (A) such transaction does not violate the "Limitation on Asset Sales" covenant and (B) any Investment in such Person remaining after giving effect to such transaction would not violate the "Limitation on Restricted Payments" covenant if made at the date of such issuance or sale,

          (v) pursuant to a Credit Facility or a Vendor Credit Facility,

          (vi) issuances or sales of Redeemable Stock in exchange for, or upon conversion of, or the proceeds from the issuance or sale of which are used to refinance, shares of Redeemable Stock of such Restricted Subsidiary if the amounts payable with respect to the redemption of such newly issued or sold Redeemable Stock do not exceed the amount payable with respect to the redemption of the Redeemable Stock being exchanged, converted or refinanced and such newly issued or sold Redeemable Stock does not require any redemption earlier than the date on which the Redeemable Stock being exchanged, converted or refinanced required a redemption, or

          (vii) issuances or sales of Redeemable Stock (other than Redeemable Stock convertible into or exchangeable for Common Stock of any Restricted Subsidiary) that does not otherwise violate the provisions of the Indenture.

     Limitation on Issuances of Guarantees by Restricted Subsidiaries. The Indenture provides that CapRock will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of CapRock which is pari passu in right of payment with, or subordinate in right of payment to, the notes ("Guaranteed Indebtedness"), unless:

          (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the notes by such Restricted Subsidiary and

          (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights
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

     against CapRock or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

     Provided that this paragraph does not apply to (x) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) any Guarantee of any Restricted Subsidiary of Indebtedness Incurred under Credit Facilities or Vendor Credit Facilities pursuant to clause (ix) of the definition of "Permitted Indebtedness." If the Guaranteed Indebtedness is (A) pari passu in right of payment with the notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of CapRock, of all of CapRock's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

     Limitation on Transactions with Stockholders and Affiliates. The Indenture provides that CapRock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of CapRock or with any Affiliate of CapRock or any Restricted Subsidiary, except (a) in writing (other than the payment of salaries or bonuses to officers of CapRock or any Restricted Subsidiary in the ordinary course of business which need not be in writing) upon fair and reasonable terms no less favorable in any material respect to CapRock or such Restricted Subsidiary than could be obtained, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate, (b) with respect to any transaction or series of related transactions involving an aggregate value in excess of $5 million, if CapRock delivers an Officers' Certificate to the trustee certifying that such transaction or series of related transactions complies with clause (a) above, and (c) with respect to any transaction or series of related transactions involving an aggregate value in excess of $10 million, if either (1) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of CapRock, or in the event there is only one Disinterested Director, by such Disinterested Director, or (2) CapRock delivers to the trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to CapRock or such Subsidiary from a financial point of view.

     The foregoing limitation does not limit, and does not apply to:

          (i) any transaction solely between CapRock and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

          (ii) the payment of reasonable and customary regular fees to directors of CapRock who are not employees of CapRock;

          (iii) any payments or other transactions pursuant to any tax-sharing agreement between CapRock and any other Person with which CapRock files a consolidated tax return or with which CapRock is part of a consolidated group for tax purposes;

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          (iv) any Restricted Payments not prohibited by the "Limitation on
     Restricted Payments" covenant; or

          (v) any transaction or agreement as described in this Offering Memorandum and as in effect as of the date of this Offering Memorandum.

     Limitation on Liens. The Indenture provides that CapRock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien. The foregoing limitation does not apply to Permitted Liens.

     Limitation on Sale-Leaseback Transactions. The Indenture provides that CapRock will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties, whether now owned or hereafter acquired, whereby CapRock or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which CapRock or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if

          (i) the lease is for a period, including renewal rights, of not in excess of three years;

          (ii) the lease secures or relates to industrial revenue or pollution control bonds;

          (iii) the transaction is solely between CapRock and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or

          (iv) CapRock or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

     Limitation on Asset Sales. The Indenture provides that CapRock will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by CapRock or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and
(ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments (with the amount of Indebtedness and liabilities of CapRock or a Restricted Subsidiary that are unconditionally assumed by the transferee being deemed to be cash for purposes of this covenant). In the event and to the extent that the Net Cash Proceeds received by CapRock or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the 1998 Senior Notes Issue Date in any period of 12 consecutive months exceed the greater of $10 million and 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of CapRock and its Subsidiaries has been filed with the Commission or provided to the trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then CapRock shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed the greater of $10 million and 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of CapRock or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than CapRock or any of its Subsidiaries, or (B) invest an amount equal to such excess Net Cash Proceeds, or the amount of such Net Cash Proceeds not so applied pursuant to clause (A) (or enter into a definitive

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

agreement committing to so invest within 12 months after the date of such agreement), in Telecommunications Assets and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds." Pending the final application of any such Net Cash Proceeds, CapRock or such Restricted Subsidiary may invest such funds in Temporary Cash Investments or temporarily reduce revolving Indebtedness under any Credit Facility or any Vendor Credit Facility.

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, CapRock must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes plus, in each case, accrued interest to the Payment Date. To the extent CapRock or a Restricted Subsidiary is required under the terms of Indebtedness of CapRock or such Restricted Subsidiary which is pari passu with, or (in the case of any secured Indebtedness) senior with respect to such collateral to, the notes with any proceeds which constitute Excess Proceeds under the Indenture, CapRock shall make a pro rata offer to the holders of all other pari passu Indebtedness (including the notes) with such proceeds. If the aggregate principal amount of notes and other pari passu Indebtedness surrendered by holders thereof exceeds the amount of such Excess Proceeds, the trustee shall select the notes and other pari passu Indebtedness to be purchased on a pro rata basis. To the extent that the aggregate purchase price for the notes tendered pursuant to an Offer to Purchase is less than the Excess Proceeds, CapRock or any Restricted Subsidiary may use such deficiency for general corporate purposes. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset to zero.

     Commission Reports and Reports to Holders. At all times from and after the earlier of (i) the date of the commencement of an Exchange Offer or the effectiveness of a Shelf Registration Statement (the "Registration") and (ii) the date that is six months after May 18, 1999, in either case, whether or not CapRock is then required to file reports with the Commission, CapRock shall file with the Commission (if permitted by Commission practice and applicable law and regulations) all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto. CapRock shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information; provided, however, that the copies of such reports and information mailed to holders need not contain the exhibits thereto, but CapRock agrees to furnish any such exhibits to any holder upon written request therefor. In addition, at all times prior to the earlier of the date of the Registration and the date that is six months after May 18, 1999, CapRock shall, at its cost, deliver to each holder of the notes quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act; it being understood that the financial statements included in such reports shall be prepared in accordance with generally accepted accounting principles in effect at such time. In addition, at all times prior to the Registration, upon the request of any holder or any prospective purchaser of the notes designated by a holder, CapRock shall supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

     Limitation on Restrictive Covenants. Notwithstanding any other provisions of the Indenture, the restrictive covenants set forth therein, including, without limitation, those described under "Limitation on Restricted Payments," "Limitation on Dividend and other Payments Restrictions Affecting Restricted Subsidiaries," "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries," "Limitation on Transactions with Stockholders and Affiliates," "Limitation on Liens," "Limitation on Sale-Leaseback Transactions" and "Limitation on Asset Sales" are limited and are deemed limited to the extent necessary so that the creation, existence and effectiveness of such restrictive covenants did not result

                                       97
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in a breach of the covenants of the 1998 Senior Notes Indenture relating to
"Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries."

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     If a Change of Control shall occur at any time, each holder shall have the right to require that CapRock purchase all such holder's notes in whole or in part in integral multiples of $1,000, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the Payment Date. CapRock shall commence such Offer to Purchase within 30 days following the occurrence of such Change of Control.

     There can be no assurance that CapRock will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as may be contained in other securities of CapRock which might be outstanding at the time). The foregoing covenant requiring CapRock to repurchase the notes will, unless consents are obtained, require CapRock to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture:

          (a) defaults in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (b) defaults in the payment of interest on any note when the same becomes due and payable, which defaults continue for a period of 30 days;

          (c) defaults in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of CapRock or mandatory redemption, or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or the "Repurchase of Notes upon a Change of Control" covenants described above;

          (d) defaults in the performance or breach of any covenant or agreement of CapRock in the Indenture or under the notes (other than a default specified in clause (a), (b) or (c) above), which default or breach continues (i) for a period of 30 consecutive days or (ii) in the event such default or breach cannot be cured in such 30-day period and CapRock is diligently and in good faith attempting to cure such default or breach, for a period of 60 consecutive days in the case of both clauses (i) and (ii), after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (e) there occurs with respect to any issue or issues of Indebtedness of CapRock or any Restricted Subsidiary having an outstanding principal amount of $7.5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $7.5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against CapRock or any Restricted Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate

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     amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $7.5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (g) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of CapRock or any Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of CapRock or any Restricted Subsidiary or for all or substantially all of the property and assets of CapRock or any Restricted Subsidiary or (iii) the winding up or liquidation of the affairs of CapRock or any Restricted Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

          (h) CapRock or any Restricted Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of CapRock or any Restricted Subsidiary or for all or substantially all of the property and assets of CapRock or any Restricted Subsidiary or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clauses
(g) or (h) above that occurs with respect to CapRock) occurs and is continuing under the Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to CapRock (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by CapRock or the relevant Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clauses (g) or (h) above occurs with respect to CapRock, the principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes, by written notice to CapRock and to the trustee, may waive all past defaults and their consequences including the acceleration of the notes if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the Indenture or the notes unless:

          (i) the holder gives the trustee written notice of a continuing Event of Default;

          (ii) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

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          (iii) such holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

          (iv) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or (subject to certain provisions of the Indenture) interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired without the consent of the holder.

     The Indenture requires certain officers of CapRock to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of CapRock and its Restricted Subsidiaries and the performance of CapRock and its Restricted Subsidiaries under the Indenture and that CapRock has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. CapRock is also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that CapRock shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into CapRock, unless:

          (i) CapRock shall be the continuing Person, or the Person (if other than CapRock) formed by such consolidation or into which CapRock is merged or that acquired or leased such property and assets of CapRock shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of CapRock on all of the notes and under the Indenture;

          (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (iii) immediately after giving effect to such transaction on a pro forma basis, CapRock, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under clause (i) of the first paragraph of the "Limitation on Indebtedness" covenant described above; provided, however, that this clause (iii) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth, provided that in connection with any such merger or consolidation, no consideration (except Capital Stock (other than Redeemable Stock) in the surviving Person or CapRock (or a Person that owns directly or indirectly all of the Capital Stock of the surviving Person or CapRock immediately following such transaction) or cash paid to satisfy dissenter or appraisal rights; provided that such rights are exercised with respect to no more than 5% of the outstanding Capital Stock of CapRock or other Person) shall be issued or distributed to the stockholders of CapRock; and

          (iv) CapRock delivers to the trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii) above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (ii) and (iii) above do not apply if, in the good faith determination of the Board of Directors of CapRock, whose determination shall be evidenced by

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     a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of CapRock; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     Defeasance and Discharge. The Indenture provides that CapRock will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) CapRock has deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes, (B) CapRock has delivered to the trustee
(i) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of CapRock's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days (or, under certain circumstances, one year) following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which CapRock or any of its Subsidiaries is a party or by which CapRock or any of its Subsidiaries is bound, and (D) if at such time the notes are listed on a national securities exchange, CapRock has delivered to the trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Certain Covenants," clause (d) under "Events of Default" with respect to such covenants and clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," and that clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by CapRock to the trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

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     Defeasance and Certain Other Events of Default. In the event CapRock exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, CapRock will remain liable for such payments.

MODIFICATION AND WAIVER

     From time to time, CapRock, when authorized by trustee, without the consent of the holders, may amend, waive or supplement the Indenture and the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, to provide for the assumption of CapRock's obligations to holders in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders, to add guarantors with respect to the notes, to secure the notes, to maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or to make any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture or the notes issued thereunder may be made by CapRock and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

          (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note,

          (ii) reduce the principal of, or premium, if any, or interest on, any Note,

          (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note,

          (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note,

          (v) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the Indenture,

          (vi) waive a default in the payment of principal of, premium, if any, or interest on the notes, or

          (vii) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

GOVERNING LAW

     The Indenture provides that the Indenture and the notes are governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of CapRock, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as

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security or otherwise. The trustee is permitted to engage in other transactions;
provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

     "1998 Senior Notes Indenture" means the Indenture dated as of July 16, 1998, among CapRock, CapRock Telecommunications Corp., CapRock Fiber Network, Ltd. and IWL Communications, Incorporated and PNC Bank, N.A. (now known as Chase Manhattan Trust Company, National Association), as trustee, providing for the issuance of the 1998 Senior Notes in the aggregate principal amount of $150,000,000, as such instrument may be amended and supplemented from time to time.

     "1998 Senior Notes Issue Date" means the date on which the 1998 Senior Notes were originally issued under the 1998 Senior Notes Indenture.

     "1998 Senior Notes" means CapRock's 12% Senior Notes due 2008 issued pursuant to the 1998 Senior Notes Indenture, as such instrument may be amended or supplemented from time to time.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by CapRock or a Restricted Subsidiary; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of CapRock and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (i) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person (other than CapRock or any of its Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except

             (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid in cash to CapRock or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period and

             (y) with respect to net losses, to the extent of the amount of cash contributed by CapRock or any Restricted Subsidiary to such Person during such period;

          (ii) the net income (or loss) of any Person acquired by CapRock or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of the related acquisition;

          (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales;

          (v) any net after-tax extraordinary or non-recurring gains or losses;

          (vi) any gain or loss, net of taxes, realized upon the termination of any employee benefit plan; and

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          (vii) any compensation or other expense paid or payable solely with
     Capital Stock (other than Redeemable Stock) of CapRock or any options, warrants or other rights to acquire such Capital Stock.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of CapRock and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), minus (i) all current liabilities of CapRock and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of CapRock and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the trustee pursuant to the "Commission Reports and Reports to Holders" covenant described above.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Acquisition" means (i) an investment by CapRock or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with CapRock or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of CapRock and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by CapRock or any of its Restricted Subsidiaries of the property and assets of any Person other than CapRock or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of CapRock and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by CapRock or any of its Restricted Subsidiaries (other than to CapRock or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets of a division or line of business of CapRock or any of its Restricted Subsidiaries.

     "Asset Sale" means any direct or indirect sale, transfer or lease or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by CapRock or any of its Restricted Subsidiaries to any Person other than CapRock or any of its Restricted Subsidiaries of:

          (i) all or any of the Capital Stock of any Restricted Subsidiary,

          (ii) all or substantially all of the property and assets of an operating unit or business of CapRock or any of its Restricted Subsidiaries or

          (iii) any other property and assets of CapRock or any of its Restricted Subsidiaries outside the ordinary course of business of CapRock or such Restricted Subsidiary other than the Capital Stock of or Investment in an Unrestricted Subsidiary

that, with respect to each of (i), (ii) and (iii), is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of CapRock; provided that "Asset Sale" shall not include:

          (a) sales, transfers or other dispositions of assets, whether in one transaction or a series of related transactions occurring within one year, involving assets with a fair market value not in excess of $1.0 million in any transaction or series of related transactions,
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          (b) contemporaneous exchanges by CapRock or any Restricted Subsidiary of Telecommunications Assets for other Telecommunications Assets in the ordinary course of business, including fiber swaps and partitioning of switches; provided that the applicable Telecommunications Assets received by CapRock or such Restricted Subsidiary have at least substantially equal fair market value to the Telecommunications Assets disposed of, or

          (c) sales, transfers or other dispositions of assets that have become uneconomic, obsolete or worn-out.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Board of Directors" means, with respect to any Person, its Board of Directors, general partner(s), manager(s), or similar governing body.

     "Calculation Date" means, with respect to the Incurrence of any Indebtedness by CapRock or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" shall be deemed to occur if:

          (i) the sale, conveyance, transfer or lease of all or substantially all of the assets of CapRock to any Person or "group" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than to one or more Permitted Holders and/or one or more Restricted Subsidiaries, shall have occurred,

          (ii) any Person or "group" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder (or group that includes a Permitted Holder), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the Voting Stock of CapRock (including any warrants, options or rights to acquire such Voting Stock), calculated on a fully diluted basis,

          (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of CapRock (together with any directors whose election or appointment by the Board of Directors of CapRock or whose nomination for election by the stockholders of CapRock was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of CapRock then in office or

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          (iv) the merger, amalgamation or consolidation of CapRock with or into another Person or the merger of another Person with or into CapRock shall have occurred, and the securities of CapRock that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of CapRock are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent, immediately after giving effect to such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person.

     "Closing Date" means May 18, 1999.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income,

          (i) Consolidated Interest Expense,

          (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets),

          (iii) depreciation expense,

          (iv) amortization expense,

          (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), and

          (vi) costs directly related to the Transaction or the offering of the 1998 Senior Notes and expensed by CapRock in accordance with GAAP on or prior to December 31, 1998,

less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for CapRock and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by CapRock or any of its Restricted Subsidiaries divided by
(2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

     "Consolidated Interest Expense" means, for any period, without duplication, the aggregate amount of interest in respect of Indebtedness, including, without limitation:

          (i) amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting;

          (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (iii) the net costs associated with Interest Rate Agreements;

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          (iv) Preferred Stock dividends of CapRock's Restricted Subsidiaries
     (other than dividends paid in shares of Preferred Stock that are not Redeemable Stock) declared and paid or payable;

          (v) accrued Redeemable Stock dividends of CapRock and its Restricted Subsidiaries, whether or not declared or paid; and

          (vi) the interest component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by CapRock and its Restricted Subsidiaries during such period;

excluding, however, (a) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (b) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the notes, the 1998 Senior Notes and the Transaction, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Calculation Date, the ratio of
(i) the aggregate amount of Indebtedness of CapRock and its Restricted Subsidiaries on a consolidated basis outstanding on such Calculation Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of CapRock have been filed with the Commission or provided to the trustee pursuant to the "Commission Reports and Reports to Holders" covenant described above (such four fiscal quarter period being the "Four Quarter Period"); provided that, in making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Calculation Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Calculation Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into CapRock or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions had occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Calculation Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of CapRock and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the outstanding principal amount of any promissory notes receivable from the sale of the Capital Stock of CapRock or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Facilities" means any senior commercial term loan and/or revolving credit or working capital facility or any letter of credit facility entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements.

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     "Currency Agreement" means any spot or forward foreign exchange contract, currency swap agreement, currency option or other similar financial agreement or arrangement entered into by CapRock or any of its Subsidiaries designed solely to protect against or manage exposure to fluctuations in currency exchange rates.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any matter, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such matter.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "fair market value" means the price that would be paid in an arm's-length transaction between a willing seller under no compulsion to sell and a willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that for purposes of clause (viii) of the definition of "Permitted Indebtedness", (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the capital contribution or sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by CapRock exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm (selected by the Board of Directors of CapRock) and set forth in their written opinion which shall be delivered to the trustee.

     "GAAP" means generally accepted accounting principles in the United States of America in effect on the 1998 Senior Notes Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guaranteed Indebtedness" has the meaning given it under the caption "Limitation on Issuances of Guarantees by Restricted Subsidiaries."

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The terms "Incurrence" and "Incurred" shall have corresponding meanings.

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     "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (i) all indebtedness of such Person for borrowed money,

          (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (iii) all obligations of such Person in respect of letters of credit, acceptance facilities or other similar instruments (including reimbursement obligations with respect thereto),

          (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services,

          (v) all Capitalized Lease Obligations of such Person,

          (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness,

          (vii) all Indebtedness of other Persons and all dividends and distributions of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise,

          (viii) all Redeemable Stock of such Person valued at its maximum fixed repurchase price plus (to the extent not otherwise included in such repurchase price) accrued and unpaid dividends payable prior to the Stated Maturity of the notes in connection with a mandatory redemption or in connection with a redemption at the option of the holder thereof unless such Redeemable Stock has actually been called for redemption but not yet redeemed, in which case it shall be valued at the redemption price therefor plus such accrued and unpaid dividends unless the holder thereof can require redemption or repurchase at any higher price, and

          (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.

     Notwithstanding anything herein to the contrary:

          (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance, as determined in conformity with GAAP,

          (B) money borrowed and set aside at the time of the Incurrence of any Indebtedness or thereafter in order to refund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness,"

          (C) Indebtedness shall not include any liability for federal, state, local or other taxes,

          (D) Indebtedness shall not include any Trade Payable or amounts due under leases that are not Capitalized Lease Obligations,

          (E) Indebtedness shall not include amounts due with respect to any customer advance payments and customer deposits in the ordinary course of business with CapRock or any Restricted Subsidiary, and

          (F) Indebtedness shall not include overdrafts.

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     For purposes hereof, the "maximum fixed repurchase price" of any Redeemable
Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Redeemable Stock.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan, account receivable (other than an account receivable arising in the ordinary course of business) or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement) or any capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by CapRock or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary at the time it so ceases to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause
(iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant described above. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described above, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to CapRock or any of its Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to CapRock or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest). The term "Lien" does not include any lease or grant of rights to use any fiber or other asset under an arrangement that does not qualify as a conditional sale or other title retention agreement or lease in the nature thereof or a switch partition.

     "Merger Agreement" means that certain Agreement and Plan of Merger and Plan of Exchange dated as of February 16, 1998 among CapRock, CapRock Telecommunications Corp., CapRock Fiber Network, Ltd. and IWL Communications, Incorporated and certain other parties thereto, as amended through the 1998 Senior Notes Issue Date and thereafter in accordance with the terms of the 1998 Senior Notes Indenture.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to CapRock or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of CapRock and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation

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

outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by CapRock or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, and (b) with respect to any capital contribution or issuance or sale of Capital Stock, options, warrants or other rights to acquire Capital Stock or Indebtedness, the proceeds of such capital contribution or issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to CapRock or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes payable as a result thereof.

          (i) "Offer to Purchase" means an offer by CapRock to purchase notes from the holders commenced by mailing a notice to the trustee and each holder stating:

          (ii) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

          (iii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed);

          (iv) that any note not tendered will continue to accrue interest pursuant to its terms;

          (v) that, unless CapRock defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (vi) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

          (vii) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

          (viii) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Payment Date, CapRock shall (i) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by CapRock. The Paying Agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new nonequal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. CapRock will publicly
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announce the results of an Offer to Purchase as soon as practicable after the
Payment Date. The trustee shall act as the Paying Agent for an Offer to Purchase. CapRock will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that CapRock is required to repurchase notes pursuant to an Offer to Purchase.

     "Payment Date" means the date on which any note is purchased pursuant to an Offer to Purchase.

     "Permitted Holders" means Jere W. Thompson, Sr., Jere W. Thompson, Jr., Mark Langdale, Timothy W. Rogers, Scott L. Roberts, Timothy M. Terrell and Ignatius W. Leonards and any corporation, limited liability company, partnership, joint venture or other entity controlled by any one or more of them.

     "Permitted Indebtedness" means any of the following:

          (i) Indebtedness of CapRock pursuant to the notes and the Indenture;

          (ii) Indebtedness owed (A) to CapRock and evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiaries; provided that such Indebtedness to any Restricted Subsidiary is subordinated in right of payment from and after such time as the notes shall become due and payable (whether at Stated Maturity, by acceleration or otherwise); provided further any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to CapRock or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

          (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (ii), (iv), (vi) or (xii) of the definition of Permitted Indebtedness) and any refinancings of such new Indebtedness in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu in right of payment with, or subordinated in right of payment to, the notes shall only be permitted under this clause (iii) if (A) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu in right of payment with the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu in right of payment with, or subordinate in right of payment to, the remaining notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinated to the notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of CapRock be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii);

          (iv) Indebtedness (A) to reimburse workers' compensation insurance companies for claims paid by such companies on behalf of CapRock or any Restricted Subsidiary in accordance with the policies issued to CapRock and the Restricted Subsidiaries, (B) in respect of performance, surety or appeal bonds or similar obligations provided in the ordinary course of business, or (C) under Currency Agreements and Interest Rate Agreements; provided that such agreements (I) are designed solely to protect CapRock or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (II) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder or (D) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of

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

     credit, surety bonds or performance bonds securing any obligations of CapRock or any of its Restricted Subsidiaries pursuant to such agreements, in each case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by CapRock or any Restricted Subsidiary in connection with such disposition;

          (v) Indebtedness of CapRock, to the extent the net proceeds thereof are promptly used to purchase notes tendered in an Offer to Purchase made as a result of a Change of Control or Indebtedness of CapRock or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease all of the notes as described above under "Defeasance";

          (vi) Guarantees of the notes and Guarantees of Indebtedness of CapRock by any Restricted Subsidiary; provided that the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described above;

          (vii) Acquired Indebtedness and any Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, such Acquired Indebtedness in an amount not to exceed the amount so refinanced or refunded (plus premium, accrued interest, and reasonable fees and expenses) in an aggregate amount not to exceed at any one time outstanding $25 million;

          (viii) (A) Indebtedness of CapRock not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by CapRock after the 1998 Senior Notes Issue Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Redeemable Stock) or options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of CapRock to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii), (iv) or (vi) of the second paragraph of the "Limitation on Restricted Payments" covenant described above to make a Restricted Payment less any Indebtedness Incurred pursuant to clause (B),
     (B) Indebtedness Incurred by (x) CapRock and/or (y) any of the Restricted Subsidiaries in an aggregate amount not to exceed, at any one time outstanding, the Net Cash Proceeds received by CapRock after the 1998 Senior Notes Issue Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Redeemable Stock) or options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) to a Person that is not a Subsidiary of CapRock to the extent such Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii), (iv) or (vi) of the second paragraph of the "Limitation on Restricted Payments" covenant described above to make a Restricted Payment; provided that the Incurrence of Indebtedness pursuant to this clause (B) will only be permitted to the extent that such Incurrence does not cause the amount of Indebtedness Incurred pursuant to clause (A) to exceed the amount permitted thereunder, and (C) Indebtedness of CapRock not to exceed, at any one time outstanding, 100% of the fair market value of property (other than cash and cash equivalents) received by CapRock after the 1998 Senior Notes Issue Date from a contribution of capital or the proceeds from the sale of its Capital Stock (other than Redeemable Stock) or options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) to a Person that is not CapRock or a Restricted Subsidiary, to the extent such capital contribution or sale of Capital Stock or options, warrants or rights have not been used pursuant to clause (iii), (iv) or (ix) of the second paragraph of the "Limitation on Restricted Payments" covenant described above to make a Restricted Payment; provided that such Indebtedness does not mature prior to the Stated Maturity of the notes and has an Average Life longer than the notes;

          (ix) Indebtedness under one or more Credit Facilities or Vendor Credit Facilities; provided that the aggregate principal amount of any Indebtedness incurred pursuant to this clause (ix) (including any amounts refinanced or refunded under this clause (ix)) does not exceed at any time outstanding the greater of (x) 85% of eligible accounts receivable and 65% of eligible inventory of CapRock and its Restricted Subsidiaries as of the last fiscal quarter for which financial statements are prepared or

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     (y) $175 million less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described above;

          (x) Indebtedness existing as of the Closing Date;

          (xi) Capitalized Lease Obligations in an aggregate principal amount outstanding at any time not to exceed $25 million; and

          (xii) Indebtedness of CapRock (in addition to Indebtedness permitted under clauses (i) through (xi) above) in the aggregate principal amount outstanding at any time not to exceed $75 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described above.

     "Permitted Investment" means any of the following:

          (i) an Investment in CapRock or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, CapRock or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of CapRock and its Restricted Subsidiaries on the date of such Investment;

          (ii) a Temporary Cash Investment;

          (iii) commission, payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (iv) stock, obligations or securities received in satisfaction of judgments or settlement of disputed accounts receivable that arose in the ordinary course of business;

          (v) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits;

          (vi) Interest Rate Agreements and Currency Agreements to the extent permitted under clause (iv) of the definition of "Permitted Indebtedness;" and

          (vii) loans and advances to employees of CapRock or any Subsidiary in an aggregate amount not to exceed $1 million at any time outstanding.

     "Permitted Liens" means any of the following:

          (i) Liens for taxes, fees, assessments, governmental charges or claims that are not yet due and payable, or, if delinquent, are payable without penalty or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made;

          (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, material men, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent, or, if delinquent, are payable without penalty or are or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);
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          (v) easements, rights-of-way, restrictions, municipal and zoning ordinances, reservations, permits and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of CapRock or any of its Restricted Subsidiaries;

          (vi) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the Incurrence of such Indebtedness by CapRock or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of CapRock or any Restricted Subsidiary other than the asset acquired in connection with the Incurrence of such Acquired Indebtedness;

          (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of CapRock and its Restricted Subsidiaries, taken as a whole;

          (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of CapRock or its Restricted Subsidiaries relating to such property or assets;

          (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

          (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

          (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of CapRock or any Restricted Subsidiary other than the property or assets acquired and any proceeds thereof;

          (xii) Liens in favor of CapRock or any Restricted Subsidiary;

          (xiii) Liens arising from the rendering of a final judgment or order against CapRock or any Restricted Subsidiary that does not give rise to an Event of Default;

          (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry or incurred in the ordinary course of business, in each case securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect CapRock or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by CapRock or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of CapRock and its Restricted Subsidiaries;

          (xviii) Liens on or sales of receivables, including related intangible assets and proceeds thereof;

          (xix) Liens securing Indebtedness incurred under clauses (iv)(A),
     (iv)(B), (vii), (viii)(B), (ix), (x) or (xii) of the definition of "Permitted Indebtedness";

          (xx) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off, or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

          (xxi) Liens securing Capitalized Lease Obligations on assets subject to such Capitalized Leases;

          (xxii) Liens of CapRock or any Restricted Subsidiary securing Indebtedness in effect at the Closing Date;

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          (xxiii) Liens granted after the Closing Date on any assets or Capital
     Stock of CapRock or its Restricted Subsidiaries created in favor of the holders;

          (xxiv) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to CapRock or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to CapRock or such other Restricted Subsidiary;

          (xxv) Liens securing Indebtedness that is Incurred to refinance secured Indebtedness permitted to be Incurred under clause (iii) of the definition of "Permitted Indebtedness"; provided that such Liens do not extend to or cover any property or assets of CapRock or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

          (xxvi) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (xxv); provided that any such extension, renewal or replacement shall be no more restricted in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

     "pro forma" means, with respect to the preparation of financial statements to show the effect of any particular transaction, the preparation of such financial statements in accordance with Article 11 of Regulation S-X.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock (other than Redeemable Stock) of CapRock or a Restricted Subsidiary pursuant to an effective registration statement filed under the Securities Act (excluding registration statements on Form S-8).

     "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable in any material respect to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above are to the holders of the notes and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to CapRock's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described above.

     "Restricted Payment" means

          (i) a declaration or payment of any dividend or the making of any distribution on or with respect to CapRock's Capital Stock (other than (x) dividends or distributions payable solely in shares of CapRock's Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) dividends or distributions payable to CapRock or any Wholly Owned Restricted Subsidiary),

          (ii) a payment made by CapRock or any Restricted Subsidiary used to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) CapRock or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held

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     by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of CapRock (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of CapRock (including options, warrants or other rights to acquire such shares of Capital Stock) (other than (x) payments payable solely in shares of Capital Stock (other than Redeemable Stock) of CapRock or in options, warrants or other rights to acquire shares of such Capital Stock and (y) payments payable to CapRock or any Wholly-Owned Restricted Subsidiary),

          (iii) any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of CapRock that is subordinated in right of payment to the notes (other than, in each case, the purchase, repurchase or acquisition of Indebtedness either in anticipation of satisfying a sinking fund obligation, principal installment or final maturity that in any case is due within one year after the date of such purchase, repurchase or acquisition), or

          (iv) any Investment, other than a Permitted Investment, in any Person.

     "Restricted Subsidiary" means any Subsidiary of CapRock other than an Unrestricted Subsidiary.

     "Stated Maturity" means (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Strategic Equity Investments" means the issuance and sale of Capital Stock (other than Redeemable Stock) to a Person that has an equity market capitalization, a net asset value or annual revenues of at least $1.0 billion and owns and operates businesses primarily in a Telecommunications Business; provided that such Telecommunications Business may be located anywhere in the world.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Subsidiary Guarantee" has the meaning given it under the caption "Limitation on Issuances of Guarantees by Restricted Subsidiaries."

     "Telecommunications Assets" means, with respect to any Person, assets (including, without limitation, rights of way, trademarks and licenses) that are utilized by such Person, directly or indirectly, in the Telecommunications Business and including any computer systems used in a Telecommunications Business. Telecommunications Assets shall also include a majority of the Voting Stock of another Person, if such Voting Stock is acquired by CapRock or a Restricted Subsidiary and all or substantially all the assets of such other Person comprise Telecommunications Assets; and such other Person either is, or immediately following the relevant transaction shall become, a Restricted Subsidiary of CapRock pursuant to the Indenture. The determination of what constitutes Telecommunications Assets shall be made by the Board of Directors of CapRock and evidenced by a Board Resolution delivered to the trustee.

     "Telecommunications Business" means the business of (i) transmitting or providing services relating to the transmission of voice, video, signals, data or Internet services; (ii) constructing, creating, developing, owning, operating, and marketing one or more communications networks, related, ancillary or complementary network transmission equipment, information systems, software, and other related, ancillary or complimentary assets and devices; (iii) planning, designing, and consulting with respect to the matters described in clauses (i) and (ii); and (iv) evaluating, participating and pursuing any other activity or opportunity that is related, ancillary, or complementary to those identified in clauses (i), (ii) and (iii) above, as determined in good faith by the Board of Directors of CapRock.

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     "Temporary Cash Investment" means any of the following:

          (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof with a maturity of 365 days or less,

          (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

          (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

          (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of CapRock) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Service, and

          (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Service or Moody's Investors Service, Inc.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction" means the transactions contemplated by the Merger Agreement, which were consummated on August 26, 1998.

     "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of CapRock, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of CapRock may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither CapRock nor any other Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of CapRock or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Restricted Payments" covenant, (iv) neither CapRock nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary on terms more favorable to such Subsidiary than those that might be obtained at the time from persons who are not Affiliates of CapRock, and (v) neither CapRock nor any other Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interests in such Subsidiary, or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of CapRock

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shall be evidenced to the trustee by filing a Board Resolution with the trustee giving effect to such designation. The Board of Directors of CapRock may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and CapRock could incur $1.00 of additional Indebtedness under clause (i) of the first paragraph of the "Limitation on Indebtedness" covenant described above pursuant to the "Limitation on Indebtedness" covenant.

     "Vendor Credit Facility" means any agreement entered into with one or more vendors, suppliers or lessors of telecommunications equipment or assets (including any agreement entered into with any such vendor, supplier or lessor or any financial institution acting on behalf of any such vendor, supplier or lessor) in order to finance the acquisition or construction of telecommunications equipment or assets, as such agreement may be amended, modified, supplemented, refunded, refinanced, restructured, renewed or replaced from time to time; provided that (i) any equipment or other assets acquired or leased under or pursuant to such Vendor Credit Facility are received by CapRock or a Restricted Subsidiary and (ii) all obligations with respect to or under such Vendor Credit Facility or any amendment, modification, supplement, refunding, refinancing, restructuring, renewal or replacement thereof are owed, whether directly or indirectly as the case may be, to a Person who is not an Affiliate of CapRock or any of its Subsidiaries and no such Affiliate shall act as a facilitator or conduit or in a similar capacity with respect thereto.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals or other shares issued to Persons as mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

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                         BOOK-ENTRY; DELIVERY AND FORM

     The new notes initially will be represented by one or more permanent global certificates in definitive, fully registered form. This global note will be deposited upon issuance with The Depositary Trust Company, New York, New York and registered in the name of a nominee of the Depository Trust Company.

THE GLOBAL NOTE.

     We expect that pursuant to procedures established by The Depository Trust Company

          -- upon the issuance of the global note, The Depository Trust Company or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by the global note to the respective accounts of persons who have accounts with such depositary and

          -- ownership of beneficial interests in the global note will be shown on, and the transfer of ownership will be effected only through, records maintained by The Depository Trust Company or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

     Ownership of beneficial interests in the global notes will be limited to persons who have accounts with The Depository Trust Company or persons who hold interests through participants.

     So long as The Depository Trust Company or its nominee is the registered owner or holder of the new notes, The Depository Trust Company (or the nominee) will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with The Depository Trust Company's procedures.

     Payments of interest, principal and other amounts due on the global note will be made to The Depository Trust Company or its nominee as the registered owner. None of CapRock, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to this beneficial ownership interest.

     We expect that The Depository Trust Company or its nominee, upon receipt of any payment of interest, principal or other amounts due on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown on the records of The Depository Trust Company. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of the participants.

     Transfers between participants in The Depository Trust Company will be effected in the ordinary way through The Depository Trust Company's settlement system in accordance with The Depository Trust Company rules and will be settled in same day funds.

     The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of new notes, including the presentation of new notes for exchange as described below, only at the direction of a participant to whose account The Depository Trust Company interests in the global note are credited. Further, The Depository Trust Company will take action only as to such portion of the notes as to which the participant has given such direction. However, if there is an Event of Default under the indenture, the Depository Trust Company will exchange the global note for certificated notes, which it will distribute to its participants.

     The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a
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"Clearing Agency" registered under to the provisions of Section 17A of the
Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although the Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of the Depository Trust Company, it is under no obligation to perform those procedures, and those procedures may be discontinued at any time. Neither CapRock nor the trustee will have any responsibility of the performance by the Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES.

     If (1) the Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global note and a successor depositary is not appointed by CapRock within 90 days or (2) an event of default under the indenture has occurred and is continuing with respect to the notes, certificated notes will be issued in exchange for the global note.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     CapRock has outstanding $150.0 million of its 1998 Senior Notes bearing interest at the rate of 12% per annum. The 1998 Senior Notes are subject to the terms and conditions of an indenture dated July 16, 1998 between CapRock and Chase Manhattan Trust Company, National Association (formerly known as PNC Bank, N.A.), as Trustee. The 1998 Senior Notes are subject to all of the terms and conditions of the indenture governing the 1998 Senior Notes. The following summary highlights some provisions of the indenture.

     The 1998 Senior Notes will mature on July 15, 2008. Interest on the 1998 Senior Notes is payable semiannually in cash on January 15 and July 15 of each year, commencing January 15, 1999. The 1998 Senior Notes are general senior unsecured obligations of CapRock, and as such, rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of CapRock, including CapRock's senior notes issued in May 1999.

     The 1998 Senior Notes are redeemable at CapRock's option, in whole or in part, at any time on or after July 15, 2003 at the redemption prices set forth in the indenture governing the 1998 Senior Notes.

     Upon a change of control, each holder of 1998 Senior Notes may require CapRock to make an offer to purchase all outstanding 1998 Senior Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that CapRock will have available, or will be able to acquire from alternative sources of financing, funds sufficient to repurchase the 1998 Senior Notes in the event of a change of control.

     The indenture governing the 1998 Senior Notes contains covenants that, among other things, limit or prohibit us from engaging in certain transactions including the following:

     - borrowing additional money,

     - paying dividends or making other distributions to our shareholders,

     - limiting the ability of subsidiaries to make payments to us,

     - making certain investments,

     - certain liens on our assets,

     - selling certain assets and using the proceeds from those sales for certain purposes,

     - entering into transactions with affiliates, and

     - engaging in certain mergers or consolidations.

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                          DESCRIPTION OF CAPITAL STOCK

     The following summaries highlight certain provisions of our Articles of Incorporation and Bylaws, as amended. Copies of our Articles and Bylaws are available from us upon request. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK


     Under our Articles, the total number of shares of all classes of stock that we have authority to issue is 220,000,000 shares. Each share has a par value of $.01 per share. Of the authorized amount, 200,000,000 of the shares are Common Stock and 20,000,000 are shares of Preferred Stock. As of May 31, 1999, there were 33,022,059 shares of Common Stock issued and outstanding, and no shares of Preferred Stock were issued or outstanding.


COMMON STOCK

     Each share of Common Stock has identical rights and privileges in every respect. The holders of CapRock Common Stock are entitled to vote upon all matters submitted to a vote of our shareholders and are entitled to one vote for each share of Common Stock held.

     Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any series of Preferred Stock, the holders of Common Stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by the Board out of any funds legally available for the payment of dividends.

     If CapRock voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of Common Stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock or any series of Preferred Stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of Common Stock held by them.

     Holders of Common Stock will have no preferences or any preemptive, conversion or exchange rights.

PREFERRED STOCK

     The Board is authorized to provide for the issuance of shares of CapRock Preferred Stock in one or more series, and to fix for each series, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are shown in a resolution providing for the issuance of such series adopted by the Board. The Board may authorize the issuance of shares of Preferred Stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of CapRock Common Stock might believe to be in their best interests or in which such holders might receive a premium for their shares of stock over the then-current market price of such shares. As of the date hereof, no shares of Preferred Stock are outstanding and the Board has no present intention to issue any shares of Preferred Stock.

PREEMPTIVE RIGHTS

     No holder of any shares of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

TRANSFER AGENT AND REGISTRAR

     The principal transfer agent and registrar for our Common Stock is American Securities Transfer & Trust, Inc.

CERTAIN ANTI-TAKEOVER EFFECTS

     As of May 31, 1999, there were 166,977,941 authorized and unissued shares of Common Stock and 20,000,000 authorized and unissued shares of Preferred Stock. The Board of Directors can authorize the issuance of authorized but unissued shares of its stock to render more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy solicitation or otherwise. We are also subject to prior regulatory approval by the FCC and various state regulatory agencies for a transfer of control or for the assignment of our (or our subsidiaries') intrastate certification authority, its international authority and other FCC licenses and authorizations. The 1934 Communications Act generally limits direct foreign ownership of wireless licenses to 20%, but provides for indirect foreign ownership holdings above 25% upon FCC approval. In addition, because we (and our subsidiaries) hold FCC authority to provide international service, the FCC will scrutinize an ownership interest in our company of greater than 25%, or a controlling interest at any level, by a dominant foreign carrier. International carriers, such as we are, must notify the FCC 60 days in advance of an acquisition by a foreign carrier or by an entity that controls a foreign carrier of a 25% or greater or a controlling interest in such carriers. However, new rules allow for up to 100% indirect ownership of wireless licenses by foreign interests from countries that have participated in the 1997 WTO Agreement on Basic Telecommunications Services, in which the United States and 68 other countries committed to open their telecommunications markets to competition starting in 1998. Furthermore, the indenture for our senior notes provides for a mandatory purchase of the senior notes upon a change of control and we expect that the credit facility that we are currently negotiating will provide that an event of default or redemption event thereunder will occur if all or a controlling interest in our capital stock is sold, assigned or otherwise transferred. See "Description of Certain Indebtedness." Any of the foregoing factors could have the effect of delaying, deferring or preventing a change of control of CapRock. The Articles provide that Article 13.03 of the Texas Business Corporation Act, which includes statutory anti-takeover measures, will not apply to us.

WARRANTS AND REGISTRATION RIGHTS

     As part of its initial public offering, IWL Communications, one of our predecessor companies, issued warrants to purchase up to 145,000 shares of IWL Communications common stock at an exercise price of $7.20 per share to Cruttenden Roth, Incorporated or its designees for nominal consideration. Following our business combination in August 1998, the Cruttenden warrants were converted on a one-to-one ratio to warrants to purchase shares of our Common Stock and are exercisable until July 16, 2002. Cruttenden Roth has certain demand and piggyback registration rights associated with our Common Stock to be issued upon the exercise of the warrants.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the principal United States federal income tax consequences of an exchange of old notes for new notes and the ownership and disposition of the new notes to initial purchasers thereof. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of notes and is limited to purchasers who acquire the notes at their issue price and hold such notes as capital assets within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their personal circumstances or to certain types of initial purchasers, such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, certain U.S. expatriates, persons who have hedged the risk of owning a note or holders whose "functional currency" is not the U.S. dollar.

     As used herein, the term "U.S. Holder" means an initial purchaser of a note that is, for United States federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof (other than any partnership treated as foreign under U.S. Treasury regulations which may be issued under recently enacted amendments to the Code), (c) an estate the income of which is subject to United States federal income taxation regardless of source, or (d) a trust subject to the primary supervision of a court within the United States and the control of a United States person, as described in the Code. An individual may, subject to certain exceptions, be deemed to be a United States resident (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens. As used herein, a "Non-U.S. Holder" is a holder that is not a U.S. Holder.

EXCHANGE OF NOTES

     CapRock believes that the exchange of old notes for new notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the old notes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging old notes for new notes pursuant to the exchange offer.

     ALL PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

     Stated Interest. Interest paid on an old note or a new note will be taxable to a U.S. Holder as ordinary interest income as it accrues or is received, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes.

     Sale or Exchange of Notes (Other than in the Exchange Offer). Upon a sale, redemption (including pursuant to an offer by CapRock), retirement or other disposition of an old note or a new note, except in the case of an exchange pursuant to the exchange offer (see above discussion), a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of property received on such disposition (other than amounts attributable to accrued and unpaid interest) and (ii) such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of such note (net of accrued interest), less any principal payments received by such holder.

     Gain or loss recognized on the sale or exchange of a note will be capital gain or loss. In general, long-term capital gains recognized by an individual U.S. Holder will be subject to a maximum rate of 20% in respect of property held for more than one year. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations with respect to the deductibility of capital losses.

     Notwithstanding the foregoing, any amounts realized in connection with any sale or exchange with respect to accrued interest not previously included in income will be treated as ordinary interest income.

UNITED STATES FEDERAL TAXATION OF NON-U.S. HOLDERS

     Under present United States federal income and estate tax law and subject to the discussion of backup withholding below:

          (i) payments of principal, premium (if any) and interest on a note by CapRock or any agent of CapRock to any Non-U.S. Holder will not be subject to withholding of United States federal income tax, provided that, in the case of interest (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of CapRock entitled to vote, (2) the Non-U.S. Holder is not (A) a controlled foreign corporation that is related to CapRock through stock ownership, or (B) a bank receiving interest described in section 881(c)(3)(A) of the Code, and (3) either (A) the beneficial owner of the note certifies to CapRock or its agent, under penalties of perjury, that it is not a "United States person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note on behalf of the beneficial owner, certifies to CapRock or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by the financial institution between it and the beneficial owner, and furnishes the payor with a copy thereof;

          (ii) a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note (other than any such gain in respect of accrued interest) unless (1) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, or (2) the gain is effectively connected with a United States trade or business of the holder, and if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by the holder; and

          (iii) a note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if, at the time of such death, (1) the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of CapRock entitled to vote, and (2) the income on the note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

     If a Non-U.S. Holder is engaged in a trade or business in the United States, and interest on the note or gain realized on the sale, exchange or other disposition of the note is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. "permanent establishment" to which the interest or gain is generally attributable), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (i) (provided that such holder furnishes a properly executed Internal Revenue Service ("IRS") Form 4224 or successor form on or before any payment date to claim such exemption), may be subject to United States federal income tax on such interest or gain on a net basis in the same manner as if it were a U.S. Holder.

     In addition, a foreign corporation that is a Non-U.S. Holder of a note may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable tax treaty. For this purpose, interest on a note or gain on the disposition of a note will be included in earnings and profits if such interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

     Recently finalized Treasury regulations pertaining to U.S. federal withholding tax, generally effective for payments made after December 31, 1999 (the "Final Withholding Tax Regulations"), will provide alternative methods for satisfying the certification requirement described in paragraph (i)(3) above and will require a Non-U.S. Holder which provides an IRS Form 4224 or successor form (as discussed above) to also provide its U.S. taxpayer identification number. The Final Withholding Tax Regulations generally also will require, in the case of a note held by a foreign partnership, that (A) the certification described in paragraph (i)(3) above be provided by the partners and (B) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

     With respect to a Non-U.S. Holder subject to United States federal income taxation under the circumstances described above in paragraph (ii), exchange of an old note for a new note should not be subject to U.S. federal income tax.

     Non-U.S. Holders should consult with their tax advisors regarding United States and foreign tax consequences with respect to the notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments made in respect of a note to U.S. Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status or, with respect to certain payments, the U.S. Holder fails to report in full all dividend and interest income and the IRS notifies the payor of such underreporting.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by CapRock or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a note if such holder has provided the required certification that it is not a United States person as set forth in paragraph (i) under "United States Federal Taxation of Non-U.S. Holders," provided that neither CapRock nor its agent has actual knowledge that the holder is a United States person. CapRock or its agent may, however, report (on IRS Form 1042-S) payments of interest on the notes.

     Payment of the proceeds from the disposition of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business, information reporting may apply to such payments. Payments of the proceeds from a disposition of a note made to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

     In general, the Final Withholding Tax Regulations do not significantly alter the current substantive backup withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. Under the Final Withholding Tax Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a note should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the Final Withholding Tax Regulations on payments made with respect to notes after December 31, 1999.

     Any amounts withheld under the backup withholding rules from a payment to a holder would be allowed as a refund or a credit against such holder's United States federal income tax liability, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Any broker-dealer that acquired old notes for its own account as a result of market-making activities or other trading activities may be deemed to be an "underwriter" under the Securities Act. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of the new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities. CapRock has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

     CapRock will not receive any proceeds from any sale of new notes by broker-dealer or others. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days from the expiration date, CapRock will send a reasonable number of additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. CapRock will pay all the expenses incident to the exchange offer (which shall not include the expenses of any holder in connection with resales of the new notes). CapRock has agreed to indemnify the initial purchasers and any broker-dealers participating in the exchange offer against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the new notes will be passed upon for CapRock by Munsch Hardt Kopf & Harr, P.C., Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements of CapRock Communications Corp. as of December 31, 1997 and 1998 and for each of the years in the three year period ended December 31, 1998 are included in this prospectus in reliance upon the reports of KPMG LLP and Burds, Reed & Mercer, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, therefore, we file reports, proxy statements, information statements and other information with the Securities and Exchange Commission. You may inspect and copy this information (at prescribed rates) at the Commission's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy statements, registration statements, information statements and other information regarding registrants, including us, that file electronically with the Commission. Our Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements, information statements and other information about us may also be inspected at the office of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

     We have also filed with the Commission a registration statement on Form S-4 to register this exchange offer. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about CapRock and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, is available as shown in the previous paragraph.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 PAGE
                                                               --------
CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report of KPMG LLP....................        F-2
Independent Auditors' Reports of Burds, Reed and Mercer,
  P.C.......................................................   F-3, F-4
Consolidated Balance Sheets as of December 31, 1997 and
  1998......................................................        F-5
Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998..........................        F-6
Consolidated Statements of Stockholders' Equity and
  Comprehensive Income for the years ended December 31,
  1996, 1997 and 1998.......................................        F-7
Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998..........................        F-8
Notes to Consolidated Financial Statements..................        F-9
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED).....
Condensed Consolidated Balance Sheets as of December 31,
  1998 and March 31, 1999 (unaudited).......................       F-26
Condensed Consolidated Statements of Operations (unaudited)
  for the three months ended March 31, 1998 and 1999........       F-27
Condensed Consolidated Statements of Cash Flows (unaudited)
  for the three months ended March 31, 1998 and 1999........       F-28
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................       F-29

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
CapRock Communications Corp.
(formerly IWL Holdings Corp.):

     We have audited the accompanying consolidated balance sheets of CapRock Communications Corp. and subsidiaries, as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1996 financial statements of certain consolidated subsidiaries, which statements reflect total assets constituting 56 percent and total revenues constituting 45 percent of the related 1996 consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts of these consolidated subsidiaries, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CapRock Communications Corp. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            KPMG LLP

Dallas, Texas
February 19, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CapRock Telecommunications Corp.:
(formerly CapRock Communications Corp.)

     We have audited the balance sheet of CapRock Telecommunications Corp. (formerly CapRock Communications Corp.) as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CapRock Telecommunications Corp. (formerly CapRock Communications Corp.) as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

BURDS, REED AND MERCER, P.C.

Dallas, Texas
May 28, 1997

                          INDEPENDENT AUDITORS' REPORT

The Partners of
CapRock Fiber Network, Ltd.:

     We have audited the balance sheet of CapRock Fiber Network, Ltd., as of December 31, 1996, and the related statements of operations, partners' capital, and cash flows for the year then ended (not presented separately herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CapRock Fiber Network, Ltd., as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

BURDS, REED AND MERCER, P.C.

Dallas, Texas
March 19, 1997

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                     ASSETS

                                                                 1997           1998
                                                              -----------   ------------
Current assets:
  Cash and cash equivalents.................................  $ 3,520,017   $    293,860
  Marketable securities.....................................           --     97,019,789
  Accounts receivable and unbilled services, less allowance
     for doubtful accounts of $1,781,355 and $709,941 at
     December 31, 1997 and 1998, respectively...............   15,143,525     19,936,214
  Income tax receivable.....................................           --      1,405,000
  Costs and estimated earnings in excess of billings........           --      7,238,402
  Inventory.................................................    1,022,927      1,301,726
  Prepaid expenses and other................................    1,022,319        706,775
  Deferred income taxes.....................................      731,845      1,989,250
                                                              -----------   ------------
          Total current assets..............................   21,440,633    129,891,016
Property, plant and equipment, net..........................   27,340,599     59,606,752
Other assets................................................      608,219      2,468,000
                                                              -----------   ------------
          Total assets......................................  $49,389,451   $191,965,768
                                                              ===========   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.........................  $ 8,116,424   $         --
  Accounts payable and accrued expenses.....................   11,851,945     26,850,525
  Accrued commitment and guarantor fees.....................      406,010             --
  Current installments of obligations under capital
     leases.................................................      239,672             --
  Income taxes payable......................................      589,514             --
  Unearned revenue..........................................      542,441        551,341
                                                              -----------   ------------
          Total current liabilities.........................   21,746,006     27,401,866
Long-term debt, excluding current portion...................   12,338,341             --
Senior notes, net of unamortized debt issuance costs........           --    145,187,039
Deferred income taxes.......................................      851,307      3,314,568
Obligations under capital lease, excluding current
  installments..............................................      367,493             --
                                                              -----------   ------------
          Total liabilities.................................   35,303,147    175,903,473
Stockholders' equity:
  Preferred stock, $.01 par value; 20,000,000 shares
     authorized; none issued................................           --             --
  Common stock, $.01 par value; 200,000,000 shares
     authorized; issued and outstanding, 28,677,743 and
     28,932,395 shares at December 31, 1997 and 1998,
     respectively...........................................      286,777        289,377
  Additional paid-in capital................................    8,810,627     10,521,713
  Retained earnings.........................................    5,385,144      5,608,237
  Accumulated other comprehensive income....................           --          8,878
  Unearned compensation.....................................     (396,244)      (329,070)
  Treasury stock, at cost...................................           --        (36,840)
                                                              -----------   ------------
          Total stockholders' equity........................   14,086,304     16,062,295
                                                              -----------   ------------
          Total liabilities and stockholders' equity........  $49,389,451   $191,965,768
                                                              ===========   ============

          See accompanying notes to consolidated financial statements.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                          1996          1997           1998
                                                       -----------   -----------   ------------
Revenues:
  Carriers' carrier..................................  $22,405,158   $41,804,704   $ 72,165,460
  Integrated services................................    1,980,393     8,640,427     17,978,115
  Systems services...................................   16,030,586    21,958,772     31,630,566
  Product resales....................................   10,553,846     2,945,563             --
                                                       -----------   -----------   ------------
          Total revenues.............................   50,969,983    75,349,466    121,774,141
Costs of services and product resales:
  Services...........................................   29,684,388    50,124,257     83,221,102
  Product resales....................................    9,672,078     2,347,060             --
                                                       -----------   -----------   ------------
          Gross profit...............................   11,613,517    22,878,149     38,553,039
Operating expenses:
  Selling, general and administrative................    8,983,394    14,073,691     23,528,038
  Merger related expenses............................           --            --      2,312,973
  Depreciation and amortization......................    1,535,880     3,345,819      4,887,157
                                                       -----------   -----------   ------------
          Total operating expenses...................   10,519,274    17,419,510     30,728,168
                                                       -----------   -----------   ------------
Operating income.....................................    1,094,243     5,458,639      7,824,871
Interest expense.....................................     (630,952)   (1,735,156)    (9,458,895)
Interest income......................................       46,300       132,634      3,017,816
Other income.........................................       41,148       219,211        105,789
                                                       -----------   -----------   ------------
          Income before income taxes.................      550,739     4,075,328      1,489,581
Income tax expense...................................      227,148     1,513,561      1,266,488
                                                       -----------   -----------   ------------
          Net income.................................  $   323,591   $ 2,561,767   $    223,093
                                                       ===========   ===========   ============
Earnings per common share:
  Basic..............................................  $      0.01   $      0.09   $       0.01
  Diluted............................................  $      0.01   $      0.09   $       0.01
Weighted average shares outstanding:
  Basic..............................................   27,145,920    27,983,504     28,899,449
  Diluted............................................   27,156,471    28,480,968     30,027,569

          See accompanying notes to consolidated financial statements.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                                                          ACCUMULATED
                                      COMMON STOCK         TREASURY STOCK     ADDITIONAL                     OTHER
                                  ---------------------   -----------------     PAID IN      RETAINED    COMPREHENSIVE
                                    SHARES      AMOUNT    SHARES    AMOUNT      CAPITAL      EARNINGS       INCOME
                                  ----------   --------   ------   --------   -----------   ----------   -------------
Balance at December 31, 1995....  27,145,713   $271,457      --    $     --   $ 1,041,596   $2,239,378      $   --
  Issuance of common stock......       2,808         28      --          --         9,968           --          --
  Net income....................          --         --      --          --            --      323,591          --
                                  ----------   --------   ------   --------   -----------   ----------      ------
Balance at December 31, 1996....  27,148,521    271,485      --          --     1,051,564    2,562,969          --
  Issuance of common stock......      79,222        792      --          --       777,058           --          --
  Proceeds from initial public
    common stock offering, net
    of expenses (note 12).......   1,450,000     14,500      --          --     6,982,005           --          --
  Deferred compensation from
    compensatory stock option
    grants (note 12)............          --         --      --          --            --           --          --
  Amortization of deferred
    compensation................          --         --      --          --            --           --          --
  Net income....................          --         --      --          --            --    2,561,767          --
  Net income excluded from IWL
    Communications for the six
    months ended December 31,
    1996 as a result of
    conforming fiscal year end
    (note 2)....................          --         --      --          --            --      260,408          --
                                  ----------   --------   ------   --------   -----------   ----------      ------
Balance at December 31, 1997....  28,677,743    286,777      --          --     8,810,627    5,385,144          --
  Issuance of common shares
    under stock option plans and
    restricted stock awards.....      52,641        527      --          --       135,345           --          --
  Acquisition of treasury shares
    under stock option plans....          --         --   (5,255)   (36,840)           --           --          --
  Issuance of stock relating to
    acquisition (note 16).......     207,266      2,073      --          --     1,575,741           --          --
  Amortization of deferred
    compensation................          --         --      --          --            --           --          --
  Comprehensive income:
  Net income....................          --         --      --          --            --      223,093          --
  Currency translation
    adjustment..................          --         --      --          --            --           --       8,878
                                  ----------   --------   ------   --------   -----------   ----------      ------
        Total comprehensive
          income................          --         --      --          --            --      223,093       8,878
                                  ----------   --------   ------   --------   -----------   ----------      ------
Balance at December 31, 1998....  28,937,650   $289,377   (5,255)  $(36,840)  $10,521,713   $5,608,237      $8,878
                                  ==========   ========   ======   ========   ===========   ==========      ======


                                                 CONSOLIDATED
                                    UNEARNED     STOCKHOLDERS'
                                  COMPENSATION      EQUITY
                                  ------------   -------------
Balance at December 31, 1995....   $      --      $ 3,552,431
  Issuance of common stock......          --            9,996
  Net income....................          --          323,591
                                   ---------      -----------
Balance at December 31, 1996....          --        3,886,018
  Issuance of common stock......          --          777,850
  Proceeds from initial public
    common stock offering, net
    of expenses (note 12).......          --        6,996,505
  Deferred compensation from
    compensatory stock option
    grants (note 12)............    (417,100)        (417,100)
  Amortization of deferred
    compensation................      20,856           20,856
  Net income....................          --        2,561,767
  Net income excluded from IWL
    Communications for the six
    months ended December 31,
    1996 as a result of
    conforming fiscal year end
    (note 2)....................          --          260,408
                                   ---------      -----------
Balance at December 31, 1997....    (396,244)      14,086,304
  Issuance of common shares
    under stock option plans and
    restricted stock awards.....     (32,500)         103,372
  Acquisition of treasury shares
    under stock option plans....          --          (36,840)
  Issuance of stock relating to
    acquisition (note 16).......          --        1,577,814
  Amortization of deferred
    compensation................      99,674           99,674
  Comprehensive income:
  Net income....................          --          223,093
  Currency translation
    adjustment..................          --            8,878
                                   ---------      -----------
        Total comprehensive
          income................          --          231,971
                                   ---------      -----------
Balance at December 31, 1998....   $(329,070)     $16,062,295
                                   =========      ===========

          See accompanying notes to consolidated financial statements.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                1996            1997            1998
                                                            ------------    ------------    -------------
Cash flows from operating activities:
  Net income..............................................  $    323,591    $  2,561,767    $     223,093
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization.........................     1,535,880       3,345,819        4,887,157
    Amortization of discount on notes payable.............         7,338           7,338               --
    Gain on sale of assets................................       (67,021)       (105,048)         (51,361)
    Deferred income taxes.................................       (98,088)        384,247        1,205,856
    Equity earnings of unconsolidated joint venture.......        25,873        (115,107)         (46,075)
    Amortization of debt issuance costs, included in
      interest expense....................................            --              --          202,158
    Allowance for doubtful accounts.......................       356,223       1,382,119        1,649,773
    Changes in operating assets and liabilities:
      Accounts receivable and unbilled services...........    (5,384,642)     (7,876,944)      (6,442,462)
      Inventory...........................................      (253,022)      1,631,929         (278,799)
      Costs and earnings in excess of billings............      (132,794)         83,265       (7,238,402)
      Prepaid expenses and other..........................      (275,987)       (911,597)         407,325
      Accounts payable and accrued liabilities............     4,746,639       3,378,009       14,592,570
      Income taxes payable................................        37,418         553,739       (1,994,514)
      Other...............................................       (40,507)       (207,851)           8,900
                                                            ------------    ------------    -------------
         Net cash provided by operating activities........       780,901       4,111,685        7,125,219
Cash flows from investing activities:
  Purchases of property, plant and equipment..............   (10,211,878)    (13,630,464)     (36,854,766)
  Purchase of marketable securities.......................            --              --     (145,000,000)
  Proceeds from sale of marketable securities.............            --              --       47,980,211
  Proceeds from note receivable...........................       659,972              --               --
  Proceeds from disposal of property, plant and
    equipment.............................................       201,550         643,836          303,805
  Investment in unconsolidated subsidiary.................            --              --         (169,166)
  Purchase of ICEL........................................            --              --         (609,822)
                                                            ------------    ------------    -------------
         Net cash used in investing activities............    (9,350,356)    (12,986,628)    (134,349,738)
Cash flows from financing activities:
  Proceeds from issuance of senior notes, net of debt
    issuance..............................................    15,395,225      20,553,869      144,984,881
  Principal payments on notes payable.....................    (8,307,785)    (14,608,429)     (19,302,437)
  Proceeds from line of credit............................    18,564,432      40,742,755       44,717,209
  Principal payments on line of credit....................   (17,750,010)    (40,404,848)     (45,869,537)
  Loan fees paid under long-term note agreement...........      (135,749)       (346,935)              --
  Net change in bank overdraft............................       957,497        (957,497)              --
  Purchase of treasury stock..............................            --              --          (36,840)
  Proceeds from issuance of common stock..................         9,996       7,347,258          103,373
  Principal payments under capital lease obligations......      (128,324)       (212,695)        (607,165)
                                                            ------------    ------------    -------------
         Net cash provided by financing activities........     8,605,282      12,113,478      123,989,484
Effect of exchange rate on cash and cash equivalents......            --              --            8,878
                                                            ------------    ------------    -------------
Net increase (decrease) in cash and cash equivalents......        35,827       3,238,535       (3,226,157)
Cash and cash equivalents at beginning of year............       325,103         281,482        3,520,017
                                                            ------------    ------------    -------------
Cash and cash equivalents at end of year..................  $    360,930    $  3,520,017    $     293,860
                                                            ============    ============    =============
Supplemental disclosure of cash flow information:
  Cash paid for interest..................................  $    550,332    $  1,760,777    $   1,344,441
                                                            ============    ============    =============
  Cash paid for income taxes..............................  $    150,866    $    801,124    $   1,861,656
                                                            ============    ============    =============
Non-cash investing activity:
  Issuance of stock for ICEL acquisition..................  $         --    $         --    $   1,577,814
                                                            ============    ============    =============

          See accompanying notes to consolidated financial statements.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation and Nature of Business

     The consolidated financial statements include CapRock Communications Corp. ("CapRock" or the "Company") and its majority owned subsidiaries. The Company was formed on February 3, 1998, to serve as a holding company for the operations of CapRock Telecommunications ("Telecommunications"), CapRock Fiber Network Ltd. ("Partnership") and IWL Communications, Inc. ("IWL") and its wholly owned subsidiaries. All significant inter-company transactions are eliminated in consolidation. The consolidated financial statements include the accounts of Telecommunications, Partnership, IWL, Spacelink Systems, Inc., Spacelink Systems, FSC, Inc., and IWL Communications Ltd. ("Russia") and Integrated Communications and Engineering Ltd. ("ICEL") (note 16). The equity method is used to account for unconsolidated investments in companies in which CapRock exercises significant influences over operating and financial policies, but does not have a controlling interest. On August 26, 1998, pursuant to the Plan of Agreement of Merger and Plan of Exchange dated February 16, 1998, as amended, the Company completed the mergers and interest exchange with Telecommunications, Partnership and IWL (note 2).

     The Company is a regional facilities-based integrated communications provider offering local, long distance, Internet, data and private line services to small and medium-sized businesses. The Company also provides switched and dedicated access, regional and international long distance, private lines and dark fiber to carrier customers. The Company is in the process of building an advanced fiber network throughout Texas, Louisiana, Arkansas, New Mexico, Oklahoma and Arizona. Additionally, the Company, through its wholly owned subsidiary -- IWL, provides communications solutions to customers with operations in remote, difficult-access regions. The Company markets its services through its internal sales representatives and a network of independent agents.

  (b) Cash Equivalents and Short-Term Investments Available for Sale

     The Company considers all cash in bank accounts as cash equivalents. Marketable securities consist of U.S. government, money market and commercial paper securities, with maturities of less than one year. Marketable securities are stated at cost and are adjusted for discount accretion and premium amortization, which approximate fair value. The Company's short-term investment objectives are safety, liquidity and yield.

  (c) Inventory

     Inventory substantially consists of parts and equipment held for resale. Inventory that can be specifically identified using a unique identification number is stated at the lower of specified cost or market. Inventory that cannot be specifically identified is stated at the lower of cost or market, where cost is determined using the first in first out method. Market value, in all cases, represents the lower of replacement cost or net realizable value.

  (d) Property, Plant and Equipment

     Property, plant and equipment are stated at cost and include certain costs, which are capitalized during the installation and expansion of the telecommunications network including interest costs, and payroll related to the construction. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining terms of the leases. Assets under construction are not depreciated until placed in service.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

     In the process of building out its fiber network, the Company may enter into Indefeasible Right to Use contracts ("IRUs") for the sale of fiber usage rights and to provide the construction services for such fiber. The Company may install additional conduits for these segments included in the IRUs for its own use while performing the construction services. This additional conduit is capitalized proportionately with the number of conduits placed, and depreciation begins for these costs as the specific fiber segment is placed in service.

  (e) Revenues and Cost of Revenues

     The Company recognizes revenue from the following sources: Carriers' Carrier, Integrated Services, System Services and Product Resale.

CARRIERS' CARRIER:

     Carriers' carrier revenue includes all carrier revenues generated from the sale of domestic and international switched services, from the sale of T-1 and DS-3 broadband capacity and from the sale and lease of dark fiber. The revenue generated from international switched services represent minutes of long distance traffic terminating in foreign countries, but generated by domestic U.S. based long distance carriers. Such revenues are recognized when the services are provided. The cost of revenues associated with these services is based primarily on the direct costs associated with owned and leased transmission capacity and the cost of transmitting and terminating traffic on other carriers' facilities. Commissions paid to sales representatives or agents to acquire customer call traffic are expensed in the period when associated call revenues are recognized.

     The Company accounts for long-term construction contracts relating to the development of telecommunications networks for customers using the percentage-of-completion method, which would include the sale of fiber usage rights through IRUs and the related construction services associated with building the fiber network specified in the IRUs. Progress under the percentage-of-completion is measured based upon costs incurred to date compared with total estimated construction costs. Customers are billed based upon contractual milestones.

INTEGRATED SERVICES:

     Integrated services revenue includes all revenues generated from the sale of telecommunications products to business and residential customers. These products include local, long distance, Internet, data and private line services. The Company records revenues for these telecommunications services at the time of customer usage. The cost of revenues associated with services is based primarily on the direct costs associated with owned and leased transmission capacity and the cost of transmitting and terminating traffic on other carriers' facilities. The cost of revenues for local services also includes payments to local exchange carriers and interexchange carriers for access and transport charges. Commissions paid to sales representatives or agents to acquire customer call traffic are expensed in the period when associated call revenues are recognized.

SYSTEMS SERVICES:

     Systems services revenue includes revenues generated from the design, installation, leasing and sale of voice and data systems and products, primarily to companies in the oil and gas industry. The revenues associated with the leasing and sale of voice and data systems products are recorded as the services are provided. The revenue associated with the design and installation of voice and data systems products primarily relates to communication system contracts involving the engineering and integration of telecommunications systems and sales, service and maintenance of telecommunications equipment. These

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES contracts are typically fixed price and such revenue is recognized based upon the percentage-of-completion method, primarily based upon contract costs incurred to date compared with total estimated contract costs.

PRODUCT RESALES:

     In 1997, the Company provided services to a subsidiary of Shell, which included the resale of a significant amount of Alcatel products. The Company sold $2.9 million to the Shell subsidiary in 1997, relating to Alcatel products and other equipment and hardware. The Shell project was substantially completed in May 1997 and, therefore, is not expected to contribute in a material manner to the Company's total sales in future periods.

  (f) Business and Credit Concentration

     Financial instruments which potentially expose the Company to a concentration of credit risk, as defined by SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk, consist primarily of accounts receivable from carriers, retail and commercial customers. The Company extends credit to customers on an unsecured basis with the risk of loss limited to outstanding amounts.

  (g) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) Stock-Based Compensation

     The Company accounts for its stock-based employee compensation plan using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). As such, compensation expense is recorded on the date of grant to the extent the current market price of the underlying stock exceeds the exercise price. The Company has provided pro forma disclosures as if the fair value-based method of accounting for these plans, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), had been applied.

  (i) Foreign Currency Translation

     Results of operations for foreign investments are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains and losses from translating foreign currency financial statements are included in accumulated other comprehensive income, a component of stockholders' equity.

  (j) Intangible Assets

     The Company recorded approximately $1.6 million of goodwill and $300,000 relating to other intangibles in connection with the acquisition of Integrated Communications and Engineering Ltd. ("ICEL") (note 16). Goodwill represents the excess of the purchase price over fair value of identifiable

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES net assets acquired and is amortized on a straight-line basis over the expected periods to be benefited. Goodwill in connection with the acquisition of ICEL will be amortized over 20 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows. The amount of goodwill impairment, if any, is measured based upon projected discounted future operating cash flows using a discounted rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  (k) Impairment of Long-Lived Assets

     The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Statement requires that long-lived assets and certain identifiable intangibles be assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (l) Fair Value of Financial Instruments

     The Company believes that the carrying amounts of its financial instruments included in current assets and current liabilities approximate the fair value of such items due to their short-term nature. As of December 31, 1998, the estimated fair value and the carrying amount of the Company's 12% Senior Notes due 2008 was $144 million and $145.2 million, respectively.

  (m) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  (n) Earnings per Share

     In 1997, the Company adopted the Financial Accounting Standards Board Statement No. 128 ("SFAS No. 128"), Earnings Per Share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to SFAS No. 128 requirements. All data in the table below is in thousands, except for per share data.

                                                           1996      1997      1998
                                                          -------   -------   -------
Numerator:
  Net income............................................  $   324   $ 2,562   $   223
Denominator:
  Denominator for basic earnings per share-weighted
     average shares outstanding.........................   27,146    27,984    28,899
Effect of dilutive securities:
  Employee stock options................................       10       497     1,129
                                                          -------   -------   -------
Denominator for diluted earnings per share-weighted
  average shares outstanding............................   27,156    28,481    30,028
                                                          =======   =======   =======
Basic and diluted earnings per share....................  $  0.01   $  0.09   $  0.01
                                                          =======   =======   =======

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

  (o) Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and currency translation adjustments and is presented in the consolidated statements of stockholder's equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior to 1998, the Company's comprehensive income only consisted of net income.

(2) BUSINESS COMBINATION

     On August 26, 1998, pursuant to the Plan of Agreement of Merger and Plan of Exchange dated February 16, 1998, as amended, the Company completed the mergers with Telecommunications, Partnership and IWL. Accordingly, the Consolidated Balance Sheets as of December 31, 1997 and 1998 and the Consolidated Statements of Operations, Stockholders' Equity and Comprehensive Income and Cash Flows for each of the years in the three year period ended December 31, 1998 include Telecommunications, Partnership and IWL as though these entities had always been a part of CapRock.

     All previously outstanding shares of IWL common stock ceased to exist and each such share was converted into and became exchangeable for one share of CapRock common stock, and all previously outstanding shares of Telecommunications common stock ceased to exist, and each such share was converted into and became exchangeable for 1.789030878 shares of CapRock common stock and each one percent (1%) of the Partnership interests issued and outstanding was exchanged for 63,194.54 shares of CapRock common stock. The Company issued 28,910,221 common shares in exchange for the outstanding common share of Telecommunications, Partnership and IWL. Additionally, outstanding employee stock options of IWL and Telecommunications were converted at the above exchange factors into options to purchase shares of CapRock common stock. The mergers and interest exchange constituted a tax-free reorganization and was accounted for as a pooling of interests.

     In May 1998, IWL changed its fiscal year end to coincide with the fiscal years of CapRock, Telecommunications and the Partnership. The Consolidated Statement of Operations for the year ended December 31, 1997 and 1998 combine the operating activity for all three entities for these years. The Consolidated Statement of Operations for 1996 combine IWL's operating activity for the year ended June 30, 1996 with Telecommunications and the Partnership operating activity for the year ended December 31, 1996. The net income of IWL for the six month period ended December 31, 1996 was excluded from the Consolidated Statement of Operations for the year ended December 31, 1996 in the amount of approximately $260,000 as a result of the non-conforming year ends for such period. This amount was included as an adjustment to retained earnings in the Consolidated Statement of Stockholders' Equity. IWL's cash flow for this six month period was added to the 1997 beginning balance in the Consolidated Statement of Cash Flows.

     The transactions between CapRock, IWL and the Partnership have been eliminated for all respective periods presented. Certain reclassifications were made to IWL's financial statements to conform to CapRock's presentations.

(3) MARKETABLE SECURITIES

     Investments in marketable securities at December 31, 1998 consist of money market investments of $46,666,281 and commercial paper securities of $50,353,508.

     At December 31, 1998, the estimated fair value of the Company's money market instruments and commercial paper securities approximated cost, and the gross unrealized gains were not significant.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

(4) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, including assets acquired under capital leases of $1,732,000 as of December 31, 1997 (no capital leases as of December 31, 1998), is comprised of the following:

                                                USEFUL LIVES      1997          1998
                                                ------------   -----------   -----------
Land..........................................           --    $    51,289   $   299,752
Buildings.....................................        20-31        982,484     1,188,812
Leasehold improvements........................   Lease Term        330,468     1,191,277
Office equipment, furniture and other.........          5-7      4,264,606     9,706,840
Telecommunications network....................         5-20     13,501,993    21,148,362
Equipment for rent/lease......................         7-10     12,003,374    16,658,582
Construction in progress......................           --      4,373,499    21,774,422
                                                               -----------   -----------
          Total property, plant and
            equipment.........................                  35,507,713    71,968,047
Less accumulated depreciation, including
  amounts applicable to assets acquired under
  capital leases of $721,667 and $0 as of
  December 31, 1997 and 1998, respectively....                   8,167,114    12,361,295
                                                               -----------   -----------
Net property, plant and equipment.............                 $27,340,599   $59,606,752
                                                               ===========   ===========

(5) COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS

                                                                1997        1998
                                                              --------   ----------
Costs incurred on uncompleted contracts.....................  $381,074   $3,479,846
Estimated earnings..........................................   281,869    6,119,136
                                                              --------   ----------
                                                               662,943    9,598,982
Less: billings to date......................................   662,943    2,360,580
                                                              --------   ----------
                                                              $     --   $7,238,402
                                                              ========   ==========

 (6) INVESTMENT IN KENWOOD SYSTEMS GROUP

     In September 1997, the Company sold its 50% ownership in Kenwood Systems Group, Inc. ("KSG"), a California corporation. The remaining 50% of the voting common stock is owned by Kenwood Americas Corporation ("KAC"). The results of operations from January 1, 1997 through the date of sale (September 30, 1997) of KSG have been reflected in the Company's operating results. The Company recorded a gain on the sale of KSG of $66,226 in 1997.

     The investment was recorded using the equity method in which the original investment, adjusted for the Company's proportionate share of KSG's income, losses and dividend distributions, was recorded as a long-term investment. The Company's original investment in KSG was $200,000. An additional investment of $50,000 was made during the year ended December 31, 1997. The Company's proportionate share of KSG's (losses)/earnings for the years ended December 31, 1996 and 1997 were $(25,873) and $115,107, respectively.

     The Company received a management fee of $58,253 and $76,995 from KSG for the years ended December 31, 1996 and 1997, respectively. Billings by the Company to KSG for the years ended December 31, 1996 and 1997 for insurance, supplies, equipment and management fees totaled approximately $128,178 and $174,500, respectively.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

(7) LEASES

     The Company leases equipment, office space, communication services and land and buildings (used for transmission sites) under operating leases. Future minimum lease payments under these lease agreements for each of the next five years are summarized as follows:

Year ending December 31,
  1999.................................................   $ 3,810,959
  2000.................................................     4,181,258
  2001.................................................     4,063,546
  2002.................................................     3,147,298
  2003.................................................     2,514,350
  Thereafter...........................................     1,813,588
                                                          -----------
          Total minimum lease payments.................   $19,530,999

     As operating leases expire, it is expected that they will be replaced with similar leases. Rent expense under operating leases totaled $768,108, $1,419,812 and $1,027,651 for each of the years ended December 31, 1996, 1997 and 1998, respectively.

(8) DEBT

     A summary of the lines of credit and the notes payable is as follows:

                                                               1997           1998
                                                            -----------   ------------
Senior notes, 12%, due 2008...............................  $        --   $145,187,039
Lines of credit, variable rates, 8.12% to 10.5%...........    5,275,608             --
Notes to banks, variable rates, 8.12%.....................    2,274,590             --
Notes to banks, fixed rates, 8.5% to 9.0%.................    1,968,674             --
Term construction loan, variable rate, 8.5%...............    9,550,892             --
Notes to financing companies, variable rates..............      180,328             --
Notes to financing companies, fixed rates.................    1,026,733             --
Shareholder notes, 5.8% imputed rate......................      128,167             --
Other.....................................................       49,773             --
                                                            -----------   ------------
          Total...........................................   20,454,765    145,187,039
Less: current portion of long-term debt...................    8,116,424             --
                                                            -----------   ------------
          Long-term debt..................................  $12,338,341   $145,187,039
                                                            ===========   ============

     In July 1998, the Company issued, through a private placement under Rule 144A under the Securities Act of 1998, as amended, $150 million aggregate principal amount of its 12% Senior Notes due 2008 (the "Senior Notes"), which closed on July 16, 1998. Interest on the Senior Notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 1999, at the rate of 12% per annum. The Senior Notes are presented net of unamortized debt issuance costs of $4,821,961. The amortization of debt issuance cost is recorded to interest expense and such amount was $202,000 in 1998. The net proceeds from the offering were used to repay existing debt obligations. Such proceeds for debt payoffs totaled $26.8 million. The proceeds will be used to fund capital expenditures for the construction of its fiber optic network, to expand its sales offices, for potential acquisitions and for general working capital purposes. The funds have been invested in high-grade liquid securities.

     The Senior Notes contain certain covenants which provide for limitations on indebtedness, dividends, asset sales and certain other transactions and effectively prohibits the payment of cash dividends.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

     In March 1996, the Company entered into a revolving credit facility with a bank for borrowings up to $15 million. In December 1997, the Company entered into an amended agreement that provided for borrowings up to $25 million. The line of credit was amended in June 1998 and was increased to $7.0 million. The balance outstanding as of December 31, 1997 under the line of credit was $1,152,329. The line of credit was paid off in August 1998 with the proceeds from the Senior Notes.

     The Company also entered into a secured revolving line of credit, which allowed the Company to borrow up to a maximum of $5.0 million subject to borrowing base limitations on accounts receivable and inventory. The Company also secured a guidance line of credit, which allowed the Company to borrow up to $5.0 million to finance certain purchases and subsequent leases of communications equipment. These lines of credit were paid off in August 1998 with the proceeds from the Senior Notes.

     The Company had a loan agreement with a bank ("Term Construction Loan") whereby it borrowed $10.0 million used for the construction, start-up and related expenses of the fiber optic network. The loan was initially secured by the network, investment securities of a shareholder, accounts receivable and guarantees of certain shareholders. The balance outstanding for this loan as of December 31, 1997 was $9,550,892 and the loan was paid off in August 1998 with the proceeds from the Senior Notes.

     Certain shareholders guaranteed the Term Construction Loan. In consideration, the Company agreed to pay a one-time commitment fee equal to 1% of each shareholder's guarantee. The guarantors were also paid a loan guaranty fee by the Company equal to 7% of the amount of the lesser of $8.0 million or the average outstanding daily principal of the loan. The bank released the guaranty requirement in April 1997 for certain limited partners. The total accrued commitment fees and loan guarantor fees as of December 31, 1997 were approximately $406,000. All commitment and guarantee fees were paid in full in August 1998 with the proceeds from the Senior Notes. Such payments totaled approximately $430,000.

     In 1994, the Company entered into note payable agreements with three officers of the Company ("Shareholder Notes") relating to stock repurchased by the Company. The unamortized discount was $21,834 as of December 31, 1997. The Shareholder Notes were repaid in August 1998 with the proceeds from the Senior Notes.

(9) RELATED PARTIES

     In 1996 the Company entered into an agreement with a related party to manage the construction of the fiber optic network build out for the initial 260 route miles, which was completed in 1997. Under this agreement, the Company paid 4% of the costs of constructing this portion of the network, payable monthly at a minimum of $15,000 per month. The Company paid management fees of $296,576 in 1997 and $461,576, cumulative under the arrangement since construction of this segment commenced. This arrangement ceased to exist in 1997.

     The Company currently leases private line services from affiliated companies. Total payments to these affiliated companies for services totaled $765,000 in 1997 and $1,176,000 in 1998. The Company believes that the prices charged for such services do not exceed prices charged by unrelated parties.

     The Company's billing and back office systems are being developed by RiverRock Systems, Ltd. ("RiverRock"), a limited partnership formed in July 1998. The Company owns a 49% interest in the limited partnership and David E. Thompson owns a 50% limited partnership interest. Thompson Technology, Inc. (which is owned by David Thompson, a brother of Jere W. Thompson, Jr. -- CEO of CapRock Communications Corp.) is the general partner and owns a 1% general partnership interest. The Company contributed a total of $170,000 in 1998 for the development of the systems and had committed to fund up to a total of $700,000, as capital contributions to RiverRock. The investment balance of $86,000 as of December 31, 1998 was included in other assets.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

(10) ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The activity in the allowance for doubtful accounts for the years ended December 31, 1997 and 1998 is as follows:

                                                                 1997         1998
                                                              ----------   -----------
Allowance for doubtful accounts at beginning of year........  $  399,216   $ 1,781,335
Additions charged to bad debt expense.......................   1,382,119     1,649,773
Write-downs charged against the allowance, net of
  recoveries................................................          --    (2,721,167)
                                                              ----------   -----------
Allowance for doubtful accounts at end of year..............  $1,781,335   $   709,941
                                                              ==========   ===========

  (11) LEASE CONTRACTS

     The Company provides telecommunications services to various customers under operating leases. The services include agreements to lease capacity to customers over the fiber optic line, communications equipment, line/satellite charges and/or maintenance charges. These leases impose certain obligations on both the lessor and lessee, which must be met during the term of the lease.

     A significant portion of these services requires that the Company have access to international communication satellites. The Company has contracted with a Russian entity for rights to access its portion of an international communications satellite. The Company has agreed to pay a recurring monthly fee to the entity based on the amount of satellite space segment utilized by each lessee. Additionally, the Company has sold communication equipment to the entity. The Company utilizes those facilities to provide communication services to various United States energy and oil and gas companies and other customers doing business in Russia.

     The following is a summary of expected revenue to be earned during the next five years by the Company on lease agreements executed on or before December 31, 1998.

Year ending December 31:
  1999..................................................  $ 8,051,952
  2000..................................................    7,243,418
  2001..................................................    4,569,128
  2002..................................................    3,622,862
  2003..................................................    3,182,282
  Thereafter............................................    5,244,940
                                                          -----------
          Total.........................................  $31,914,582
                                                          ===========

(12) STOCKHOLDERS' EQUITY

  Initial Public Offering

     The Company, through its wholly owned subsidiary -- IWL, completed an initial public offering ("IPO") of common stock on June 12, 1997, issuing 1,450,000 shares at $6.00 per share. The proceeds, net of commissions and expenses, from this IPO totaled $6,996,505. In July 1997, the underwriters exercised an over allotment option and purchased an additional 62,496 shares resulting in net proceeds of $337,473.

  Common Stock

     CapRock was incorporated as a Texas corporation on February 3, 1998, to serve as a holding company for the operations of Telecommunications, Partnership and IWL after completion of their business

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES combination (note 2) in conformance with the provisions of their Agreement and Plan of Merger dated February 16, 1998. The Company issued 28,910,221 common shares in exchange for the outstanding common shares of Telecommunications, Partnership and IWL.

  Telecommunications Employee Stock Option Plan

     In September 1997, Telecommunications adopted a stock option plan (the "Telecommunication Plan") pursuant to which the Company's Board of Directors may grant nonqualified options to employees. The Telecommunications Plan authorized grants of options to purchase up to 10% of the common shares outstanding. All Telecommunications stock options have a ten-year term and cannot be exercised prior to September 1, 1998. The options vest in 20% increments over a five-year period. All options expire August 31, 2007. Upon consummation of the merger, the outstanding stock options under this plan were converted at the exchange factor (note 2) into options to purchase shares of CapRock common stock.

     In 1997, Telecommunications granted 380,899 nonqualified stock options under the Telecommunications Plan with an exercise price of $1.00 per share. The Company recorded deferred compensation of $417,100 related to these stock option grants, which will be recognized over the vesting period. As of December 31, 1998, 34,501 of the options previously granted were forfeited and canceled, 17,504 options were exercised and 328,894 options were outstanding.

  IWL Incentive Stock Option Plan

     In 1996, IWL adopted an Employee Incentive Stock Option Plan ("IWL Incentive Plan"). The option price per share could not be less than the fair market value of a share on the date the option is granted. Options under such plan generally vest at the rate of 20% per year over a five year period; however; the Board at its discretion may accelerate the vesting schedule. All options granted under the IWL Incentive Plan on or prior to the IPO date, June 12, 1997, vested in full on the offering date. IWL granted 342,214 options under the plan. The stock options expire ten years from the date of grant. Upon consummation of the merger, the outstanding stock options under this plan were converted at a one to one ratio to purchase shares of CapRock common stock.

     As of December 31, 1998, 24,000 of the options previously granted were forfeited, 50,141 options were exercised and 268,073 options were outstanding. No additional options are available for grant under the IWL Incentive Plan.

  Warrants

     The Company issued to its investment bankers warrants to purchase up to 145,000 shares of common stock, at an exercise price equal to 120% of the IPO price. Upon consummation of the merger, the outstanding warrants were converted at a one to one ratio to purchase shares of CapRock common stock. All of the warrants were outstanding as of December 31, 1998.

     The warrants have certain demand and "piggy-back" registration rights that may require the Company to register for resale the shares of Common Stock issuable under the warrants. The warrants are exercisable for a period of four years, beginning June 12, 1998.

  CapRock Equity Incentive Plan

     On August 26, 1998, in connection with the approval of the merger, the shareholders of the Company approved an equity incentive plan (the "CapRock Plan"). The CapRock Plan authorized the granting of awards, which would allow up to an aggregate of 5,000,000 share of common stock to be acquired by participants and provides that a maximum of 2,500,000 shares of common stock may be issued to any one participant. All prospective equity grants will be issued from the CapRock Plan. The awards under the

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

Plan may take the form of stock options, stock appreciation rights, restricted stock awards, deferred stock, stock reload options, stock appreciation rights, restricted stock awards, deferred stock, stock related options and other stock based awards.

     Stock options granted under the CapRock Plan may be either options that are intended to qualify for treatment as incentive stock options under Section 422 of the IRS tax code or options that do not so qualify (non-qualified stock options). Options under the Plan may be granted to any person who is an officer or other employee or consultants of the Company or any of its subsidiaries. The exercise price of incentive stock options must be at least the fair value of a share of the common stock on the date of grant (and not less than 110% of the fair market value of a share of the common stock on the date of grant). The exercise price of non-qualified stock options may be less than 100% of the fair market value of a share of the common stock on the date of grant. The term of the option may not exceed 10 years (5 years in the case of incentive stock options granted to an optionee owning 10% or more of the common stock).

     During 1998, the Company granted 1,681,600 options under this plan and these options vest over five years. As of December 31, 1998, 48,700 of the options granted were forfeited and canceled, none of the options granted had been exercised and 1,632,900 of the options were outstanding.

  Director Stock Option Plan

     On August 26, 1998, in connection with the approval of the merger, the shareholders of the Company approved the Director Stock Option Plan (the "CapRock Director Plan"). All options to be granted under the CapRock Director Plan will be non-qualified stock options. A total of 400,000 shares of common stock have been reserved for issuance under the CapRock Director Plan. Each option will expire ten years from the date of grant and the options vest over three years. Outstanding options will expire earlier if an optionee terminates service as a director before the end of the first ten-year term. As of December 31, 1998, the Company granted 30,000 options under this plan and all were outstanding as of December 31, 1998.

     The remaining options available for future grant as of December 31, 1998 are 3,363,586 options under the CapRock Plan and 370,000 under the CapRock Director Plan.

     A summary of options activity under the plans described above is as follows:

                                                                              WEIGHTED-
                                                               NUMBER          AVERAGE
                                                             OF OPTIONS     EXERCISE PRICE
                                                             ----------     --------------
Balance at December 31, 1996...............................    160,614          $3.62
  Options granted..........................................    552,499           2.25
  Options exercised........................................    (13,919)          3.56
  Options forfeited........................................     (8,275)           .56
                                                             ---------          -----
Balance at December 31, 1997...............................    690,919           2.56
  Options granted..........................................  1,721,600           6.58
  Options exercised........................................    (53,726)          3.04
  Options forfeited........................................    (98,926)          4.80
                                                             ---------          -----
Balance at December 31, 1998...............................  2,259,867          $5.51
                                                             =========          =====

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

     A summary of options outstanding as of December 31, 1998 is as follows:

                                                 NUMBER OF     WEIGHTED-AVERAGE     NUMBER OF
                   EXERCISE                       OPTIONS         REMAINING          OPTIONS
                    PRICE                       OUTSTANDING    CONTRACTUAL LIFE    EXERCISABLE
                    -----                       -----------    ----------------    -----------
$  .56........................................     328,894           8.77             52,241
  3.56........................................     109,918           6.92            109,918
  4.49........................................      10,555           7.36             10,555
  6.00........................................     132,600           8.40             28,167
  6.25........................................       5,000           8.63              1,000
  6.50........................................   1,662,900           9.79                 --
 20.25........................................      10,000           9.22                 --
                                                 ---------           ----            -------
                                                 2,259,867           9.40            201,881
                                                 =========           ====            =======

     The Company applied the intrinsic value method prescribed by APB Opinion No. 25 in accounting for its plans. SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted based upon the fair value at grant date for awards. Applying SFAS No. 123 would result in pro forma net income and earnings per share ("EPS") amounts as follows:

                                                    1996          1997          1998
                                                  --------     ----------     ---------
Net income (loss)...............  As reported     $323,591     $2,561,767     $ 223,093
                                  Pro forma        319,000      2,385,000      (762,238)
Basic EPS.......................  As reported     $   0.01     $     0.09     $    0.01
                                  Pro forma           0.01           0.09         (0.03)
Diluted EPS.....................  As reported     $   0.01     $     0.09     $    0.01
                                  Pro forma           0.01           0.08         (0.03)

     The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following assumptions: risk free interest rates of 5.8%, 5.8% and 5.75%; expected option lives of 2.5, 2.5 and 3 years; expected volatility of 55%, 55% and 52%, and no expected dividend yield, in 1996, 1997 and 1998, respectively.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

(13) INCOME TAXES

                                                YEAR ENDED DECEMBER 31, 1996
                                    -----------------------------------------------------
                                    U.S. FEDERAL     FOREIGN       STATE         TOTAL
                                    ------------     --------     --------     ----------
Current...........................   $  175,404      $149,832     $     --     $  325,236
  Deferred........................      (87,737)           --      (10,351)       (98,088)
                                     ----------      --------     --------     ----------
          Total...................   $   87,667      $149,832     $(10,351)    $  227,148
                                     ==========      ========     ========     ==========

                                                YEAR ENDED DECEMBER 31, 1997
                                    -----------------------------------------------------
                                    U.S. FEDERAL     FOREIGN       STATE         TOTAL
                                    ------------     --------     --------     ----------
Current...........................   $  946,703      $112,659     $ 69,952     $1,129,314
  Deferred........................      364,993            --       19,254        384,247
                                     ----------      --------     --------     ----------
          Total...................   $1,311,696      $112,659     $ 89,206     $1,513,561
                                     ==========      ========     ========     ==========

                                                YEAR ENDED DECEMBER 31, 1998
                                    -----------------------------------------------------
                                    U.S. FEDERAL     FOREIGN       STATE         TOTAL
                                    ------------     --------     --------     ----------
Current...........................   $       --      $     --     $ 60,632     $   60,632
  Deferred........................      896,739       134,442      174,675      1,205,856
                                     ----------      --------     --------     ----------
          Total...................   $  896,739      $134,442     $235,307     $1,266,488
                                     ==========      ========     ========     ==========

     Foreign income taxes results from taxes withheld on sales related to Russian operations. Operating income (loss) from such operations for the years ended December 31, 1996, 1997 and 1998 were $436,000 and $555,000 and
$(441,000), respectively.

     Income tax expense differs from the amount computed by applying the federal income tax rate of 34% to earnings before taxes, as follows:

                                                      1996        1997         1998
                                                    --------   ----------   ----------
Income tax provision at 34%.......................  $187,251   $1,385,612   $  506,458
Merger expenses not deductible for tax purposes...        --           --      612,000
Expenses not deductible for tax purposes..........    11,990       33,094       28,488
State income tax expense, net of federal effect...   (10,351)      89,206      155,303
Effect of foreign operations, including foreign
  tax
  credits.........................................   (53,071)     (49,326)          --
Exclusion of Partnership income tax benefit.......    84,000       39,000           --
Other.............................................     7,329       15,975      (35,761)
                                                    --------   ----------   ----------
          Total...................................  $227,148   $1,513,561   $1,266,488
                                                    ========   ==========   ==========

     Effective January 1, 1998, the Partnership elected to be taxed as a corporation. As such, deferred taxes and tax provisions have been established in 1998. The pro forma tax benefit in 1996 and 1997 was approximately $84,000 and $39,000, respectively, if the partnership would have been taxed as a C corporation in those years.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

     The tax effects of temporary differences and carryforwards, which result in a significant portion of the deferred tax assets and liabilities are as follows:

                                                   1997                      1998
                                          ----------------------   ------------------------
                                           ASSETS    LIABILITIES     ASSETS     LIABILITIES
                                          --------   -----------   ----------   -----------
Effect on deferred taxes of
  carryforwards.........................  $116,958    $     --     $2,035,899   $       --
Foreign tax credit......................    25,600          --        207,235           --
Allowance for doubtful accounts.........   654,875          --        245,263           --
Unearned compensation...................     7,717          --             --       16,864
Deferred revenue........................     7,142          --             --    1,906,520
Accrued vacation pay....................    27,200          --         39,560           --
Property, plant and equipment...........        --     968,265             --    1,960,602
Other...................................     9,311          --         30,711           --
                                          --------    --------     ----------   ----------
          Total deferred taxes..........  $848,803    $968,265     $2,558,668   $3,883,986
                                          ========    ========     ==========   ==========

     A net operating loss of $5,278,132 was generated in 1998 and the operating loss will be used to offset future taxable income. The net operating loss carryforward will expire in year 2013; however, management believes that this carryforward will be utilized prior to expiration. No valuation allowance for deferred taxes at December 31, 1997 and 1998 is considered necessary as management has determined that it is more likely than not that these assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considered the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

(14) COMMITMENTS

     The Company has an agreement with various vendors, which require minimum usage. In the event such monthly commitments are not met, the Company is required to remit to the vendor the difference between the commitments and the actual usage. Such amount, if necessary, would be recorded as cost of revenue in the period incurred.

     The Company entered into a volume purchase commitment of $13 million relating to the purchase of telecommunications equipment. In the event the $13 million commitment is not fulfilled by CapRock, the Company shall pay the vendor a penalty ranging from 3%-13% of the purchase commitment. The Company believes that no penalties will be incurred under this contract.

(15) 401(K) PLANS

     The Company and a subsidiary offer its qualified employees the opportunity to participate in one of its defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee may contribute on a tax deferred basis a portion of annual earnings not to exceed $9,500. The Company matches individual employee contributions in certain plans, up to a maximum level, which in no case exceeds 6%. The Company's matching contributions to the Plan (after forfeitures) for the years ended December 31, 1996, 1997 and 1998 were $23,367, $30,287 and $81,086, respectively.

(16) ACQUISITION

     In January 1998, the Company completed the acquisition of Integrated Communications and Engineering, Ltd. ("ICEL"), a communications systems integrator and maintenance provider in Aberdeen, Scotland. The Company paid a total purchase price of approximately $2.2 million comprised of

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES approximately $610,000 in cash and 207,266 shares of the Company's common stock. The acquisition was accounted for as a purchase business combination, and accordingly the purchase price was allocated to assets acquired and liabilities assumed. Approximately $1.6 million was recorded as goodwill and $300,000 was allocated to contracts as a result of the transaction.

     The following summarizes the unaudited consolidated data as though the acquisition of ICEL occurred as of the January 1, 1997:

                                                             HISTORICAL     PRO FORMA
                                                             -----------   -----------
Revenue....................................................  $75,349,466   $78,676,598
Net income.................................................    2,561,767     2,681,147
Earnings per share.........................................         0.09          0.10

(17) SUBSEQUENT EVENTS

     In February 1999, the Company entered into a joint build arrangement with Enron Communications, Inc., a wholly owned subsidiary of Enron Corp., to jointly build approximately 1,050 miles of fiber optic network within the state of Texas. The build plan includes four conduit ducts to be placed throughout the 1,050 miles, with one and one-quarter conduits to be owned and funded by CapRock and one and one-quarter conduits to be owned and funded by Enron Communications, Inc., and one and one-half conduits to be owned and funded by a limited partnership formed by CapRock and Enron Communications, Inc. The limited partnership will sell a specified amount of fiber usage rights and CapRock will own 48 fibers.

     The total required capital contributions will depend on the costs to construct the segment. CapRock and Enron are committed to each contribute equally to fund the construction. The total construction costs for the 1,050 miles are estimated at approximately $100 million.

(18) SEGMENT REPORTING AND CONCENTRATION OF CUSTOMERS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, which the Company has adopted in 1998. The Company identifies such segments based on management responsibility. The Company measures segment profit as operating income, which is defined as income before interest expense and income taxes. The service revenue from the Telecommunications Division include all revenues generated from the sale of telecommunications products to business and residential customers. These products include local, long distance, Internet, data and private line services. The Fiber Division includes the operating activity and the assets relating to the fiber build out. The revenues for the Fiber Division primarily relate to the sale of dark fiber through IRUs. The product and service revenue from the Services Division include revenues generated from the design, installation, leasing and sale of voice and data systems and products, primarily to companies in the oil and gas industry. The Corporate Division includes certain general and administrative functions and operating expenses and the merger related expenses of $2.3 million, which comprise the segment operating loss of $3.5 million in 1998. The general and administrative expenses were allocated to each of the respective divisions prior to 1998. Information regarding operating segments is as follows (amounts are in thousands):

                                                           YEAR ENDED DECEMBER 31, 1996
                                        ------------------------------------------------------------------
                                        TELECOMMUNICATIONS    FIBER    SERVICES   CORPORATE   CONSOLIDATED
                                        ------------------   -------   --------   ---------   ------------
Revenue from external customers.......       $23,174         $    --   $27,796                  $ 50,970
Depreciation and amortization.........           479              54     1,003          --         1,536
Operating income......................            44            (228)    1,278          --         1,094
Total assets..........................         7,356           8,757    12,409          --        28,522

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                                                           YEAR ENDED DECEMBER 31, 1997
                                        ------------------------------------------------------------------
                                        TELECOMMUNICATIONS    FIBER    SERVICES   CORPORATE   CONSOLIDATED
                                        ------------------   -------   --------   ---------   ------------
Revenue from external customers.......       $46,745         $ 1,945   $26,659                  $ 75,349
Depreciation and amortization.........           694             902     1,750          --         3,346
Operating income......................         3,226             671     1,562          --         5,459
          Total assets................        13,327           9,779    26,283          --        49,389

                                                           YEAR ENDED DECEMBER 31, 1998
                                        ------------------------------------------------------------------
                                        TELECOMMUNICATIONS    FIBER    SERVICES   CORPORATE   CONSOLIDATED
                                        ------------------   -------   --------   ---------   ------------
Revenue from external customers.......       $75,768         $11,930   $34,798     $  (722)     $121,774
Depreciation and amortization.........         1,113             744     2,993          37         4,887
Operating income......................         3,280           8,128       (55)     (3,528)        7,825
          Total assets................        26,929          39,175    34,064      91,798       191,966

     All significant transactions and agreements of the Company, with the exception of the operations of ICEL (Scotland) are generated in U.S. dollars. The pertinent data relating to foreign operations is as follows (amounts are in thousands):

                                                          YEAR ENDED DECEMBER 31, 1996
                                            --------------------------------------------------------
                                             U.S.     MEXICO   RUSSIA   INTERNATIONAL   CONSOLIDATED
                                            -------   ------   ------   -------------   ------------
Revenue to external customers.............  $44,285   $1,761   $2,281      $2,643         $50,970
Operating income (loss)...................      451      273      436         (66)          1,094
Long-lived assets.........................   15,901       --       --          --          15,901

                                                          YEAR ENDED DECEMBER 31, 1997
                                            --------------------------------------------------------
                                             U.S.     MEXICO   RUSSIA   INTERNATIONAL   CONSOLIDATED
                                            -------   ------   ------   -------------   ------------
Revenue to external customers.............  $57,706   $6,495   $1,905      $9,243         $75,349
Operating income..........................    3,464    1,216      555         224           5,459
Long-lived assets.........................   27,341       --       --          --          27,341

                                                  YEAR ENDED DECEMBER 31, 1998
                          -----------------------------------------------------------------------------
                           U.S.     MEXICO    INDIA    RUSSIA   SCOTLAND   INTERNATIONAL   CONSOLIDATED
                          -------   -------   ------   ------   --------   -------------   ------------
Revenue to external
  customers.............  $79,185   $16,611   $4,766   $2,312    $5,207       $13,693        $121,774
Operating income
  (loss)................    3,766     1,920      415     (441)        8         2,157           7,825
Long-lived assets.......   58,893        --       --       --     2,508            --          61,401

     All revenue was derived from unaffiliated customers. For the years ended December 31, 1996 and 1997 one customer provided $11,681,000 (or 23%) and $9,349,000 (or 12%) of the Company's revenue, respectively. For the year ended December 31, 1998, one customer provided $13,985,000 (or 11%) and another customer provided $12,344,000 (or 10%) of the Company's revenue.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

(19) QUARTERLY RESULTS

     The Company's unaudited quarterly results are as follows (amounts are in thousands, except share data):

                                                      FOR THE 1997 QUARTER ENDED
                                                ---------------------------------------
                                                MARCH 31   JUNE 30   SEPT. 30   DEC. 31
                                                --------   -------   --------   -------
Revenue.......................................  $17,022    $18,649   $19,039    $20,640
Gross profit..................................    4,197      5,631     6,109      6,941
Net income....................................      115        721       970        756
Basic and diluted earnings per share..........       --       0.03      0.03       0.03

                                                      FOR THE 1998 QUARTER ENDED
                                                ---------------------------------------
                                                MARCH 31   JUNE 30   SEPT. 30   DEC. 31
                                                --------   -------   --------   -------
Revenue.......................................  $24,412    $27,008   $35,284    $35,070
Gross profit..................................    8,183      9,202     9,309     11,860
Net income (loss).............................    1,358      1,515    (1,650)    (1,000)
Basic and diluted earnings (loss) per share...     0.05       0.05     (0.06)     (0.03)

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998           1999
                                                              ------------   ------------
                                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $    293,860   $  4,447,375
  Marketable securities.....................................    97,019,789     47,040,582
  Accounts receivable and unbilled services, less allowance
     for doubtful accounts of $709,941 and $2,524,521 at
     December 31, 1998 and March 31, 1999, respectively.....    19,936,214     35,443,827
  Income tax receivable.....................................     1,405,000      2,020,920
  Costs and estimated earnings in excess of billings........     7,238,402      3,574,090
  Inventory.................................................     1,301,726      1,273,344
  Prepaid expenses and other................................       706,775      1,088,901
  Deferred income taxes.....................................     1,989,250      2,122,499
                                                              ------------   ------------
          Total current assets..............................   129,891,016     97,011,538
  Property, plant and equipment.............................    71,968,047     92,685,506
  Accumulated depreciation..................................   (12,361,295)   (13,823,888)
                                                              ------------   ------------
          Property, plant and equipment, net................    59,606,752     78,861,618
Other assets................................................     2,468,000     18,011,450
                                                              ------------   ------------
          Total assets......................................  $191,965,768   $193,884,606
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.....................  $ 26,850,525   $ 31,264,428
  Unearned revenue..........................................       551,341        539,096
                                                              ------------   ------------
          Total current liabilities.........................    27,401,866     31,803,524
Senior notes, net of unamortized debt issuance costs........   145,187,039    145,308,334
Deferred income taxes.......................................     3,314,568      2,334,172
                                                              ------------   ------------
          Total liabilities.................................   175,903,473    179,446,030
Stockholders' equity:
  Preferred stock, $.01 par value; 20,000,000 shares
     authorized; none issued................................            --             --
  Common stock, $.01 par value; 200,000,000 shares
     authorized; issued and outstanding, 28,932,395 and
     28,952,747 shares at December 31, 1998 and March 31,
     1999, respectively.....................................       289,377        289,593
  Additional paid-in capital................................    10,521,713     10,607,199
  Retained earnings.........................................     5,608,237      3,902,925
  Accumulated other comprehensive income....................         8,878            468
  Unearned compensation.....................................      (329,070)      (308,214)
  Treasury stock, at cost...................................       (36,840)       (53,395)
                                                              ------------   ------------
          Total stockholders' equity........................    16,062,295     14,438,576
                                                              ------------   ------------
          Total liabilities and stockholders' equity........  $191,965,768   $193,884,606
                                                              ============   ============

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  1998            1999
                                                              -------------   -------------
Revenues:
  Carriers' carrier.........................................   $12,763,105     $24,452,165
  Integrated services.......................................     4,268,888       4,504,312
  System services...........................................     7,380,369       8,079,814
                                                               -----------     -----------
          Total revenues....................................    24,412,362      37,036,291
Cost of services............................................    16,229,745      22,381,068
                                                               -----------     -----------
          Gross profit......................................     8,182,617      14,655,223
Operating expenses:
  Selling, general and administrative.......................     4,435,250      12,550,949
  Depreciation and amortization.............................     1,063,677       1,480,163
                                                               -----------     -----------
          Total operating expenses..........................     5,498,927      14,031,112
                                                               -----------     -----------
Operating income............................................     2,683,690         624,111
Interest expense............................................      (482,015)     (4,255,475)
Interest income.............................................        31,704         845,051
Other income (expense)......................................           548         (19,419)
                                                               -----------     -----------
          Income (loss) before income taxes.................     2,233,927      (2,805,732)
Income tax expense (benefit)................................       875,779      (1,100,420)
                                                               -----------     -----------
          Net income (loss).................................   $ 1,358,148     $(1,705,312)
                                                               ===========     ===========
Earnings (loss) per common share:
  Basic.....................................................   $      0.05     $     (0.06)
  Diluted...................................................   $      0.05     $     (0.06)
Weighted average shares outstanding:
  Basic.....................................................    28,835,994      28,942,571
  Diluted...................................................    29,448,890      28,942,571

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  1998            1999
                                                              -------------   -------------
Cash flows from operating activities:
  Net income (loss).........................................  $  1,358,148    $ (1,705,312)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................     1,063,677       1,480,163
     Deferred income taxes..................................       (45,462)     (1,113,645)
     Equity earnings of unconsolidated joint venture........            --          46,120
     Amortization of debt issuance costs, included in
       interest expense.....................................            --         121,295
     Changes in operating assets and liabilities:
       Accounts receivable and unbilled services............    (2,275,475)    (15,507,613)
       Inventory............................................        24,927          28,382
       Costs and earnings in excess of billings.............            --       3,664,312
       Prepaid expenses and other...........................      (125,887)       (487,998)
       Accounts payable and accrued liabilities.............       629,220       4,413,903
       Income taxes receivable..............................       542,486        (615,920)
       Unearned revenue.....................................        92,559         (12,245)
                                                              ------------    ------------
          Net cash provided by (used in) operating
            activities......................................     1,264,193      (9,688,558)
Cash flows from investing activities:
  Purchases of property, plant and equipment................    (3,525,641)    (23,819,240)
  Proceeds from sale of marketable securities...............            --      49,979,207
  Proceeds from disposal of property, plant and equipment...        73,300       3,136,000
  Investment in unconsolidated subsidiary...................            --     (15,514,631)
  Purchase of ICEL..........................................      (609,822)             --
                                                              ------------    ------------
          Net cash provided by (used in) investing
            activities......................................    (4,062,163)     13,781,336
Cash flows from financing activities:
  Principal payments on notes payable.......................    (4,074,495)             --
  Proceeds from line of credit..............................    19,223,971              --
  Principal payments on line of credit......................   (14,457,241)             --
  Purchase of treasury stock................................            --         (16,555)
  Proceeds from issuance of common stock....................        20,883          85,702
  Principal payments under capital lease obligations........       (57,165)             --
                                                              ------------    ------------
          Net cash provided by financing activities.........       655,953          69,147
Effect of exchange rate on cash and cash equivalents........            --          (8,410)
                                                              ------------    ------------
Net increase (decrease) in cash and cash equivalents........    (2,142,017)      4,153,515
Cash and cash equivalents at beginning of period............     3,520,017         293,860
                                                              ------------    ------------
Cash and cash equivalents at end of period..................  $  1,378,000    $  4,447,375
                                                              ============    ============
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $    455,915    $  8,950,000
                                                              ============    ============
  Cash paid for income taxes................................  $    290,000    $         --
                                                              ============    ============
Non-cash investing activity:
  Issuance of stock for ICEL acquisition....................  $  1,577,814    $         --
                                                              ============    ============

     See accompanying notes to condensed consolidated financial statements
                                  (unaudited).

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation and Nature of Business

     The condensed consolidated financial statements include CapRock Communications Corp. ("CapRock" or the "Company") and its majority owned subsidiaries. The Company was formed on February 3, 1998, to serve as a holding company for the operations of CapRock Telecommunications Corp., a Texas corporation ("Telecommunications"), CapRock Fiber Network Ltd., a Texas limited partnership ("Partnership"), and IWL Communications, Incorporated, a Texas corporation ("IWL"), and its wholly owned subsidiaries upon the consummation of the business combination of those companies (the "Combination"). All significant inter-company transactions are eliminated in the consolidation. The equity method is used to account for unconsolidated investments in companies in which the Company exercises significant influences over operating and financial policies, but does not have a controlling interest. On August 26, 1998, pursuant to the Agreement and Plan of Merger and Plan of Exchange dated February 16, 1998, as amended (the "Merger Agreement"), among the Company, Telecommunications, the Partnership, IWL and certain other parties, the Company completed the Combination (note 2).

     The Company is a regional facilities-based integrated communications provider offering local, long distance, Internet, data and private line services to small and medium-sized businesses. The Company also provides switched and dedicated access, regional and international long distance, private lines and dark fiber to carrier customers. The Company is in the process of building an advanced fiber network throughout Texas, Louisiana, Oklahoma, Arkansas and New Mexico. Additionally, the Company, through its wholly owned subsidiary -- IWL, provides communications solutions to customers with operations in remote, difficult-access regions. The Company markets its services through its internal sales representatives and a network of independent agents.

     The accompanying condensed consolidated financial statements, which should be read in conjunction with the consolidated financial statements and footnotes included in this Prospectus, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 1999.

(2) BUSINESS COMBINATION

     On August 26, 1998, pursuant to the Merger Agreement, the Company completed the Combination with Telecommunications, the Partnership and IWL. Accordingly, the Consolidated Balance Sheets as of December 31, 1998 and March 31, 1999 and the Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the three months ended March 31, 1998 and 1999 include Telecommunications, the Partnership and IWL as though these entities had always been a part of CapRock.

     Upon the consummation of the Combination, all previously outstanding shares of IWL common stock ceased to exist and each such share was converted into and became exchangeable for one share of CapRock common stock, and all previously outstanding shares of Telecommunications common stock ceased to exist, and each such share was converted into and became exchangeable for 1.789030878 shares of CapRock common stock and each one percent (1%) of the Partnership interests issued and outstanding was exchanged for 63,194.54 shares of CapRock common stock. The Company issued 28,910,221 common shares in the Combination. Additionally, outstanding employee stock options of IWL and Telecommunica-

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                                  (UNAUDITED)

tions were converted at the above exchange factors into options to purchase shares of CapRock common stock. The mergers and interest exchange constituted a tax-free reorganization and was accounted for as a pooling of interests

     In May 1998, IWL changed its fiscal year end to coincide with the fiscal years of CapRock, Telecommunications and the Partnership. The Consolidated Statement of Operations for the three months ended March 31, 1998 and 1999 combine the operating activity for all three entities for these periods.

     The transactions between Telecommunications, IWL and the Partnership have been eliminated for all respective periods presented. Certain reclassifications were made to IWL's financial statements to conform to CapRock's presentations.

     The results of operations for the separate companies and the combined amounts presented in the Consolidated Financial Statements for periods prior to the Combination follow:

                                                          THREE MONTHS
                                                             ENDED
                                                         MARCH 31, 1998
                                                         --------------
Net Sales:
  Telecommunications..................................    $15,776,950
  Partnership.........................................        580,895
  IWL.................................................      8,054,517
                                                          -----------
Combined..............................................    $24,412,362
                                                          ===========
Net Income:
  Telecommunications..................................    $   897,241
  Partnership.........................................         70,322
  IWL.................................................        390,585
                                                          -----------
Combined..............................................    $ 1,358,148
                                                          ===========

(3) EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted income
(loss) per share:

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                             -------------------------
                                                                1998          1999
                                                             -----------   -----------
Numerator:
  Net income (loss)........................................  $ 1,358,148   $(1,705,312)
Denominator:
  Denominator for basic earnings (loss) per share-weighted
     average shares outstanding............................   28,835,994    28,942,571
Effect of dilutive securities:
  Employee stock options...................................      612,896            --
                                                             -----------   -----------
  Denominator for diluted earnings (loss) per
     share-weighted average shares outstanding.............   29,448,890    28,942,571
                                                             ===========   ===========
  Basic and diluted earnings (loss) per share..............  $       .05   $      (.06)
                                                             ===========   ===========

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                                  (UNAUDITED)

(4) SEGMENT REPORTING

     In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, which the Company adopted in 1998. The Company identifies such segments based on management responsibility. The Company measures segment profit as operating income, which is defined as income before interest expense and income taxes. The service revenue from the Telecommunications Division includes all revenues generated from the sale of telecommunications products to business and residential customers. These products include local, long distance, Internet, data and private line services. The Fiber Division includes the operating activity and the assets relating to the fiber build out. The revenues for the Fiber Division primarily relate to the sale of dark fiber through IRUs. The product and service revenue from the Services Division includes the revenues generated from the design, installation, leasing and sale of voice and data systems and products, primarily to companies in the oil and gas industry. The Corporate Division includes certain general and administrative functions and operating expenses. Information regarding operating segments is as follows:

                                                      QUARTER ENDED MARCH 31, 1998
                               ---------------------------------------------------------------------------
                               TELECOMMUNICATIONS      FIBER       SERVICES      CORPORATE    CONSOLIDATED
                               ------------------   -----------   -----------   -----------   ------------
Revenue from external
  customers..................     $15,770,312       $   587,533   $ 8,054,517   $        --   $ 24,412,362
Depreciation and
  amortization...............         231,420           184,927       647,330            --      1,063,677
Operating income.............       1,560,999           323,948       798,743            --      2,683,690
Total assets.................      14,552,339         9,948,579    29,833,549            --     54,334,467

                                                      QUARTER ENDED MARCH 31, 1999
                               ---------------------------------------------------------------------------
                               TELECOMMUNICATIONS      FIBER       SERVICES      CORPORATE    CONSOLIDATED
                               ------------------   -----------   -----------   -----------   ------------
Revenue from external
  customers..................     $17,304,671       $11,651,806   $ 8,079,814   $        --   $ 37,036,291
Depreciation and
  amortization...............         532,603           208,000       739,560            --      1,480,163
Operating income.............      (2,687,535)        7,697,874       343,869    (4,730,097)       644,111
Total assets.................      30,334,464        65,406,316    32,532,702    65,611,124    193,884,606

     All revenue was derived from unaffiliated customers.

(5) FIBER BUILD AGREEMENT

     In February 1999, the Company entered into a joint build arrangement with Enron Communications, Inc., a wholly owned subsidiary of Enron Corp., to jointly build approximately 1,050 miles of fiber optic network within the state of Texas. The build plan includes four conduits to be placed throughout the 1,050 miles, with one and one-quarter conduits to be owned and funded by CapRock and one and one-quarter conduits to be owned and funded by Enron Communications, Inc., and one and one-half conduits to be owned and funded by a limited partnership formed by CapRock and Enron Communications, Inc. The limited partnership will sell a specified amount of fiber usage rights and CapRock will own 48 fibers.

     The total required capital contributions will depend on the costs to construct the segment. CapRock and Enron are committed to each contribute equally to fund the construction. The total construction costs for the 1,050 miles are estimated at approximately $100 million.

                 CAPROCK COMMUNICATIONS CORP. AND SUBSIDIARIES

                                  (UNAUDITED)

(6) SUBSEQUENT EVENTS

  (a) Secondary Public Offering

     On May 6, 1999, the Company entered into an underwriting agreement with various underwriters to sell 4,000,000 shares of its common stock at a price of $22.00 per share in a public offering. The registration statement for the equity offering was declared effective by the SEC on May 6, 1999 and closed on May 12, 1999. The net proceeds after the underwriters discount from the sale of the stock was approximately $82.7 million and the expenses associated with offering are estimated at approximately $1.2 million.

  (b) Senior Note Offering

     In May 1999, the Company sold securities through a private placement under
Section 4(2) and Rule 144A under the Securities Act of 1933. The $210 million aggregate principal senior notes (the "Senior Notes") were priced at an interest rate of 11 1/2% on May 13, 1999. The private placement closed on May 18, 1999. The net proceeds to the Company after deducting the initial purchasers' discount and estimated offering expenses were approximately $200.7 million. The proceeds will be used to fund capital expenditures for the construction of the fiber optic network, switching equipment and other capital expenditures and to expand its sales offices, for potential acquisitions and for general working capital purposes. The funds have been invested in high-grade liquid securities classified as available for sale. The Company is required under the indenture to file a registration statement to register the Senior Notes within 90 days of the closing of the transaction.

  (c) Fiber Network Expansion

     In June 1999, the Company publicly announced that it extended the planned build out of its fiber network to include Arizona. When completed, this expansion will increase the Company's fiber network by approximately 600 route miles to approximately 6,100 route miles and connect Phoenix and Tucson, Arizona with El Paso, Texas and the Company's previously planned five-state network. The Company anticipates completion of the Arizona portion of its network in the first half of 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [CAPROCK COMMUNICATIONS LOGO]

                          CAPROCK COMMUNICATIONS CORP.

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                  $210,000,000

                        OFFER TO EXCHANGE 11 1/2% SENIOR

                            NOTES DUE 2009, SERIES B

                      THAT HAVE BEEN REGISTERED UNDER THE

                             SECURITIES ACT OF 1933

                         FOR OUTSTANDING 11 1/2% SENIOR

                            NOTES DUE 2009, SERIES A


                                 AUGUST 4, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article XII of the Registrant's Articles of Incorporation provides the following:

          "A director of the Corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article shall not authorize the elimination or limitation of the liability of a director to the extent the director is found liable for:

             (1) a breach of the director's duty of loyalty to the Corporation or its shareholders;

             (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

             (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

             (4) an act or omission for which the liability of a director is expressly provided by an applicable statute."

     Article XI of the Registrant's Articles of Incorporation provides the following:

          "The directors and officers of the Corporation shall be indemnified by the Corporation in a manner and to the maximum extent permitted by applicable state or federal law as in effect from time to time."

     Section 7.06 of the Registrant's Bylaws provides the following:

          "The Corporation shall have the authority to an shall indemnify and advance expenses to the Directors, officers, employees, and agents of the Corporation or any other persons serving at the request of the Corporation in such capacities in a manner and to the maximum extent permitted by applicable state or federal law. The Corporation may purchase and maintain liability insurance or make other arrangements for such obligations to the extent permitted by the Texas Business Corporation Act."

     The Texas Business Corporation Act permits, and in some cases requires, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses under certain circumstances.

     The Purchase Agreement (Exhibit 10.63 hereto) relating to the Registrant's May 1999 equity offering provides for indemnification by the underwriters specified therein of the Registrant and its officers and directors, and by the Registrant of the underwriters specified therein, for certain liabilities arising under the Securities Act or otherwise.

     The Registration Rights Agreement (Exhibit 4.3 hereto) relating to the 1998 Senior Notes provides for indemnification by each of the initial purchasers specified therein, their successors, assigns and direct and indirect transferees, and participating broker-dealers, in specified circumstances, of the Registrant, the other initial purchasers, underwriters and the other selling holders, and each of their respective directors and officers and controlling parties, and by the Registrant of the initial purchasers specified therein, their successors, assigns and direct and indirect transferees, and participating broker-dealers, underwriters, and each person, if any controlling any such underwriter or holder, in specified circumstances, for certain liabilities arising under the Securities Act or otherwise.

     The Note Purchase Agreement (Exhibit 10.43 hereto) relating to the 1998 Senior Notes provides for indemnification by the initial purchasers specified therein of the Registrant and its officers and directors, and by the Registrant of the initial purchasers specified therein, for certain liabilities arising under the Securities Act or otherwise.

     The Registration Rights Agreement (Exhibit 4.7 hereto) relating to the 1999 Senior Notes provides for indemnification by each of the initial purchasers specified therein, their successors, assigns and direct and indirect transferees, and participating broker-dealers, in specified circumstances, of the Company, the other initial purchasers, underwriters and the other selling holders specified therein, and each of their respective directors and officers and controlling parties, and by the Company of the initial purchasers specified therein, their successors, assigns and direct and indirect transferees, and participating broker-dealers, underwriters, and each person, if any controlling any such underwriter or holder, in specified circumstances, for certain liabilities arising under the Securities Act or otherwise.

     The Note Purchase Agreement (Exhibit 10.61 hereto) relating to the 1999 Senior Notes provides for indemnification by the initial purchasers specified therein of the Company and its officers and directors, and by the Company of the initial purchasers specified therein, for certain liabilities arising under the Securities Act or otherwise.

ITEM 21. EXHIBITS

     The following exhibits are filed herewith.

           2.1           -- Agreement and Plan of Merger and Plan of Exchange, dated as of February 16, 1998, by and among the Registrant, IWL
                            Communications, Incorporated ("IWL"), IWL Acquisition
                            Corp., CapRock Communications Corp. (n/k/a CapRock
                            Telecommunications Corp. ("CapRock Telecommunications")),
                            CapRock Acquisition Corp., and CapRock Fiber Network,
                            Ltd. ("CapRock Fiber" and collectively, the "Parties").
                            The schedules to the Agreement and Plan of Merger and
                            Plan of Exchange and the appendices thereto have been
                            omitted. The Registrant will furnish supplementally to
                            the Securities and Exchange Commission any of the
                            schedules or appendices upon request. (Incorporated by
                            reference to Exhibit 2.1 to the Registration Statement on
                            Form S-4, as amended, of the Registrant, File No.
                            333-57365.)
           2.2           -- First Amendment to Agreement and Plan of Merger and Plan
                            of Exchange, dated as of April 30, 1998, by and among the
                            Parties. (Incorporated by reference to Exhibit 2.2 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
           2.3           -- Second Amendment to Agreement and Plan of Merger and Plan
                            of Exchange, dated as of June 19, 1998, by and among the
                            Parties. (Incorporated by reference to Exhibit 2.3 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
           2.4           -- Third Amendment to Agreement and Plan of Merger and Plan
                            of Exchange, dated as of July 8, 1998, by and among the
                            Parties. (Incorporated by reference to Exhibit 2.4 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
           3.1           -- Articles of Incorporation of the Registrant.
                            (Incorporated by reference to Exhibit 3.1 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
           3.2           -- Bylaws of the Registrant. (Incorporated by reference to
                            Exhibit 3.2 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-64699.)

           4.1           -- Specimen Certificate for the Common Stock of the
                            Registrant (Incorporated by reference to Exhibit 4.3 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365).
           4.2           -- Indenture dated as of July 16, 1998, among the
                            Registrant, CapRock Telecommunications, CapRock Fiber,
                            IWL and PNC Bank, National Association, Trustee.
                            (Incorporated by reference to Exhibit 4.1 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-64699.)
           4.3           -- Registration Rights Agreement dated July 16, 1998, among the Registrant, CapRock Telecommunications, CapRock
                            Fiber, and Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated, Donaldson, Lufkin & Jenrette Securities
                            Corporation and BancOne Capital Markets, Inc.
                            (Incorporated by reference to Exhibit 4.2 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-64699.)
           4.4           -- Form of Warrant Agreement between IWL and Cruttenden Roth
                            Incorporated. (Incorporated by reference to Exhibit 1.2
                            to the Registration Statement on Form S-1 of IWL, as
                            amended, File No. 333-22801.)
           4.5           -- Registration Rights Agreement dated January 22, 1998,
                            between IWL and Nera Limited. (Incorporated by reference
                            to Exhibit 4.5 to the Registration Statement on Form S-4,
                            as amended, of the Registrant, File No. 333-57365.)
           4.6           -- Registration Rights Agreement dated January 22, 1998 by and among IWL, Thomas Norman Blair and Margaret Helen
                            Blair. (Incorporated by reference to Exhibit 4.6 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
           4.7           -- Registration Rights Agreement dated May 18, 1999, among the Registrant, Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated, Chase Securities Inc., Bear, Stearns & Co.
                            Inc., Donaldson, Lufkin & Jenrette Securities Corporation
                            and Goldman, Sachs & Co.+
           4.8           -- Indenture dated as of May 18, 1999, between the
                            Registrant and Chase Manhattan Trust Company, National
                            Association, Trustee.+
           5.1           -- Opinion of Munsch Hardt Kopf & Harr, P.C. regarding
                            validity of securities being registered.
          10.1           -- CapRock Communications Corp. 1998 Equity Incentive Plan.
                            (Incorporated by reference to Exhibit 10.1 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.2           -- CapRock Communications Corp. 1998 Director Stock Option
                            Plan. (Incorporated by reference to Exhibit 10.2 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.3           -- Employment Agreement between the Registrant and Ignatius
                            W. Leonards. (Incorporated by reference to Exhibit 10.5
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.4           -- Employment Agreement between the Registrant and Byron M.
                            Allen. (Incorporated by reference to Exhibit 10.6 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.5           -- Employment Agreement between the Registrant and Errol
                            Olivier. (Incorporated by reference to Exhibit 10.7 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.6           -- Employment Agreement between the Registrant and Richard
                            H. Roberson. (Incorporated by reference to Exhibit 10.8
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)

          10.7           -- Employment Agreement between the Registrant and Bryan
                            Olivier. (Incorporated by reference to Exhibit 10.9 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.8           -- Employment Agreement between the Registrant and Jere W.
                            Thompson, Jr. (Incorporated by reference to Exhibit 10.10
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.9           -- Employment Agreement between the Registrant and Scott L.
                            Roberts. (Incorporated by reference to Exhibit 10.11 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.10          -- Employment Agreement between the Registrant and Timothy
                            W. Rogers. (Incorporated by reference to Exhibit 10.12 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.11          -- Employment Agreement between the Registrant and Timothy
                            M. Terrell. (Incorporated by reference to Exhibit 10.13
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.12          -- Employment Agreement between the Registrant and Kevin W.
                            McAleer. (Incorporated by reference to Exhibit 10.14 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.13          -- Office Lease Agreement dated May 22, 1996, by and between
                            Ellington Field, Ltd., a Texas limited partnership, and
                            IWL. (Incorporated by reference to Exhibit 10.5 to the
                            IWL Registration Statement on Form S-1, as amended, File
                            No. 333-22801.)
          10.14          -- Satellite Information Network Service Agreement dated May
                            1, 1994, by and between IWL and the Information
                            Telegraphy Agency of Russia ITAR-TASS.# (Incorporated by
                            reference to Exhibit 10.9 to the Registration Statement
                            on Form S-1, as amended, of IWL, File No. 333-22801.)
          10.15          -- Reseller Agreement dated December 31, 1996, by and
                            between Alcatel Network Systems, Inc. and IWL.
                            (Incorporated by reference to Exhibit 10.10 to the
                            Registration Statement on Form S-1, as amended, of IWL,
                            File No. 333-22801.)#
          10.16          -- Form of Service Agreement (Incorporated by reference to
                            Exhibit 10.16 to the Registration Statement on Form S-1,
                            as amended, of the Registrant, File No. 333-74735.)
          10.17          -- Lease Agreement dated November 18, 1996, by and between
                            IWL and CLG, Inc. (Incorporated by reference to Exhibit
                            10.13 to the Registration Statement on Form S-1, as
                            amended, of IWL, File No. 333-22801.)
          10.18          -- Promissory Note dated September 20, 1996 payable by IWL to First Bank and Trust, Cleveland, Texas. (Incorporated
                            by reference to Exhibit 10.15 to the Registration
                            Statement on Form S-1, as amended, of IWL, File No.
                            333-22801.)
          10.19          -- Loan Agreement and Security Agreement dated December 20,
                            1995 between IWL and Marine Midland Business Loans, Inc.
                            (Incorporated by reference to Exhibit 10.16 to the
                            Registration Statement on Form S-1, as amended, of IWL,
                            File No. 333-22801.)
          10.20          -- Second Amendment to Loan and Security Agreement dated as of May 7, 1997, between IWL and Marine Midland Business
                            Loans, Inc. (Incorporated by reference to Exhibit 10.9 to
                            the Registration Statement on Form S-1, as amended, of
                            IWL, File No. 333-22801.)
          10.21          -- Letter Agreement dated February 28, 1997, by and between
                            IWL and Marine Midland Bank as successor-in-interest to
                            Marine Midland Business Loans, Inc. (Incorporated by
                            reference to the Registration Statement on Form S-1, as
                            amended, of IWL, File No. 333-22801.)

          10.22          -- Credit Agreement, dated August 1, 1997, executed by and between IWL and Bank One, Texas, N.A. ("Bank One").
                            (Incorporated by reference to Exhibit 10.22 to the Form
                            10K for the year ending June 30, 1997 of IWL, File No.
                            0-22293.)
          10.23          -- Promissory Note, dated August 1, 1997, in the principal amount of $822,000.00, executed by IWL, and made payable
                            to Bank One. (Incorporated by reference to Exhibit 10.23
                            to the Form 10K of IWL for the year ending June 30, 1997,
                            File No. 0-22293.)
          10.24          -- Promissory Note, dated August 1, 1997, in the principal amount of $605,000.00, executed by IWL, and made payable
                            to Bank One. (Incorporated by reference to Exhibit 10.24
                            to the Form 10-K of IWL for the year ending June 30,
                            1997, File No. 0-22293.)
          10.25          -- Collateral Assignment and Security Agreement, dated
                            August 1, 1997, executed by IWL, as assignor, and Bank
                            One, as assignee. (Incorporated by reference to Exhibit
                            10.25 to the Form 10K of IWL for the year ending June 30,
                            1997, File No. 0-22293.)
          10.26          -- Revolving Credit Agreement, dated August 1, 1997,
                            executed by and between IWL and Bank One. (Incorporated
                            by reference to Exhibit 10.26 to the Form 10K of IWL for
                            the year ending June 30, 1997, File No. 0-22293.)
          10.27          -- Promissory Note, dated August 1, 1997, in the principal amount of $5,000,000.00, executed by IWL, and made
                            payable to Bank One. (Incorporated by reference to
                            Exhibit 10.27 to the Form 10K of IWL for the year ending
                            June 30, 1997, File No. 0-22293.)
          10.28          -- Security Agreement, dated August 1, 1997, executed by
                            IWL, as debtor, and Bank One, as secured party.
                            (Incorporated by reference to Exhibit 10.28 to the Form
                            10K of IWL for the year ending June 30, 1997, File No.
                            0-22293.)
          10.29          -- Amended and Restated Credit Agreement, dated August 28,
                            1997, executed by and between IWL and Bank One.
                            (Incorporated by reference to Exhibit 10.29 to the Form
                            10K of IWL for the year ending June 30, 1997, File No.
                            0-22293.)
          10.30          -- Promissory Note, dated August 28, 1997, in the principal amount of $1,055,000.00, executed by IWL, and made
                            payable to Bank One. (Incorporated by reference to
                            Exhibit 10.30 to the Form 10K of IWL for the year ending
                            June 30, 1997, File No. 0-22293.)
          10.31          -- Telecommunications Equipment Lease Agreement dated as of
                            June 1, 1997 between IWL and Diamond Offshore Company.
                            (Incorporated by reference to Exhibit 10.4 to the Form
                            10K of IWL for the year ending June 30, 1997, File No.
                            0-22293.)#
          10.32          -- Sublease dated November 22, 1994 by and between CapRock
                            Telecommunications and Arkwright Mutual Insurance
                            Company. (Incorporated by reference to Exhibit 10.35 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.33          -- Loan and Security Agreement dated March 14, 1996 by and between CapRock Telecommunications and Bank One, as
                            amended. (Incorporated by reference to Exhibit 10.36 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.34          -- Sixth Renewal Extension $2,500,000 Promissory Note dated
                            December 31, 1997 payable by CapRock Telecommunications
                            to Bank One. (Incorporated by reference to Exhibit 10.37
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)

          10.35          -- Form of CapRock Communications Corp. Commercial
                            Application. (Incorporated by reference to Exhibit 10.41
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.36          -- Form of CapRock Communications Corp. Commercial Agent
                            Application. (Incorporated by reference to Exhibit 10.42
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.37          -- Unlimited Guaranty dated March 9, 1996 by Jere W.
                            Thompson, Jr. for the benefit of Bank One. (Incorporated
                            by reference to Exhibit 10.43 to the Registration
                            Statement on Form S-4, as amended, of the Registrant,
                            File No. 333-57365.)
          10.38          -- Loan Agreement dated July 1, 1996 by and between CapRock
                            Fiber and Bank One. (Incorporated by reference to Exhibit
                            10.44 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)
          10.39          -- $10,000,000 Promissory Note dated July 1, 1996 by and
                            between CapRock Fiber and Bank One. (Incorporated by
                            reference to Exhibit 10.45 to the Registration Statement
                            on Form S-4, as amended, of the Registrant, File No.
                            333-57365.)
          10.40          -- Guaranty dated July 1, 1996 by CapRock Systems, Inc. in favor of Bank One. (Incorporated by reference to Exhibit
                            10.46 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)
          10.41          -- Guaranty dated July 1, 1996 by Mark Langdale in favor of
                            Bank One. (Incorporated by reference to Exhibit 10.47 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.42          -- Guaranty dated July 1, 1996 by Jere W. Thompson, Jr. in favor of Bank One. (Incorporated by reference to Exhibit
                            10.48 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)
          10.43          -- Form of Note Purchase Agreement by and among the
                            Registrant and various initial purchasers. (Incorporated
                            by reference to Exhibit 10.49 to the Registration
                            Statement on Form S-4, as amended, of the Registrant,
                            File No. 333-57365.)
          10.44          -- Form of Contribution Agreement by the General Partner of
                            CapRock Fiber. (Incorporated by reference to Exhibit
                            10.50 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)
          10.45          -- First Amendment to Loan Agreement dated July 1, 1996 by and between CapRock Fiber and Bank One. (Incorporated by
                            reference to Exhibit 10.51 to the Registration Statement
                            on Form S-4, as amended, of the Registrant, File No.
                            333-57365.)
          10.46          -- Second Amendment to Loan Agreement dated April 29, 1998 by and between CapRock Fiber and Bank One. (Incorporated
                            by reference to Exhibit 10.52 to the Registration
                            Statement on Form S-4, as amended, of the Registrant,
                            File No. 333-57365.)
          10.47          -- License Agreement dated June 16, 1998 by and between
                            CapRock Telecommunications and RiverRock Systems, Ltd.
                            (Incorporated by reference to Exhibit 10.53 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.48          -- Modification Agreement dated as of June 17, 1998 by and between IWL and Bank One. (Incorporated by reference to
                            Exhibit 10.54 to the Registration Statement on Form S-4,
                            as amended, of the Registrant, File No. 333-57365.)
          10.49          -- Promissory Note dated June 17, 1998 executed by IWL
                            payable to the order of Bank One, in the principal amount
                            of $4,000,000.00. (Incorporated by reference to Exhibit
                            10.55 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)

          10.50          -- Eighth Amendment to Loan and Security Agreement dated as of June 18, 1998 by and between CapRock
                            Telecommunications and Bank One. (Incorporated by
                            reference to Exhibit 10.56 to the Registration Statement
                            on Form S-4, as amended, of the Registrant, File No.
                            333-57365.)
          10.51          -- Renewal and Extension Promissory Note dated as June 18,
                            1998 executed by CapRock Telecommunications payable to
                            the order of Bank One, in the principal amount of
                            $7,000,000.00. (Incorporated by reference to Exhibit
                            10.57 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)
          10.52          -- Intercompany Promissory Note dated as of June 18, 1998
                            originally executed by CapRock Fiber payable to the order
                            of Telecommunications in the principal amount of
                            $2,500,000.00 and endorsed by CapRock Telecommunications
                            in favor of Bank One. (Incorporated by reference to
                            Exhibit 10.58 to the Registration Statement on Form S-4,
                            as amended, of the Registrant, File No. 333-57365.)
          10.53          -- Ninth Amendment to Loan and Security Agreement dated as
                            July 9, 1998 by and between CapRock Telecommunications
                            and Bank One. (Incorporated by reference to Exhibit 10.59
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.54          -- Third Amendment to Loan Agreement dated as of June 18,
                            1998 by and between CapRock Fiber and Bank One.
                            (Incorporated by reference to Exhibit 10.60 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.55          -- Fourth Amendment to Loan Agreement dated as of July 9,
                            1998, by and between CapRock Fiber and Bank One.
                            (Incorporated by reference to Exhibit 10.61 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.56          -- Form of Escrow Agreement. (Incorporated by reference to
                            Exhibit 10.62 to the Registration Statement on Form S-4,
                            as amended, of the Registrant, File No. 333-57365.)
          10.57          -- Form of Exchange Agent Agreement by and between the
                            Registrant and PNC Bank, National Association.
                            (Incorporated by reference to Exhibit 10.57 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-64699.)
          10.58          -- Addison Circle One Office Lease Agreement between
                            Champion Addison One Limited Partnership, a limited
                            partnership, as Landlord and the Registrant, as Tenant
                            (Incorporated by reference to Exhibit 10.58 to the
                            Registration Statement on Form S-1, as amended, of the
                            Registrant, File No. 333-74735.)
          10.59          -- Form of Carrier Agreement. (Incorporated by reference to
                            Exhibit 10.59 to the Registration Statement on Form S-1,
                            as amended, of the Registrant, File No. 333-74735.)
          10.60          -- Amendment to Addison Circle One Office Lease Agreement.
                            (Incorporated by reference to Exhibit 10.60 to the
                            Registration Statement on Form S-1, as amended, of the
                            Registrant, File No. 333-74735.)
          10.61          -- Note Purchase Agreement dated May 13, 1999 by and among the Registrant and various initial purchasers.+
          10.62          -- Form of Exchange Agent Agreement by and between the
                            Registrant and Chase Manhattan Trust Company, National
                            Association, Trustee.

          10.63          -- Form of Purchase Agreement (Incorporated by reference to
                            Exhibit 1.1 to the Registration Statement on Form S-1, as
                            amended, of the Registrant, File No. 333-74735.)
          16.1           -- Letter re: Change in Accountants. (Incorporated by
                            reference to Exhibit 16.1 to the Registration Statement
                            on Form S-4, as amended, of the Registrant, File No.
                            333-57365.)
          21.1           -- Subsidiaries of the Registrant. (Incorporated by
                            reference to Exhibit 21.1 to the Registration Statement
                            on Form S-1, as amended, of the Registrant, File No.
                            333-74735.)
          23.1           -- Consent of KPMG LLP.
          23.2           -- Consent of Burds Reed & Mercer, P.C.
          23.3           -- Consent of Munsch Hardt Kopf & Harr, P.C. (Included in
                            the opinion filed as Exhibit 5.1 to this Registration
                            Statement.)
          24.1           -- Power of Attorney+
          25.1           -- Statement of Eligibility and Qualification on Form T-1
                            under the Trust Indenture Act of 1939 of Chase Manhattan
                            Trust Company, National Association, as Trustee of the
                            Indenture relating to the 11 1/2% Senior Notes due 2009,
                            Series B.+
          99.1           -- Form of Letter of Transmittal.+
          99.2           -- Form of Notice of Guaranteed Delivery.+
          99.3           -- Form of Letter to Brokers, Dealers, Commercial Banks,
                            Trust Companies and other Nominees.+
          99.4           -- Form of Letter to Clients.+
          99.5           -- Instruction to Registered Holder and/or Book-Entry
                            Transfer Participant from Beneficial Owner.+
          99.6           -- Guidelines for Certification of Taxpayer Identification
                            Number on substitute Form W-9.+


---------------

# Confidential treatment was granted.


+ Previously filed


ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling president, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each ruling of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 30th day of July, 1999.


                                            CAPROCK COMMUNICATIONS CORP.

                                            By:  /s/ JERE W. THOMPSON, JR.
                                              ----------------------------------
                                                    Jere W. Thompson, Jr.
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

              /s/ JERE W. THOMPSON, JR.                Chief Executive Officer,          July 30, 1999
-----------------------------------------------------    Chairman of the Board, and
                Jere W. Thompson, Jr.                    Director (Principal
                                                         Executive Officer)

                /s/ KEVIN W. MCALEER                   Senior Vice President and         July 30, 1999
-----------------------------------------------------    Chief Financial Officer
                  Kevin W. McAleer                       (Principal Financial
                                                         Officer)

                          *                            President, Vice Chairman of       July 30, 1999
-----------------------------------------------------    the Board, and Director
                Ignatius W. Leonards

                          *                            Executive Vice President and      July 30, 1999
-----------------------------------------------------    Director
                  Timothy W. Rogers

                          *                            Corporate Controller              July 30, 1999
-----------------------------------------------------    (Principal Accounting
                 Matthew M. Kingsley                     Officer)

                          *                            Director                          July 30, 1999
-----------------------------------------------------
                    Mark Langdale

                          *                            Director                          July 30, 1999
-----------------------------------------------------
               Christopher J. Amenson

                          *                            Director                          July 30, 1999
-----------------------------------------------------
                   John R. Harris

                          *                            Director                          July 30, 1999
-----------------------------------------------------
               Richard G. Ellenberger

           *By: /s/ JERE W. THOMPSON, JR.
  ------------------------------------------------
                Jere W. Thompson, Jr.
                  Attorney-in-fact

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------

           2.1           -- Agreement and Plan of Merger and Plan of Exchange, dated as of February 16, 1998, by and among the Registrant, IWL
                            Communications, Incorporated ("IWL"), IWL Acquisition
                            Corp., CapRock Communications Corp. (n/k/a CapRock
                            Telecommunications Corp. ("CapRock Telecommunications")),
                            CapRock Acquisition Corp., and CapRock Fiber Network,
                            Ltd. ("CapRock Fiber" and collectively, the "Parties").
                            The schedules to the Agreement and Plan of Merger and
                            Plan of Exchange and the appendices thereto have been
                            omitted. The Registrant will furnish supplementally to
                            the Securities and Exchange Commission any of the
                            schedules or appendices upon request. (Incorporated by
                            reference to Exhibit 2.1 to the Registration Statement on
                            Form S-4, as amended, of the Registrant, File No.
                            333-57365.)
           2.2           -- First Amendment to Agreement and Plan of Merger and Plan
                            of Exchange, dated as of April 30, 1998, by and among the
                            Parties. (Incorporated by reference to Exhibit 2.2 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
           2.3           -- Second Amendment to Agreement and Plan of Merger and Plan
                            of Exchange, dated as of June 19, 1998, by and among the
                            Parties. (Incorporated by reference to Exhibit 2.3 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
           2.4           -- Third Amendment to Agreement and Plan of Merger and Plan
                            of Exchange, dated as of July 8, 1998, by and among the
                            Parties. (Incorporated by reference to Exhibit 2.4 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
           3.1           -- Articles of Incorporation of the Registrant.
                            (Incorporated by reference to Exhibit 3.1 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
           3.2           -- Bylaws of the Registrant. (Incorporated by reference to
                            Exhibit 3.2 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-64699.)
           4.1           -- Specimen Certificate for the Common Stock of the
                            Registrant (Incorporated by reference to Exhibit 4.3 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365).
           4.2           -- Indenture dated as of July 16, 1998, among the
                            Registrant, CapRock Telecommunications, CapRock Fiber,
                            IWL and PNC Bank, National Association, Trustee.
                            (Incorporated by reference to Exhibit 4.1 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-64699.)
           4.3           -- Registration Rights Agreement dated July 16, 1998, among the Registrant, CapRock Telecommunications, CapRock
                            Fiber, and Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated, Donaldson, Lufkin & Jenrette Securities
                            Corporation and BancOne Capital Markets, Inc.
                            (Incorporated by reference to Exhibit 4.2 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-64699.)
           4.4           -- Form of Warrant Agreement between IWL and Cruttenden Roth
                            Incorporated. (Incorporated by reference to Exhibit 1.2
                            to the Registration Statement on Form S-1 of IWL, as
                            amended, File No. 333-22801.)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           4.5           -- Registration Rights Agreement dated January 22, 1998,
                            between IWL and Nera Limited. (Incorporated by reference
                            to Exhibit 4.5 to the Registration Statement on Form S-4,
                            as amended, of the Registrant, File No. 333-57365.)
           4.6           -- Registration Rights Agreement dated January 22, 1998 by and among IWL, Thomas Norman Blair and Margaret Helen
                            Blair. (Incorporated by reference to Exhibit 4.6 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
           4.7           -- Registration Rights Agreement dated May 18, 1999, among the Registrant, Merrill Lynch, Pierce, Fenner & Smith
                            Incorporated, Chase Securities Inc., Bear, Stearns & Co.
                            Inc., Donaldson, Lufkin & Jenrette Securities Corporation
                            and Goldman, Sachs & Co.+
           4.8           -- Indenture dated as of May 18, 1999, between the
                            Registrant and Chase Manhattan Trust Company, National
                            Association, Trustee.+
           5.1           -- Opinion of Munsch Hardt Kopf & Harr, P.C. regarding
                            validity of securities being registered.
          10.1           -- CapRock Communications Corp. 1998 Equity Incentive Plan.
                            (Incorporated by reference to Exhibit 10.1 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.2           -- CapRock Communications Corp. 1998 Director Stock Option
                            Plan. (Incorporated by reference to Exhibit 10.2 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.3           -- Employment Agreement between the Registrant and Ignatius
                            W. Leonards. (Incorporated by reference to Exhibit 10.5
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.4           -- Employment Agreement between the Registrant and Byron M.
                            Allen. (Incorporated by reference to Exhibit 10.6 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.5           -- Employment Agreement between the Registrant and Errol
                            Olivier. (Incorporated by reference to Exhibit 10.7 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.6           -- Employment Agreement between the Registrant and Richard
                            H. Roberson. (Incorporated by reference to Exhibit 10.8
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.7           -- Employment Agreement between the Registrant and Bryan
                            Olivier. (Incorporated by reference to Exhibit 10.9 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.8           -- Employment Agreement between the Registrant and Jere W.
                            Thompson, Jr. (Incorporated by reference to Exhibit 10.10
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.9           -- Employment Agreement between the Registrant and Scott L.
                            Roberts. (Incorporated by reference to Exhibit 10.11 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.10          -- Employment Agreement between the Registrant and Timothy
                            W. Rogers. (Incorporated by reference to Exhibit 10.12 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.11          -- Employment Agreement between the Registrant and Timothy
                            M. Terrell. (Incorporated by reference to Exhibit 10.13
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.12          -- Employment Agreement between the Registrant and Kevin W.
                            McAleer. (Incorporated by reference to Exhibit 10.14 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.13          -- Office Lease Agreement dated May 22, 1996, by and between
                            Ellington Field, Ltd., a Texas limited partnership, and
                            IWL. (Incorporated by reference to Exhibit 10.5 to the
                            IWL Registration Statement on Form S-1, as amended, File
                            No. 333-22801.)
          10.14          -- Satellite Information Network Service Agreement dated May
                            1, 1994, by and between IWL and the Information
                            Telegraphy Agency of Russia ITAR-TASS.# (Incorporated by
                            reference to Exhibit 10.9 to the Registration Statement
                            on Form S-1, as amended, of IWL, File No. 333-22801.)
          10.15          -- Reseller Agreement dated December 31, 1996, by and
                            between Alcatel Network Systems, Inc. and IWL.
                            (Incorporated by reference to Exhibit 10.10 to the
                            Registration Statement on Form S-1, as amended, of IWL,
                            File No. 333-22801.)#
          10.16          -- Form of Service Agreement (Incorporated by reference to
                            Exhibit 10.16 to the Registration Statement on Form S-1,
                            as amended, of the Registrant, File No. 333-74735.)
          10.17          -- Lease Agreement dated November 18, 1996, by and between
                            IWL and CLG, Inc. (Incorporated by reference to Exhibit
                            10.13 to the Registration Statement on Form S-1, as
                            amended, of IWL, File No. 333-22801.)
          10.18          -- Promissory Note dated September 20, 1996 payable by IWL to First Bank and Trust, Cleveland, Texas. (Incorporated
                            by reference to Exhibit 10.15 to the Registration
                            Statement on Form S-1, as amended, of IWL, File No.
                            333-22801.)
          10.19          -- Loan Agreement and Security Agreement dated December 20,
                            1995 between IWL and Marine Midland Business Loans, Inc.
                            (Incorporated by reference to Exhibit 10.16 to the
                            Registration Statement on Form S-1, as amended, of IWL,
                            File No. 333-22801.)
          10.20          -- Second Amendment to Loan and Security Agreement dated as of May 7, 1997, between IWL and Marine Midland Business
                            Loans, Inc. (Incorporated by reference to Exhibit 10.9 to
                            the Registration Statement on Form S-1, as amended, of
                            IWL, File No. 333-22801.)
          10.21          -- Letter Agreement dated February 28, 1997, by and between
                            IWL and Marine Midland Bank as successor-in-interest to
                            Marine Midland Business Loans, Inc. (Incorporated by
                            reference to the Registration Statement on Form S-1, as
                            amended, of IWL, File No. 333-22801.)
          10.22          -- Credit Agreement, dated August 1, 1997, executed by and between IWL and Bank One, Texas, N.A. ("Bank One").
                            (Incorporated by reference to Exhibit 10.22 to the Form
                            10K for the year ending June 30, 1997 of IWL, File No.
                            0-22293.)
          10.23          -- Promissory Note, dated August 1, 1997, in the principal amount of $822,000.00, executed by IWL, and made payable
                            to Bank One. (Incorporated by reference to Exhibit 10.23
                            to the Form 10K of IWL for the year ending June 30, 1997,
                            File No. 0-22293.)
          10.24          -- Promissory Note, dated August 1, 1997, in the principal amount of $605,000.00, executed by IWL, and made payable
                            to Bank One. (Incorporated by reference to Exhibit 10.24
                            to the Form 10-K of IWL for the year ending June 30,
                            1997, File No. 0-22293.)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.25          -- Collateral Assignment and Security Agreement, dated
                            August 1, 1997, executed by IWL, as assignor, and Bank
                            One, as assignee. (Incorporated by reference to Exhibit
                            10.25 to the Form 10K of IWL for the year ending June 30,
                            1997, File No. 0-22293.)
          10.26          -- Revolving Credit Agreement, dated August 1, 1997,
                            executed by and between IWL and Bank One. (Incorporated
                            by reference to Exhibit 10.26 to the Form 10K of IWL for
                            the year ending June 30, 1997, File No. 0-22293.)
          10.27          -- Promissory Note, dated August 1, 1997, in the principal amount of $5,000,000.00, executed by IWL, and made
                            payable to Bank One. (Incorporated by reference to
                            Exhibit 10.27 to the Form 10K of IWL for the year ending
                            June 30, 1997, File No. 0-22293.)
          10.28          -- Security Agreement, dated August 1, 1997, executed by
                            IWL, as debtor, and Bank One, as secured party.
                            (Incorporated by reference to Exhibit 10.28 to the Form
                            10K of IWL for the year ending June 30, 1997, File No.
                            0-22293.)
          10.29          -- Amended and Restated Credit Agreement, dated August 28,
                            1997, executed by and between IWL and Bank One.
                            (Incorporated by reference to Exhibit 10.29 to the Form
                            10K of IWL for the year ending June 30, 1997, File No.
                            0-22293.)
          10.30          -- Promissory Note, dated August 28, 1997, in the principal amount of $1,055,000.00, executed by IWL, and made
                            payable to Bank One. (Incorporated by reference to
                            Exhibit 10.30 to the Form 10K of IWL for the year ending
                            June 30, 1997, File No. 0-22293.)
          10.31          -- Telecommunications Equipment Lease Agreement dated as of
                            June 1, 1997 between IWL and Diamond Offshore Company.
                            (Incorporated by reference to Exhibit 10.4 to the Form
                            10K of IWL for the year ending June 30, 1997, File No.
                            0-22293.)#
          10.32          -- Sublease dated November 22, 1994 by and between CapRock
                            Telecommunications and Arkwright Mutual Insurance
                            Company. (Incorporated by reference to Exhibit 10.35 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.33          -- Loan and Security Agreement dated March 14, 1996 by and between CapRock Telecommunications and Bank One, as
                            amended. (Incorporated by reference to Exhibit 10.36 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.34          -- Sixth Renewal Extension $2,500,000 Promissory Note dated
                            December 31, 1997 payable by CapRock Telecommunications
                            to Bank One. (Incorporated by reference to Exhibit 10.37
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.35          -- Form of CapRock Communications Corp. Commercial
                            Application. (Incorporated by reference to Exhibit 10.41
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.36          -- Form of CapRock Communications Corp. Commercial Agent
                            Application. (Incorporated by reference to Exhibit 10.42
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.37          -- Unlimited Guaranty dated March 9, 1996 by Jere W.
                            Thompson, Jr. for the benefit of Bank One. (Incorporated
                            by reference to Exhibit 10.43 to the Registration
                            Statement on Form S-4, as amended, of the Registrant,
                            File No. 333-57365.)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.38          -- Loan Agreement dated July 1, 1996 by and between CapRock
                            Fiber and Bank One. (Incorporated by reference to Exhibit
                            10.44 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)
          10.39          -- $10,000,000 Promissory Note dated July 1, 1996 by and
                            between CapRock Fiber and Bank One. (Incorporated by
                            reference to Exhibit 10.45 to the Registration Statement
                            on Form S-4, as amended, of the Registrant, File No.
                            333-57365.)
          10.40          -- Guaranty dated July 1, 1996 by CapRock Systems, Inc. in favor of Bank One. (Incorporated by reference to Exhibit
                            10.46 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)
          10.41          -- Guaranty dated July 1, 1996 by Mark Langdale in favor of
                            Bank One. (Incorporated by reference to Exhibit 10.47 to
                            the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.42          -- Guaranty dated July 1, 1996 by Jere W. Thompson, Jr. in favor of Bank One. (Incorporated by reference to Exhibit
                            10.48 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)
          10.43          -- Form of Note Purchase Agreement by and among the
                            Registrant and various initial purchasers. (Incorporated
                            by reference to Exhibit 10.49 to the Registration
                            Statement on Form S-4, as amended, of the Registrant,
                            File No. 333-57365.)
          10.44          -- Form of Contribution Agreement by the General Partner of
                            CapRock Fiber. (Incorporated by reference to Exhibit
                            10.50 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)
          10.45          -- First Amendment to Loan Agreement dated July 1, 1996 by and between CapRock Fiber and Bank One. (Incorporated by
                            reference to Exhibit 10.51 to the Registration Statement
                            on Form S-4, as amended, of the Registrant, File No.
                            333-57365.)
          10.46          -- Second Amendment to Loan Agreement dated April 29, 1998 by and between CapRock Fiber and Bank One. (Incorporated
                            by reference to Exhibit 10.52 to the Registration
                            Statement on Form S-4, as amended, of the Registrant,
                            File No. 333-57365.)
          10.47          -- License Agreement dated June 16, 1998 by and between
                            CapRock Telecommunications and RiverRock Systems, Ltd.
                            (Incorporated by reference to Exhibit 10.53 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.48          -- Modification Agreement dated as of June 17, 1998 by and between IWL and Bank One. (Incorporated by reference to
                            Exhibit 10.54 to the Registration Statement on Form S-4,
                            as amended, of the Registrant, File No. 333-57365.)
          10.49          -- Promissory Note dated June 17, 1998 executed by IWL
                            payable to the order of Bank One, in the principal amount
                            of $4,000,000.00. (Incorporated by reference to Exhibit
                            10.55 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)
          10.50          -- Eighth Amendment to Loan and Security Agreement dated as of June 18, 1998 by and between CapRock
                            Telecommunications and Bank One. (Incorporated by
                            reference to Exhibit 10.56 to the Registration Statement
                            on Form S-4, as amended, of the Registrant, File No.
                            333-57365.)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          10.51          -- Renewal and Extension Promissory Note dated as June 18,
                            1998 executed by CapRock Telecommunications payable to
                            the order of Bank One, in the principal amount of
                            $7,000,000.00. (Incorporated by reference to Exhibit
                            10.57 to the Registration Statement on Form S-4, as
                            amended, of the Registrant, File No. 333-57365.)
          10.52          -- Intercompany Promissory Note dated as of June 18, 1998
                            originally executed by CapRock Fiber payable to the order
                            of Telecommunications in the principal amount of
                            $2,500,000.00 and endorsed by CapRock Telecommunications
                            in favor of Bank One. (Incorporated by reference to
                            Exhibit 10.58 to the Registration Statement on Form S-4,
                            as amended, of the Registrant, File No. 333-57365.)
          10.53          -- Ninth Amendment to Loan and Security Agreement dated as
                            July 9, 1998 by and between CapRock Telecommunications
                            and Bank One. (Incorporated by reference to Exhibit 10.59
                            to the Registration Statement on Form S-4, as amended, of
                            the Registrant, File No. 333-57365.)
          10.54          -- Third Amendment to Loan Agreement dated as of June 18,
                            1998 by and between CapRock Fiber and Bank One.
                            (Incorporated by reference to Exhibit 10.60 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.55          -- Fourth Amendment to Loan Agreement dated as of July 9,
                            1998, by and between CapRock Fiber and Bank One.
                            (Incorporated by reference to Exhibit 10.61 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-57365.)
          10.56          -- Form of Escrow Agreement. (Incorporated by reference to
                            Exhibit 10.62 to the Registration Statement on Form S-4,
                            as amended, of the Registrant, File No. 333-57365.)
          10.57          -- Form of Exchange Agent Agreement by and between the
                            Registrant and PNC Bank, National Association.
                            (Incorporated by reference to Exhibit 10.57 to the
                            Registration Statement on Form S-4, as amended, of the
                            Registrant, File No. 333-64699.)
          10.58          -- Addison Circle One Office Lease Agreement between
                            Champion Addison One Limited Partnership, a limited
                            partnership, as Landlord and the Registrant, as Tenant
                            (Incorporated by reference to Exhibit 10.58 to the
                            Registration Statement on Form S-1, as amended, of the
                            Registrant, File No. 333-74735.)
          10.59          -- Form of Carrier Agreement. (Incorporated by reference to
                            Exhibit 10.59 to the Registration Statement on Form S-1,
                            as amended, of the Registrant, File No. 333-74735.)
          10.60          -- Amendment to Addison Circle One Office Lease Agreement.
                            (Incorporated by reference to Exhibit 10.60 to the
                            Registration Statement on Form S-1, as amended, of the
                            Registrant, File No. 333-74735.)
          10.61          -- Note Purchase Agreement dated May 13, 1999 by and among the Registrant and various initial purchasers.+
          10.62          -- Form of Exchange Agent Agreement by and between the
                            Registrant and Chase Manhattan Trust Company, National
                            Association, Trustee.
          10.63          -- Form of Purchase Agreement (Incorporated by reference to
                            Exhibit 1.1 to the Registration Statement on Form S-1, as
                            amended, of the Registrant, File No. 333-74735.)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          16.1           -- Letter re: Change in Accountants. (Incorporated by
                            reference to Exhibit 16.1 to the Registration Statement
                            on Form S-4, as amended, of the Registrant, File No.
                            333-57365.)
          21.1           -- Subsidiaries of the Registrant. (Incorporated by
                            reference to Exhibit 21.1 to the Registration Statement
                            on Form S-1, as amended, of the Registrant, File No.
                            333-74735.)
          23.1           -- Consent of KPMG LLP.
          23.2           -- Consent of Burds Reed & Mercer, P.C.
          23.3           -- Consent of Munsch Hardt Kopf & Harr, P.C. (Included in
                            the opinion filed as Exhibit 5.1 to this Registration
                            Statement.)
          24.1           -- Power of Attorney.+
          25.1           -- Statement of Eligibility and Qualification on Form T-1
                            under the Trust Indenture Act of 1939 of Chase Manhattan
                            Trust Company, National Association, as Trustee of the
                            Indenture relating to the 11 1/2% Senior Notes due 2009,
                            Series B.+
          99.1           -- Form of Letter of Transmittal.+
          99.2           -- Form of Notice of Guaranteed Delivery.+
          99.3           -- Form of Letter to Brokers, Dealers, Commercial Banks,
                            Trust Companies and other Nominees.+
          99.4           -- Form of Letter to Clients.+
          99.5           -- Instruction to Registered Holder and/or Book-Entry
                            Transfer Participant from Beneficial Owner.+
          99.6           -- Guidelines for Certification of Taxpayer Identification
                            Number on substitute Form W-9.+


---------------

# Confidential treatment was granted.


+ Previously filed.